                                                      Rule 424(b)(1)
                                                      Registration No. 333-34751

PROSPECTUS

                                2,100,000 SHARES

                        [HEALTHWORLD CORPORATION LOGO]

                                  Common Stock

                         ------------------------------

     Healthworld Corporation (the 'Company') is hereby offering 2,100,000 shares of its common stock, $.01 par value per share (the 'Common Stock'). Prior to the Offering, there has been no public market for the Common Stock of the Company. See 'Underwriting' for a discussion of the factors considered in determining the initial public offering price of the Common Stock. The Common Stock has been approved for quotation on The Nasdaq National Market under the symbol 'HWLD.'

                         ------------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE 'RISK FACTORS' BEGINNING ON PAGE 7.

                         ------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        UNDERWRITING
                                                PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                 PUBLIC                COMMISSIONS(1)              COMPANY(2)

Per Share.............................             $9.00                     $0.63                     $8.37
Total(3)..............................             $18,900,000               $1,323,000                $17,577,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Excludes a non-accountable expense allowance payable by the Company to C. E. Unterberg, Towbin and Pennsylvania Merchant Group Ltd, the representatives (the 'Representatives') of the several underwriters (the 'Underwriters'), equal to 1% of the gross proceeds of the Offering. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses of the Offering payable by the Company, estimated at $1.9 million.

(3) The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 315,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $21,735,000, $1,521,450 and $20,213,550, respectively. See 'Underwriting.'

     The shares of Common Stock are offered by the Underwriters, subject to receipt and acceptance of such shares by them. The Underwriters reserve the right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York, on or about November 26, 1997.

                         ------------------------------

C. E. UNTERBERG, TOWBIN                          PENNSYLVANIA MERCHANT GROUP LTD

               The date of this Prospectus is November 21, 1997

[THE NAME 'HEALTHWORLD CORPORATION' ABOVE A PICTURE OF THE EARTH, BENEATH WHICH
                      IS A LIST OF THE COMPANY'S SERVICES]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

     'Healthworld' and the Healthworld logo are registered trademarks for which the Company holds a license. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

     [Three page fold out containing the Healthworld name and logo, along with the phrase underneath the name and logo 'Worldwide Healthcare Communications,' various pictures of services provided by the Company and advertising campaigns and campaign materials prepared by the Company, and the following textual statements: 'The Company provides a wide array of marketing and communications services to its clients, ranging from the execution of a discrete marketing project, such as designing product packaging, to taking responsibility for the overall marketing message, which enables the Company to incorporate a wide variety of its services into one integrated marketing campaign' and 'The Company is a licensee of Healthworld B.V., a worldwide network of licensed independent agencies offering marketing and communications services. Through Healthworld B.V., the Company is able to offer its clients the creative talents and marketing expertise of experienced agencies, as well as their knowledge of local markets, to develop consistent, integrated multinational programs.']

                               PROSPECTUS SUMMARY

     On November 12, 1997, Healthworld Corporation acquired (the 'Consolidation'), in exchange for shares of its Common Stock, all of the issued and outstanding common stock of each of (i) Girgenti, Hughes, Butler & McDowell, Inc. ('GH') and its affiliated entities, consisting of Medical Education Technologies, Inc., Syberactive, Inc., Brand Research Corporation, Black Cat Graphics, Inc. and GHBM, Inc. (together with GH, 'GHB&M'), each of which is under common control and management, and (ii) Milton Marketing Group Limited and its subsidiaries ('Milton'). Unless otherwise indicated, all references herein to the 'Company' include GHB&M and Milton and give effect to the Consolidation and all references herein to 'Healthworld' refer to Healthworld Corporation prior to the consummation of the Consolidation. The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements and the related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein assume no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Healthworld is an international marketing and communications services company specializing in health care. Healthworld acquired GHB&M and Milton on November 12, 1997 and conducts all of its operations in the United States through GHB&M and all of its operations in the United Kingdom through Milton, which have been operating in the marketing and communications industry since April 1986 and August 1978, respectively. See 'The Consolidation.'

     The Company provides many of the world's largest pharmaceutical and other health care companies with a comprehensive range of integrated strategic marketing services designed to accelerate the market acceptance of new products and to sustain marketability throughout their life-cycles. The Company's services include advertising and promotion, contract sales, consulting, publishing, medical education, public relations, interactive multimedia, database marketing and marketing research services. The Company offers its clients global reach and expertise through its operations in the United States and the United Kingdom, and through Healthworld B.V., a world-wide network of licensed independent marketing and communications agencies located in 13 other countries, in which GHB&M and Milton are founding licensees.

     The Company believes that its understanding of the scientific and medical issues relating to its clients' products and its in-depth knowledge of the health care industry and regulatory environment are competitive advantages and are critical for developing the most effective marketing and communications campaigns and strategies. The Company relies on its creative talent and utilizes new media and technologies to continually develop better ways to effectively promote its clients' products. GHB&M, which has consistently been recognized in the industry as one of the top health care communications agencies, was named 'Agency of the Year' in 1993 and 1996 by Med Ad News, a leading medical advertising and communications trade publication, based on a number of criteria, including creative marketing ability and account wins and losses, and was a finalist for such award in 1992 and 1994. GHB&M was also named 'Most Creative Agency' by Med Ad News in 1995 based on a poll of the presidents of the top 50 communications agencies. The Company believes that GHB&M was one of the first companies to develop a direct-to-consumer marketing ('DTC') campaign for a prescription drug, and that it is an industry leader in the development of DTC campaigns based on the number of DTC assignments it has performed. The Company also believes that Milton is an industry leader in the development of marketing strategies and campaigns for 'switching' a drug from prescription to over-the-counter status, based on the number of switching assignments it has performed.

     Pharmaceutical and other health care companies have been increasing their spending on marketing and communications services and, in response to cost-containment pressures, are increasingly outsourcing certain labor intensive, high cost services, including marketing and sales and research functions. According to industry sources, worldwide spending by pharmaceutical and biotechnology companies on promotional marketing and contract sales is estimated to reach $5.9 billion in 1997. The Company believes that these spending levels will continue to increase as companies seek to recoup the high costs of product development, maximize sales, develop brand loyalty and achieve a high market share in the shortest possible time period due to a limited patent life on new products. In addition, cost constraints imposed as a result of health care reform and the emergence of managed care have forced pharmaceutical and other health care companies to spend more on marketing and communications services to educate the market as to cost-effectiveness as well as the safety and efficacy of their products.

     Furthermore, the use of DTC to promote prescription drugs has grown rapidly and is expected to continue to grow in the future. In 1996, the first year in which more money was spent on DTC than on advertising to physicians, industry sources report that pharmaceutical companies spent approximately $600 million on DTC, which is twice as much as was spent in 1995 and almost 10 times more than in 1991, and that figures for the first few months of 1997 suggest that the total may double again and exceed $1.0 billion for the year. In fiscal 1994, 1995, 1996 and the fiscal nine months ended September 30, 1996 and 1997, the Company's revenues from DTC represented 18%, 21%, 20%, 18% and 15%, respectively, of the Company's pro forma combined revenues.

     The Company's contract sales teams form a network of trained professionals that provides clients with substantial flexibility in selecting the extent and costs of promoting products as well as such clients' level of involvement in managing the sales effort. The Company believes that the speed of recruitment, quality of training and management of sales representatives, supported by advanced information technology, are key to providing clients with a sales force tailored to meet their geographic and scheduling needs. Currently, the Company's contract sales organization operates in the United Kingdom and provides its services primarily to consumer products companies, utilities and other non-health care related companies. The Company began providing contract sales services to pharmaceutical and other health care companies in the United Kingdom in May 1997, and as of September 30, 1997 revenues generated from such clients were not significant. The Company intends to expand its contract sales organization into the United States in the second quarter of 1998 and believes that such expansion will enable it to complement its existing communications services with a flexible sales force designed to augment its clients' sales activities.

     The Company's strategy is to capitalize on continued growth in marketing and communications spending by pharmaceutical and other health care companies by
(i) maintaining and enhancing its creative excellence and technical expertise,
(ii) offering its clients a comprehensive range of integrated services, (iii) continuing to specialize in health care marketing and communications services,
(iv) increasing its contract sales services, and (v) further expanding globally. The Company intends to implement its strategy through internal development and potential acquisitions.

     Healthworld was incorporated in Delaware in September 1996 and conducted no operations prior to the consummation of the Consolidation on November 12, 1997. The Company's principal executive offices are located at 100 Avenue of the Americas, New York, New York 10013. The Company's telephone number is (212) 966-7640.

                                  THE OFFERING

Common Stock offered by the Company..........  2,100,000 shares

Common Stock to be outstanding immediately
  after the Offering.........................  7,100,000 shares(1)(2)

Use of Proceeds..............................  For (i) start-up and other funding costs relating to the expansion of the Company's contract sales operations into the United States,
                                               (ii) capital expenditures associated with the expansion of the
                                               Company's New York facility, (iii) the repayment of a $456,000 loan, and (iv) working capital and general corporate purposes, including potential acquisitions. See 'Use of Proceeds.'

Nasdaq National Market Symbol................  HWLD

------------------
(1) Includes 5,000,000 shares of Common Stock issued in connection with the Consolidation.

(2) Excludes 710,000 shares of Common Stock reserved for issuance upon the exercise of stock options which may be granted under the Company's 1997 Stock Option Plan (the 'Stock Option Plan'), none of which have been granted to date. As of the date of this Prospectus, the Company will grant options under the Stock Option Plan to purchase up to an aggregate of 539,500 shares of Common Stock, at an exercise price per share equal to the initial public offering price. See 'Management--Stock Option Plan.'

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

     The following summary pro forma combined financial information gives effect to the Consolidation, among other events, as more fully described in 'The Consolidation,' and should be read in conjunction with the Company's unaudited Pro Forma Combining Financial Statements and notes thereto, the Combined Financial Statements of GHB&M and notes thereto, the Consolidated Financial Statements of Milton and notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained elsewhere in this Prospectus. The Consolidation will be accounted for as a pooling of interests. Such financial data covers periods when GHB&M and Milton were not under common control or management and may not be indicative of results that would have been reported had the Consolidation and the other pro forma adjustments occurred nor may it be indicative of the Company's future financial position or operating results.

                                                                                               NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31, (1)     SEPTEMBER 30, (2)
                                                              -----------------------------    ------------------
                                                               1994       1995       1996       1996       1997
                                                              -------    -------    -------    -------    -------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues...................................................   $13,081    $16,767    $24,209    $17,359    $23,186
Operating expenses:
  Salaries and related costs...............................     7,890      9,857     15,733     11,889     16,042
  Other operating expenses.................................     3,727      4,469      5,274      3,729      4,358
                                                              -------    -------    -------    -------    -------
                                                               11,617     14,326     21,007     15,618     20,400
                                                              -------    -------    -------    -------    -------
Income from operations.....................................     1,464      2,441      3,202      1,741      2,786
Income before provision for income taxes...................     1,450      2,439      3,133      1,726      2,794
Net income(3)..............................................   $   837    $ 1,401    $ 1,828    $ 1,003    $ 1,612
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------
Earnings per share.........................................   $  0.17    $  0.28    $  0.37    $  0.20    $  0.32
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------
Shares used in computing earnings per share................     5,000      5,000      5,000      5,000      5,000

                                                                                             SEPTEMBER 30, 1997
                                                                                         ---------------------------
                                                                                                        PRO FORMA
                                                                                         PRO FORMA    AS ADJUSTED(4)
                                                                                         ---------    --------------
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.......................................................................    $   594        $ 16,071
Total assets..........................................................................     22,677          37,698
Long-term debt, including current portion.............................................      1,275             819
Stockholders' equity..................................................................      6,597          20,074

------------------
(1) Includes financial data for GHB&M based on a December 31 fiscal year end and for Milton based on a November 30 fiscal year end.

(2) Includes financial data for GHB&M for the nine month period ended September 30 and for Milton for the nine month period ended August 31.

(3) As a result of the consummation of the Consolidation on November 12, 1997, the status of the companies comprising GHB&M as 'S Corporations' under Subchapter S of the Internal Revenue Code of 1986, as amended (the 'Code'), terminated. The pro forma provision for income taxes reflects a provision for federal income taxes as if each of such entities were a 'C Corporation' rather than an 'S Corporation' for such periods. See 'The Consolidation.'

(4) Gives effect to the Offering and the application of the estimated net proceeds therefrom, including the repayment of a $456,000 loan. See 'Use of Proceeds.'

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk and immediate substantial dilution. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following considerations and risks in evaluating an investment in the Company.

     ABSENCE OF COMBINED OPERATING HISTORY. Although GHB&M and Milton have been operating in the advertising, marketing and communications industry since April 1986 and August 1978, respectively, Healthworld, which was incorporated in September 1996, conducted no operations and generated no revenues prior to its acquisition of GHB&M and Milton on November 12, 1997. GHB&M and Milton have historically operated and will continue to operate as separate entities after the Consolidation. The Company intends to manage the operations of each of GHB&M and Milton, institute necessary Company-wide systems and procedures to effectively provide such management, and implement its growth strategy, and does not expect to realize any cost reductions in the foreseeable future as a result of the Consolidation. The inability of the Company to successfully manage GHB&M and Milton would have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's growth strategy will be successful. The unaudited pro forma combining historical financial results of the Company cover periods when GHB&M, Milton and Healthworld were not under common control or management and, therefore, may not be indicative of results that would have been reported by the Company had such events occurred on the dates specified, nor may they be indicative of the Company's future financial or operating results. See 'The Consolidation,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' the Company's Pro Forma Combining Financial Statements, the Combined Financial Statements of GHB&M and the related notes thereto, and the Consolidated Financial Statements of Milton and the related notes thereto.

     DEPENDENCE ON CERTAIN KEY CLIENTS. The Company's revenues are highly dependent upon the advertising, sales and marketing expenditures of pharmaceutical and other health care companies and other clients. Generally, clients are not bound to an individual marketing and communications company, and any client of the Company could at any time in the future and for any reason, including a prolonged economic recession or regulatory problems with respect to a product, reduce its marketing budget, transfer its business to another agency or take in-house all or part of the business performed by the Company.

     The Company derives a large portion of its revenues from a small number of clients. These clients generally do not engage the Company on an exclusive basis and may engage different agencies for different services with respect to their products or with respect to a particular product. Moreover, the contracts with the Company's clients, except with respect to contract sales services, generally have a term of one year and, with respect to long-term projects, are renewed on a year-to-year basis. Such contracts typically relate to specific services or services only for specific products and may be terminated by the client on short notice. The Company's contracts relating to its contract sales services generally are either short-term (i.e., one week to six months) or long-term (i.e., up to three years), and may also be terminated by the client on short notice. As a result, the Company's results of operations may be materially adversely affected by the loss of one or more of its clients, the deterioration of the Company's relationship with any of its major clients, a decline in the business of its major clients or a decline in the marketing and communications spending by its major clients, either generally or with respect to specific products for which the Company is engaged. See 'Business--Clients' and '--Competition.' In the third quarter of 1997, one of GHB&M's clients withdrew a product due to possible side effects previously not associated with such product, which, for the fiscal nine months ended September 30, 1996 and 1997, accounted for approximately 5.5% and 6.0%, respectively, of GHB&M's combined revenues and approximately 3.2% and 3.3%, respectively, of the Company's pro forma combined revenues. However, as is typically the case with the Company's clients, the Company is retained by the client to provide marketing and communications services with respect to multiple products, and the loss of business with respect to the withdrawn product is not expected to have a material adverse effect on the Company's results of operations.

     For the 1996 fiscal year and the fiscal nine months ended September 30, 1997, the five largest clients of the Company represented an aggregate of 52% and 48%, respectively, of the Company's pro forma combined revenues, and the five largest clients of GHB&M represented an aggregate of 78% and 80%, respectively, of GHB&M's combined revenues. For the 1996 fiscal year and the nine months ended August 31, 1997, the five largest clients of Milton represented an aggregate of 49% and 52%, respectively, of Milton's consolidated revenues. For the 1996 fiscal year, American Home Products (through its Wyeth-Ayerst Laboratories and Whitehall Laboratories divisions), Ortho/McNeil Pharmaceuticals (a division of Johnson & Johnson) and Kraft Jacobs Suchard Limited accounted for an aggregate of approximately 27%, 9% and 6%, respectively, of the Company's pro forma combined revenues, American Home Products, Ortho/McNeil Pharmaceuticals and Sanofi Winthrop Pharmaceuticals accounted for approximately 42%, 16% and 9%, respectively, of GHB&M's combined revenues, and Ionica plc, Kraft Jacobs Suchard Limited and The Hospital Savings Association accounted for approximately 13%, 13% and 8%, respectively, of Milton's consolidated revenues. For the fiscal nine months ended September 30, 1997, American Home Products, Ionica plc and Ortho/McNeil Pharmaceuticals accounted for approximately 18%, 9% and 9%, respectively, of the Company's pro forma combined revenues, American Home Products, Ortho/McNeil Pharmaceuticals and Sanofi Winthrop Pharmaceuticals accounted for approximately 33%, 17% and 11%, respectively, of GHB&M's combined revenues. For the nine months ended August 31, 1997, Ionica plc, News International and Kraft Jacobs Suchard Limited accounted for approximately 19%, 14% and 9%, respectively, of Milton's consolidated revenues.

     MANAGEMENT OF GROWTH; ACQUISITION RISKS. The Company's growth will depend on a number of factors, including the Company's ability to maintain the high quality of the services it provides to customers and to increase the number of services it provides to existing clients, as well as to recruit, motivate and retain highly skilled creative, technical and marketing personnel. Competition for highly qualified personnel in the health care communications industry is intense and the inability to attract and retain key personnel could have a material adverse effect upon the Company's business, results of operations or financial condition.


     The Company also intends to grow through the acquisition of businesses specializing primarily in servicing the pharmaceutical and other health care industries. Although the Company believes that opportunities for future acquisitions are currently available, due to considerable acquisitions and consolidations in the marketing and communications industry in recent years, increased competition for acquisition candidates exists and may continue in the future. Consequently, there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire, manage or successfully integrate acquired businesses without substantial costs, delays or operational or financial problems. While the Company regularly evaluates and discusses potential acquisitions, the Company currently has no understandings, commitments or agreements with respect to any acquisitions. The Company may be required to obtain additional financing to fund future acquisitions. The Company has no current commitments or arrangements for such additional financing and there can be no assurance that the Company will be able to obtain additional financing on acceptable terms or at all. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources' and 'Business--Strategy.'

     FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The results of operations of each of GHB&M and Milton have been, and the Company's results of operations are expected to be, subject to quarterly fluctuations. Generally, GHB&M's and Milton's revenues and profits are lowest in the first quarter and highest in the fourth quarter. GHB&M's and Milton's quarterly revenue trends result from a number of factors, including, among other things, the timing of commencement, completion or cancellation of major projects and industry billing practices which are tied to clients' annual marketing budgets, while GHB&M's and Milton's communications services expenses generally remain constant. The Company's quarterly results may fluctuate as a result of such factors and a number of additional factors, including delays or costs associated with acquisitions, government regulatory initiatives and conditions in the health care industry generally. The Company believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Operating Results.'

     CLIENT CONFLICTS OF INTEREST. Client conflicts of interest are inherent in the marketing and communications industry, particularly with respect to pharmaceutical and other health care clients for which the Company performs marketing and communications services, due to the proprietary nature of such clients' products. The Company's ability to compete for new clients and assignments is limited by the Company's general practice, and the practice followed by many of the Company's competitors, of not representing clients with competing product lines. In addition, the Company is often contractually precluded from representing companies with competing products. As a result, the Company may not be retained by existing, new or potential clients with respect to certain products if the Company provides marketing or communications services for competing products.

     COMPETITION; INDUSTRY CONSOLIDATION.  The health care marketing and communications industry throughout the United States and Europe is highly competitive. The Company competes with other marketing and communications firms, including international and local full-service and specialty marketing and communications firms and, with respect to contract sales and marketing services, with in-house sales departments of its clients and other contract sales and marketing organizations.

     Consolidation within the pharmaceutical and health care industries as well as a trend by pharmaceutical and health care companies to allocate outsourcing of sales, marketing and communications services to fewer organizations, has heightened the competition among such service providers for a smaller number of clients. In addition, many of the larger consumer marketing and communications companies have acquired health care marketing and communications companies, which themselves have been increasingly consolidating in recent years. Many of these companies have substantially greater financial resources, personnel and facilities than the Company. In addition, if the previously described consolidation trends continue, the Company may face greater competition for clients. Although the Company believes it is able to compete on the basis of the quality of its creative product, service, reputation and personal relationships with clients, there can be no assurance that the Company will be able to maintain its competitive position in the industry. See 'Business--Competition.'

     EXPANSION OF CONTRACT SALES SERVICES. Currently, the Company's contract sales organization operates only in the United Kingdom and provides its services primarily to consumer products companies, utilities and other nonhealth care related companies. The Company began providing contract sales services to pharmaceutical and other health care companies in the United Kingdom to take advantage of the increased use by such companies in the United Kingdom of contract sales forces to market their products in May 1997 and as of September 30, 1997 revenues generated from such clients were not significant. In addition, the Company currently intends to develop a contract sales organization in the United States to provide contract sales services to pharmaceutical and other health care companies. The successful expansion of the Company's contract sales operations in the United Kingdom and in the United States will be dependent on a number of factors, including (i) its ability to effectively compete against the in-house sales departments of pharmaceutical companies and contract sales organizations specializing in pharmaceutical and other health care products;
(ii) the hiring and training of qualified management personnel; and (iii) the ability to integrate such contract sales operations into the Company's current structure. An inability to manage future growth, compete effectively, or successfully integrate such contract sales operations could have a material adverse effect on the Company's business, financial condition or results of operations. See 'Business--Strategy' and 'Business--Competition.'

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts and abilities of its senior management, including Steven Girgenti, its Chairman and Chief Executive Officer, and William Leslie Milton, its Vice Chairman and President. The loss of the services of either of Mr. Girgenti or Mr. Milton, or any other key employee could have a material adverse effect on the Company. Although the Company intends to obtain key person life insurance on the lives of Messrs. Girgenti and Milton in the amounts of $4.0 million and $2.0 million, respectively, as to which the Company will be the sole beneficiary, there can be no assurance that such policies, if procured, would adequately compensate for the loss of such individuals. Each of Messrs. Girgenti and Milton and certain other executive officers of the Company have entered into employment agreements with the Company. Each member of the Company's management and other key employees have or will have executed confidentiality and non-solicitation agreements that restrict such persons from misappropriating confidential information during such person's term of employment and thereafter and from soliciting the Company's clients, prospects or employees following termination of employment. Notwithstanding such agreements, in the event of loss of any such personnel there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its knowledge, practices, procedures or client lists. See 'Management.'

     UNCERTAINTY IN HEALTH CARE INDUSTRY AND POSSIBLE HEALTH CARE REFORM. The health care industry is subject to changing political, economic and regulatory influences that may affect pharmaceutical and other health care companies, particularly with respect to spending by such companies on marketing and communications services to promote their products. Numerous governments have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical and other health care product companies. Implementation of government health care reform may adversely affect marketing expenditures by pharmaceutical and other health care companies which could decrease the business opportunities available to the Company. Management is unable to predict the likelihood of health care reform legislation being enacted or the effects such legislation would have on the Company. In addition, the success of the Company's growth strategy depends on its ability to take advantage of certain industry trends, including continued increases in overall spending levels by pharmaceutical and other health care companies for marketing and communications services. Such growth in spending levels has evolved rapidly in recent years and the Company is unable to predict whether such growth in spending will continue at present levels or at all. The Company's results of operations could be materially adversely affected in the event the Company is unable to respond effectively to the enactment of health care reform legislation or changing industry trends which may affect future spending levels by pharmaceutical and other health care companies for marketing and communications services. See 'Business--Industry Background.'

     INSURANCE AND POTENTIAL LITIGATION. The Company, as part of its business, develops marketing and communications campaigns and materials and provides contract sales services with respect to pharmaceutical and other health care products, including newly developed drugs and other health care products. As a result, the Company may, in the future, be subject to certain types of litigation, including claims arising from false or misleading statements made with respect to the use or efficacy of such pharmaceutical and health care products or, in limited circumstances, product liability claims. Certain of the Company's contracts with its clients provide for the client to indemnify the Company against such liabilities. In addition, the Company maintains liability insurance, although there can be no assurance that the coverage maintained by the Company will be sufficient to cover all future claims. In certain limited circumstances, however, the Company is obligated to indemnify its clients with respect to such claims and liabilities. The Company could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or in the event that an indemnifying party does not fulfill its indemnification obligations. Even if any such claim was without merit, defending against such claim could result in adverse publicity and diversion of management's time and attention and could have a material adverse effect on the Company.

     CONTROL OF THE COMPANY. Upon completion of the Offering, certain directors and executive officers of the Company will collectively own approximately 70% of the Company's outstanding Common Stock. Consequently, such stockholders will be able to control the outcome of matters submitted to a vote by the Company's stockholders, such as the election of the Company's Board of Directors, and control the direction and future operations of the Company. Healthworld's Certificate of Incorporation allows for any action which can be taken at a meeting of its stockholders to be taken by written consent in lieu of a meeting. Such concentrations of share ownership and ease of stockholder action may have the effect of discouraging, delaying or preventing a change in control of the Company. See 'Principal Stockholders.'

     DILUTION. Immediately upon issuance of the Common Stock offered hereby, purchasers of the Common Stock will experience immediate and substantial dilution in the pro forma net tangible book value per share of Common Stock of $6.41. See 'Dilution.'

     FOREIGN EXCHANGE RATE RISKS. Exchange rates for some local currencies in countries where the Company currently operates or may operate in the future may fluctuate in relation to the U.S. Dollar and such fluctuations may have an adverse effect on the Company's earnings or assets when local currencies are translated into U.S. Dollars. In particular, because Milton currently operates only in the United Kingdom, the Company is susceptible to foreign exchange rate fluctuations between the British Pound Sterling and the U.S. Dollar. Any weakening of the value of a local currency, including the British Pound Sterling, against the U.S. Dollar could result in lower revenues and earnings for the Company when such local currencies are translated into U.S. Dollars. Therefore, there can be no assurance that currency exchange rates will not have a material adverse effect on the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     NO PRIOR MARKET FOR THE COMMON STOCK; DETERMINATION OF OFFERING
PRICE. Prior to the Offering, there has been no public market for the Common Stock of Healthworld. The initial public offering price for the Common Stock has been determined through negotiations between the Company and the Representatives based on such factors as the earnings prospects of the Company and prevailing market conditions, and does not necessarily bear any relationship to the Company's book value, past operating results or other established criteria of value. Such price may not be indicative of the market price of the Common Stock after the Offering has been consummated. The Common Stock has been approved for quotation on The Nasdaq National Market under the symbol 'HWLD.' There can be no assurance that an active trading market for the Common Stock will be established, or if so established, sustained. See 'Underwriting.'


     After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including, but not limited to, variations in the annual or quarterly financial results of the Company, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the health care communications industry. From time-to-time, the stock market experiences significant price and volume volatility, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offering, there will be 7,100,000 shares of Common Stock outstanding, of which the 2,100,000 shares sold pursuant to the Offering will be tradeable without restriction by persons other than 'affiliates' of the Company. The remaining 5,000,000 shares of Common Stock, which were issued in connection with the Consolidation, are 'restricted' securities within the meaning of the Securities Act of 1933, as amended (the 'Securities Act'), and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock will have on the market price of the Common Stock prevailing from time-to-time. Sales of substantial amounts of Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the ability of the Company to raise additional capital through the sale of its equity securities or through debt financing. The Company and its officers and directors and the stockholders of GHB&M and Milton who received shares of Common Stock in the Consolidation have entered into agreements (the 'Lock-up Agreements') under which they have agreed not to offer, sell or otherwise dispose of any shares of Common Stock or other securities of the Company for a period of 180 days commencing upon the date of this Prospectus, without the prior written consent of C. E. Unterberg, Towbin, other than sales or issuances by the Company pursuant to the exercise of the Underwriters' over-allotment option or pursuant to the grants of stock options under the Company's 1997 Stock Option Plan. Thereafter, shares of Common Stock held by the stockholders of GHB&M and Milton may be sold under Rule 144 under the Securities Act, subject to the volume, manner of sale and other restrictions of Rule 144. In addition, the Company has granted to such stockholders unlimited piggy-back registration rights with respect to such shares, commencing one year from the date of this Prospectus. See 'Shares Eligible for Future Sale' and 'Underwriting.'

     CERTAIN ANTI-TAKEOVER PROVISIONS. Healthworld's Certificate of Incorporation authorizes the Board of Directors of Healthworld to issue preferred stock in one or more series with such rights and preferences as may be determined from time-to-time by the Board of Directors. Accordingly, the Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation, conversion or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Although the Company does not currently intend to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. The ability to issue preferred stock as described above, as well as certain applicable provisions of the Delaware General Corporation Law relating to business combinations, may have the effect of rendering more difficult, delaying, discouraging or preventing an acquisition of the Company or change in control of the Company. See 'Description of Capital Stock.'

     ABSENCE OF DIVIDENDS. The Company has no current intention to pay dividends on its Common Stock and anticipates that, for the foreseeable future, working capital and earnings, if any, will be retained to finance the expansion of its business and for general corporate purposes. See 'Dividend Policy' and 'Description of Capital Stock.'

                               THE CONSOLIDATION

     Healthworld was incorporated in Delaware on September 12, 1996 and conducted no operations prior to the consummation of the Consolidation on November 12, 1997. Healthworld entered into separate Agreements and Plans of Organization (the 'Consolidation Agreements') in October 1997 with the stockholders of GHB&M and Milton and, pursuant thereto, acquired GHB&M and Milton on November 12, 1997. Prior to November 12, 1997, each of the companies comprising GHB&M were owned by Steven Girgenti, the Chairman of the Board and Chief Executive Officer of the Company, William Butler, the Executive Vice President of Global Communications Services of GH, Herbert Ehrenthal, the Executive Vice President of U.S. Communications Services of GH, and Francis Hughes, a director of the Company and Creative Director of GH. Prior to November 12, 1997, Milton Marketing Group Limited ('MMGL') was owned by William Leslie Milton, the Vice Chairman of the Board and President of the Company, and minority interests of Milton Marketing Limited, Effective Sales Personnel (f/k/a Milton Headcount Limited), PDM Communications Limited ('PDM') and Milton Cater Limited, each a subsidiary of MMGL, were owned by Michael Bourne, Michael Garnham (the Managing Director of U.K. Contract Sales Services), Leonard Moreton and Claire Cater, respectively.

     Pursuant to the terms of the Consolidation Agreements, in exchange for all of the shares of common stock of the companies comprising GHB&M and all of the shares of common stock of the companies comprising Milton, including Milton's minority interests, Healthworld issued an aggregate of 5,000,000 shares of its Common Stock, of which 3,450,000 shares were issued to the stockholders of GHB&M and 1,550,000 shares were issued to the stockholders of Milton, other than Claire Cater, who did not receive any of such shares since her minority interest was redeemed by Milton for no consideration pursuant to a prior agreement between Milton and Ms. Cater. See 'Principal Stockholders.' The allocation of the shares of Common Stock issued in the Consolidation to the GHB&M stockholders was made in the same proportion as each such stockholder's current ownership interest in the GHB&M companies. Of the shares of Common Stock issued to Milton's stockholders, Mr. Milton received 1,290,984 shares and the minority stockholders (other than Ms. Cater) received an aggregate of 259,016 shares. In addition, pursuant to a pre-existing agreement between PDM and Leonard Moreton, certain of the terms of which were incorporated in the Consolidation Agreements, the Company will pay to Mr. Moreton no later than July 31, 1999 an amount in cash up to approximately $320,000 based on the profits earned by PDM. As a result of the Consolidation, all of the shares of GHB&M and Milton (including the minority interests in the subsidiaries of Milton) were acquired by Healthworld as described above, and GHB&M and Milton became wholly owned subsidiaries of Healthworld.

     The Consolidation has been accounted for as a pooling of interests, which method of accounting assumes that GHB&M and Milton have been combined from inception and restates the historical financial statements for the periods prior to the consummation of the Consolidation as though GHB&M and Milton had been combined from inception. The acquisition by Healthworld of the minority interests in certain of the subsidiaries comprising Milton occurred simultaneously with the acquisition by Healthworld of GHB&M and MMGL, and has been accounted for under the purchase method of accounting.


     Pursuant to the Consolidation Agreements, Messrs. Milton and Garnham and each of the stockholders of GHB&M have agreed not to compete with the Company for a two year period, and Messrs. Bourne and Moreton have agreed not to compete with the Company for a six month period, commencing on the date of this Prospectus. In addition, members of the Company's management have or will have entered into agreements pursuant to which they will not compete with the Company during their employment with the Company and for a certain time period thereafter. See 'Management--Employment Agreements.'

     Prior to the consummation of the Consolidation, the companies comprising GHB&M (other than Syberactive, Inc. ('Syberactive'), which is treated as a C Corporation) elected to be treated as S Corporations under the Code, pursuant to which income or loss of each of such companies was allocated to its stockholders by inclusion in their respective individual income tax returns. As a result of the consummation of the Consolidation, the status of each of the companies comprising GHB&M as S Corporations terminated and each of the companies comprising GHB&M became subject to Federal and state income taxes at applicable corporate rates.

     In connection with the termination of the status of each of the companies comprising GHB&M as S Corporations, GHB&M entered into an agreement under which, prior to the consummation of the Consolidation, GHB&M sold approximately $2.6 million of its accounts receivable to an unaffiliated financial institution at a discount rate equal to 2% of the gross face amount of the accounts receivable sold (the 'Accounts Receivable Sale'). Immediately prior to the consummation of the Consolidation, GHB&M made distributions (the 'S Corporation Distributions') to its stockholders of $3.7 million in the aggregate from existing cash balances for the payment by such stockholders of taxes due on GHB&M's estimated 1997 S Corporation earnings through the date of the Consolidation (including taxable earnings arising from the Accounts Receivable Sale). See 'Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources.'

                                USE OF PROCEEDS

     The net proceeds from the sale of the 2,100,000 shares of Common Stock offered hereby, are estimated to be approximately $15.5 million, after deducting underwriting discounts and commissions and other estimated expenses payable by the Company in connection with the Offering (or approximately $18.1 million if the Underwriters' over-allotment option is exercised in full).

     The Company intends to use the net proceeds of the Offering for (i) approximately $2.0 million of start-up and other funding costs related to the expansion of the Company's contract sales operations into the United States,
(ii) approximately $1.3 million of capital expenditures associated with the expansion of the Company's New York facility and the acquisition of additional office furniture and computer equipment, and (iii) the repayment of a loan in the principal amount of $456,000 which was originally issued in connection with Milton's acquisition of Milton Headcount Limited (f/k/a Effective Sales Personnel Limited), bears interest at the rate of 4% per annum and is payable in March 1998. The remainder of such net proceeds will be used for working capital and general corporate purposes, including (i) funding working capital needs which will result from the Accounts Receivable Sale to be undertaken in connection with the S Corporation Distributions of approximately $3.7 million, and (ii) for potential acquisitions. The Company regularly evaluates and discusses potential acquisitions. While the Company believes that opportunities for future acquisitions are currently available, it currently has not entered into any commitment, agreement or understanding with any third party with respect to any possible acquisition, and there can be no assurance that the Company will be able to identify or acquire suitable acquisition candidates, or that if identified such acquisition candidate will be acquired by the Company or successfully and profitably integrated into the Company. Pending use of the net proceeds for the foregoing purposes, the Company intends to invest the net proceeds in short-term, U.S. Dollar denominated, investment grade interest-bearing securities. See 'The Consolidation,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business--Strategy--Growth Through Acquisitions.'

                                DIVIDEND POLICY

     Healthworld has never declared or paid a dividend on its Common Stock. The companies comprising GHB&M, as S Corporations (other than Syberactive, which has always been treated as a C Corporation), made cash distributions on their common stock to the stockholders of GHB&M of an aggregate of $209,000 in fiscal 1995, $1.5 million in fiscal 1996, $498,000 in fiscal 1997 through September 30, 1997, and, immediately prior to the consummation of the Consolidation, made the S Corporation Distributions of approximately $3.7 million. The companies comprising Milton made cash distributions on their common stock to the stockholders of Milton of an aggregate of $101,000 in fiscal 1995, none in fiscal 1996 and $160,000 in fiscal 1997 through August 31, 1997.

     The Company intends to retain all earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent on the Company's financial condition, results of operations, financial requirements and such other factors as the Board of Directors deems relevant.

                                    DILUTION

     At September 30, 1997, the Company had a pro forma net tangible book value of $2.9 million, or $0.58 per share of Common Stock. Pro forma net tangible book value per share is, after giving effect to the Consolidation and the S Corporation Distributions, the Company's total pro forma tangible assets less its pro forma total liabilities, divided by the number of shares of outstanding Common Stock. Pro forma tangible assets are defined as the pro forma assets of the Company, excluding intangible assets, such as goodwill. After giving effect to the sale by the Company of 2,100,000 shares of Common Stock offered hereby (and after deducting underwriting discounts and commissions and Offering expenses payable by the Company), the pro forma net tangible book value of the Company at September 30, 1997 would have been approximately $18.4 million or $2.59 per share. This represents an immediate increase in pro forma net tangible book value of $2.01 per share to existing stockholders and an immediate dilution of $6.41 per share to new investors. Dilution represents the difference between the initial public offering price paid by purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. The following table illustrates this per share dilution:

Initial public offering price
  per share...................              $9.00
  Pro forma net tangible book
     value per share before
     the Offering.............  $0.58
  Increase in pro forma net
     tangible book value per
     share attributable to the
     sale of the Common Stock
     offered hereby...........   2.01
                                -----
Pro forma net tangible book
  value per share after the
  Offering....................               2.59
                                            -----
Dilution per share to new
  investors...................              $6.41
                                            -----
                                            -----

     The following table sets forth, on a pro forma basis as of September 30, 1997, after giving effect to the Consolidation and the S Corporation Distributions, a comparison of the number of shares of Common Stock acquired from the Company, the total consideration paid to the Company and the respective average purchase price per share paid by existing stockholders and new investors. The following computations are based on the initial public offering price of $9.00 per share, before deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company.


                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           --------------------    ----------------------        AVERAGE
                                            NUMBER      PERCENT      AMOUNT       PERCENT    PRICE PER SHARE
                                           ---------    -------    -----------    -------    ---------------
Existing stockholders...................   5,000,000      70.4%    $ 6,597,000(1)   25.9%         $1.32
New investors...........................   2,100,000      29.6%     18,900,000      74.1%          9.00
                                           ---------    -------    -----------    -------
  Total.................................   7,100,000     100.0%    $25,497,000     100.0%
                                           ---------    -------    -----------    -------
                                           ---------    -------    -----------    -------

------------------
(1) Represents the pro forma combined stockholders' equity of the Company before the Offering. See 'The Consolidation.'

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1997, which, pro forma, gives effect to the Consolidation and the S Corporation Distributions, and pro forma as adjusted, gives effect to the Consolidation, the S Corporation Distributions and the sale of 2,100,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See 'The Consolidation,' 'Use of Proceeds' and 'Selected Pro Forma Financial Information.' This table should be read in conjunction with the Pro Forma Combining Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                              SEPTEMBER 30, 1997
                                          --------------------------
                                                         PRO FORMA
                                           PRO FORMA    AS ADJUSTED
                                          ------------  ------------
                                            (IN THOUSANDS, EXCEPT
                                                 SHARE DATA)
Long-term obligations, less current
  maturities............................  $     471     $     471
Stockholders' equity:
  Preferred Stock, $.01 par value,
     1,000,000 shares authorized, no
     shares outstanding.................         --            --
  Common Stock, $.01 par value,
     20,000,000 shares authorized;
     5,000,000 shares outstanding, pro
     forma; 7,100,000 shares
     outstanding, pro forma as
     adjusted...........................         50            71
  Additional paid-in capital............      5,721        21,177
  Retained earnings.....................        826           826
                                          ------------  ------------
     Total stockholders' equity.........      6,597        22,074
                                          ------------  ------------
     Total capitalization...............  $   7,068     $  22,545
                                          ------------  ------------
                                          ------------  ------------

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected pro forma combined financial information gives effect to the Consolidation, among other events, as more fully described in 'The Consolidation,' and should be read in conjunction with the Company's unaudited Pro Forma Combining Financial Statements and notes thereto, the Combined Financial Statements of GHB&M and notes thereto, the Consolidated Financial Statements of Milton and notes thereto, and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained elsewhere in this Prospectus. The Consolidation will be accounted for as a pooling of interests. The selected pro forma combined statement of income data for the fiscal years ended December 31, 1994, 1995 and 1996 and for the fiscal nine months ended September 30, 1996 and 1997 and the selected pro forma combined balance sheet data as of December 31, 1995 and 1996 and September 30, 1997 are derived from the Company's unaudited Pro Forma Combining Financial Statements included elsewhere herein. The selected pro forma combined statement of income data for the fiscal years ended December 31, 1992 and 1993, and the selected pro forma combined balance sheet data as of December 31, 1992, 1993 and 1994, is derived from the Company's unaudited Pro Forma Combining Financial Statements not included herein. In the opinion of management, all such financial data includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Such financial data covers periods when GHB&M and Milton were not under common control or management and may not be indicative of results that would have been reported had the Consolidation and the other pro forma adjustments occurred nor may it be indicative of the Company's future financial or operating results.

                                                                                                 NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31, (1)              SEPTEMBER 30, (2)
                                              -----------------------------------------------    ------------------
                                               1992      1993      1994      1995      1996       1996       1997
                                              -------   -------   -------   -------   -------    -------    -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues....................................  $10,569   $11,206   $13,081   $16,767   $24,209    $17,359    $23,186
                                              -------   -------   -------   -------   -------    -------    -------
Operating expenses:
  Salaries and related costs................    6,876     7,554     7,890     9,857    15,733     11,889     16,042
  Other operating expenses..................    2,596     3,321     3,727     4,469     5,274      3,729      4,358
                                              -------   -------   -------   -------   -------    -------    -------
                                                9,472    10,875    11,617    14,326    21,007     15,618     20,400
                                              -------   -------   -------   -------   -------    -------    -------
Income from operations......................    1,097       331     1,464     2,441     3,202      1,741      2,786
Interest expense, net.......................        7         8        14         2        69         15         (8)
                                              -------   -------   -------   -------   -------    -------    -------
Income before provision for income taxes....    1,090       323     1,450     2,439     3,133      1,726      2,794
Provision for income taxes(3)...............      436       106       613     1,038     1,305        723      1,182
                                              -------   -------   -------   -------   -------    -------    -------

Net income..................................  $   654   $   217   $   837   $ 1,401   $ 1,828    $ 1,003    $ 1,612
                                              -------   -------   -------   -------   -------    -------    -------
                                              -------   -------   -------   -------   -------    -------    -------
Earnings per share..........................  $  0.13   $  0.04   $  0.17   $  0.28   $  0.37    $  0.20    $  0.32
                                              -------   -------   -------   -------   -------    -------    -------
                                              -------   -------   -------   -------   -------    -------    -------
Shares used in computing earnings
  per share.................................    5,000     5,000     5,000     5,000     5,000      5,000      5,000

                                                                 DECEMBER 31, (1)
                                                ---------------------------------------------------    SEPTEMBER 30,
                                                 1992       1993       1994       1995       1996          1997
                                                -------    -------    -------    -------    -------    -------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..............................   $ 2,461    $ 1,834    $ 2,391    $ 3,904    $ 4,132       $   594
Total assets.................................    11,327     13,792     13,913     18,774     22,659        22,677
Long-term debt, including current portion....     1,021        907        733      1,223      1,419         1,275
Stockholders' equity.........................     3,501      2,914      3,880      7,410      8,638         6,597

------------------
(1) Includes financial data for GHB&M based on a December 31 fiscal year end and for Milton based on a November 30 fiscal year end.

(2) Includes financial data for GHB&M for the nine month period ended September 30 and for Milton for the nine month period ended August 31.

(3) The status of the companies comprising GHB&M as S Corporations under the Code terminated upon the consummation of the Consolidation. The pro forma provision for income taxes reflects a provision for federal income taxes as if each of such entities were a C Corporation rather than an S Corporation for such periods. See 'The Consolidation.'

               SELECTED FINANCIAL INFORMATION OF GHB&M AND MILTON

     The following selected financial information for each of GHB&M and Milton should be read in conjunction with the Combined Financial Statements of GHB&M and the notes thereto, the Consolidated Financial Statements of Milton and the notes thereto, and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained elsewhere in this Prospectus. The selected combined statement of income data of GHB&M for the years ended December 31, 1994, 1995, 1996 and the selected combined balance sheet data as of December 31, 1995 and 1996 are derived from GHB&M's audited Combined Financial Statements which are included elsewhere herein. The selected combined statement of income data of GHB&M for the years ended December 31, 1992 and 1993 and the selected combined balance sheet data as of December 31, 1992, 1993 and 1994 are derived from GHB&M's unaudited Combined Financial Statements not included herein, and in the opinion of management, include all adjustments necessary for a fair presentation of such data. The selected combined statement of income data of GHB&M for the nine months ended September 30, 1996 and 1997 and the selected combined balance sheet data as of September 30, 1997 are derived from GHB&M's unaudited Combined Financial Statements included elsewhere herein which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the combined financial position and results of operations of GHB&M. The selected consolidated statement of income data of Milton for the years ended November 30, 1994, 1995 and 1996 and the selected consolidated balance sheet data as of November 30, 1995 and 1996 are derived from Milton's audited Consolidated Financial Statements, which are included elsewhere herein. The selected consolidated statement of income data of Milton for the years ended November 30, 1992 and 1993 and the selected consolidated balance sheet data as of November 30, 1992, 1993 and 1994 are derived from Milton's audited Consolidated Financial Statements not included herein, and in the opinion of management include all adjustments necessary for a fair presentation of such data. The selected consolidated statement of income data of Milton for the nine months ended August 31, 1996 and 1997 and the selected consolidated balance sheet data as of August 31, 1997 are derived from Milton's unaudited Consolidated Financial Statements included elsewhere herein which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial position and results of operations of Milton. The results of operations of GHB&M for the nine months ended September 30, 1997 and of Milton for the nine months ended August 31, 1997 are not necessarily indicative of the results for the full fiscal year.

                                                                      GHB&M
                             ---------------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
                                                                                         NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                             -----------------------------------------------   -------------------------------------
                              1992      1993      1994      1995      1996           1996                1997
                             -------   -------   -------   -------   -------   -----------------   -----------------
STATEMENT OF INCOME DATA:
Revenues...................  $ 9,036   $ 9,234   $10,415   $12,368   $14,314        $10,165             $12,562
                             -------   -------   -------   -------   -------       --------            --------
Income from operations.....      991        16     1,088     1,927     2,183          1,130               2,259
Net income.................      927        11     1,067     1,816     2,049          1,096               2,176

                                                                   DECEMBER 31,
                                                ---------------------------------------------------    SEPTEMBER 30,
                                                 1992       1993       1994       1995       1996          1997
                                                -------    -------    -------    -------    -------    -------------
BALANCE SHEET DATA:
Working capital..............................   $ 2,606    $ 1,974    $ 2,455    $ 4,061    $ 4,668       $ 5,403
Total assets.................................    10,264     11,190     12,232     13,287     14,049        16,237
Long-term debt, including current portion....       875        785        587         82        223           151

                                                                               MILTON
                                               ----------------------------------------------------------------------
                                                                           (IN THOUSANDS)
                                                                                                  NINE MONTHS ENDED
                                                           YEAR ENDED NOVEMBER 30,                    AUGUST 31,
                                               -----------------------------------------------   --------------------
                                                1992      1993      1994      1995      1996      1996        1997
                                               -------   -------   -------   -------   -------   -------   ----------
STATEMENT OF INCOME DATA:
Revenues.....................................  $ 1,533   $ 1,972   $ 2,666   $ 4,399   $ 9,895   $ 7,194    $ 10,624
                                               -------   -------   -------   -------   -------   -------   ----------
Income from operations.......................      106       315       390       558     1,085       663         579
Net income...................................       64       230       222       316       502       276         151

                                                                   NOVEMBER 30,
                                                ---------------------------------------------------    AUGUST 31,
                                                 1992       1993       1994       1995       1996         1997
                                                -------    -------    -------    -------    -------    ----------
BALANCE SHEET DATA:
Working capital..............................   $  (145)   $  (140)   $   (64)   $  (157)   $  (536)    $ (1,109)
Total assets.................................     1,063      2,602      1,681      3,401      6,487        8,158
Long-term debt, including current portion....       146        122        146      1,141      1,196        1,124

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's unaudited Pro Forma Combining Financial Statements and notes thereto, the Combined Financial Statements of GHB&M and notes thereto and the Consolidated Financial Statements of Milton and notes thereto appearing elsewhere herein.

INTRODUCTION

     Healthworld was formed in September 1996 and conducted no operations prior to the consummation of the Consolidation on November 12, 1997. In October 1997, Healthworld entered into the Consolidation Agreements pursuant to which Healthworld acquired GHB&M and Milton on November 12, 1997. As a result of the Consolidation, the entities comprising GHB&M and Milton have become wholly owned subsidiaries of Healthworld, and Healthworld conducts all of its operations in the marketing communications industry segment through GHB&M in the United States and through Milton in the United Kingdom. For a discussion of the Consolidation and other related events, including the S Corporation Distributions, see 'The Consolidation.'

     GHB&M, which is based in New York City, is comprised of the following affiliated entities: (i) Girgenti, Hughes, Butler & McDowell, Inc. ('GH'), founded in 1986, which through (x) its GHB&M Division, has been providing traditional advertising and promotion services and public relations services since 1986, (y) Rubin Ehrenthal & Associates, a division acquired through a merger with GH in 1991, specializes in DTC campaigns, and (z) its Data Health Division, organized in March 1996, provides database marketing services; (ii) Medical Education Technologies, Inc., organized in 1986, which provides medical education services; (iii) Syberactive, organized in January 1996, which provides interactive multimedia services; (iv) Brand Research Corporation, organized in 1992, which provides marketing research services; and (v) Black Cat Graphics, Inc., organized in 1986, which creates graphic designs and artwork for advertising and promotion campaigns.

     Milton, which is based in the United Kingdom, is comprised of the following subsidiaries: (i) Milton Marketing Limited ('Milton Marketing'), organized in 1978, which provides traditional advertising and promotion services and specializes in switching pharmaceutical products from prescription to 'over-the-counter' status; (ii) Milton Headcount Limited ('Headcount') (f/k/a Effective Sales Personnel Limited), originally formed as a division of Milton Marketing in January 1994, which, along with Effective Sales Personnel Limited ('ESP') (f/k/a Milton Headcount Limited), acquired in November 1995, provides contract sales services; (iii) Milton Cater Limited ('Milton Cater'), organized in April 1996, which provides public relations services; and (iv) PDM, acquired in November 1996, which provides direct marketing services.

     The following discussion relating to the pro forma combined historical financial results of the Company covers periods prior to the Consolidation when GHB&M and Milton were not under common control or management and, therefore, may not be indicative of results that would have been reported had the Consolidation and other pro forma adjustments occurred. Accordingly, the results of operations for the Company discussed below may not be indicative of future financial or operating results.

GENERAL

     The Company is retained by its clients on assignments ranging in duration from several weeks to several years. The Company offers to its pharmaceutical and other health care clients a comprehensive range of integrated services throughout a product's life-cycle, from the development stage (pre-regulatory approval) to product launch and continuing through the post-launch stage and, if applicable, such product's switch from prescription to over-the-counter status.

     The Company derives its revenues from fees generated from providing marketing and communications services to its clients. For services such as the production of advertising and promotion materials and medical education programs, fees are recognized when the production materials or programs are completed. With respect to services such as consulting, publishing and public relations, the Company is either paid a monthly retainer or bills on an actual time incurred basis. Advance production billings represent project costs and fees that are billed to clients as projects progress, and are recognized at completion. Income for field marketing support is recognized as services are provided. In limited circumstances, the Company derives revenues through commissions on media and production costs.

     Milton operates only in the United Kingdom and, as a result, the Company is susceptible to foreign exchange rate fluctuations between the British Pound Sterling and the U.S. Dollar. The Company's financial statements are denominated in U.S. Dollars, and accordingly, changes in the exchange rate between the British

Pound Sterling and the U.S. Dollar will affect the translation of Milton's financial results into U.S. Dollars for purposes of reporting the Company's consolidated financial results.

     The Company has provided contract sales services since January 1994. Currently, the Company's contract sales organization operates only in the United Kingdom and provides its services primarily to consumer products companies, utilities and other non-health care related companies. The Company began providing contract sales services to pharmaceutical and other health care companies in order to take advantage of the increased use by such companies in the United Kingdom of contract sales forces to market their products in May 1997 and as of September 30, 1997 revenues generated from such clients were not significant. The Company intends to expand its contract sales operations into the United States by the end of the second quarter of 1998 and anticipates that such operations will focus almost exclusively on pharmaceutical and other health care products.

     A significant portion of the Company's growth in recent years is attributable to the expansion of the Company's contract sales operations. Revenues from contract sales services for the fiscal years ended December 31, 1994, 1995 and 1996 and for the fiscal nine months ended September 30, 1996 and 1997 were $280,000, $1.5 million, $6.6 million, $4.9 million and $7.7 million, respectively, and represented 2.0%, 9.0%, 27.0%, 28.5% and 33.1%, respectively, of the Company's pro forma combined revenues. As a result of the continued growth and planned expansion of the Company's contract sales operations, the Company anticipates that, in the future, revenues derived from contract sales will continue to increase as a percentage of total revenues. In addition, although profit margins for contract sales have been lower than profit margins for other marketing and communications services, the Company believes that the growth in its specialty pharmaceutical and health care contract sales services will result in higher profit margins for contract sales in the future. Due to the labor intensive nature of providing contract sales services, the Company anticipates that its direct labor costs will increase as its contract sales operations grow, and that the Company's working capital requirements will also increase in order to enable the Company to fund such increases in business.

RESULTS OF OPERATIONS--THE COMPANY

     The following table set forth certain pro forma combined income statement data of the Company expressed as a percentage of revenues for the periods indicated.

                                                                                        NINE MONTHS
                                                                                           ENDED
                                                         YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                                   (1)                      (2)
                                                        -------------------------     ---------------
                                                        1994      1995      1996      1996      1997
                                                        -----     -----     -----     -----     -----
Revenues............................................    100.0%    100.0%    100.0%    100.0%    100.0%
Operating expenses:
  Salaries and related costs........................     60.3      58.8      65.0      68.5      69.2
  Other operating expenses..........................     28.5      26.6      21.8      21.5      18.8
                                                        -----     -----     -----     -----     -----
                                                         88.8      85.4      86.8      90.0      88.0
                                                        -----     -----     -----     -----     -----
Income from operations..............................     11.2      14.6      13.2      10.0      12.0
Interest expense, net...............................      0.1      --         0.3      --        --
                                                        -----     -----     -----     -----     -----
Income before provisions for income taxes...........     11.1      14.6      12.9      10.0      12.0
Provision for income taxes..........................      4.7       6.2       5.3       4.2       5.0
                                                        -----     -----     -----     -----     -----
Net income..........................................      6.4%      8.4%      7.6%      5.8%      7.0%
                                                        -----     -----     -----     -----     -----
                                                        -----     -----     -----     -----     -----

------------------
(1) Includes financial data for GHB&M based on a December 31 fiscal year end and for Milton based on a November 30 fiscal year end.

(2) Includes financial data for GHB&M for the nine month period ended September 30 and for Milton for the nine month period ended August 31.

FISCAL NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues for the first nine months of 1997 were $23.2 million, an increase of $5.8 million, or 33.6%, from $17.4 million for the first nine months of 1996. Of such increase, (i) $2.8 million was primarily attributable to the growth of the Company's advertising and promotion services, which resulted primarily from new projects from existing clients and (ii) $2.7 million was attributable to the growth of the Company's contract sales operations, which resulted primarily from additional business relating to the duration and size of assignments for existing clients and new clients. Such increases were partially offset by a decline in revenues from medical education services resulting from the timing of clients' medical education related activities.

     Salaries and related costs include all compensation and related benefits for all employees and contracted talent. Salaries and related costs for the first nine months of 1997 were $16.0 million, an increase of $4.1 million, or 34.9%, from $11.9 million for the first nine months of 1996. Such increase was primarily attributable to (i) $1.8 million of labor and other direct costs relating to the growth of the Company's contract sales operations, (ii) $1.1 million relating to additional staff hired to support the increased level of business activity in the United States, and (iii) $600,000 relating to staffing costs in the United Kingdom incurred in anticipation of increased business activity in advertising and promotion and public relations. Salaries and related costs represented 69.2% of revenues in the first nine months of 1997, compared to 68.5% in the first nine months of 1996. Such increase, as a percentage of revenues, was primarily attributable to growth of the Company's contract sales operations and the corresponding increase in labor costs and increased staffing costs. Generally, labor costs associated with contract sales operations are greater as a percentage of corresponding revenues than those for the Company's other services.

     Other operating expenses primarily include rent and occupancy, client development and other related administrative costs. Other operating expenses for the first nine months of 1997 were $4.4 million, an increase of $629,000, or 16.9%, from $3.7 million for the first nine months of 1996. Such increase was primarily attributable to (i) increased miscellaneous costs of $382,000 primarily related to increased business development costs and (ii) additional rent and occupancy costs of $306,000 primarily related to the expansion of office space in the United Kingdom in connection with the acquisition by Milton of PDM in November 1996 and the growth of the Company's contract sales operations, partially offset by a decrease in professional costs. Other operating expenses represented 18.8% of revenues in the first nine months of 1997, compared to 21.5% of revenues in the first nine months of 1996. The decrease in other operating expenses, as a percentage of revenues, was primarily attributable to such expenses generally being fixed relative to increases in the Company's revenues.

     Income from operations for the first nine months of 1997 was $2.8 million, an increase of $1.1 million, or 60.0%, from $1.7 million for the first nine months of 1996. Income from operations represented 12.0% of revenues in the first nine months of 1997, compared to 10.0% in the first nine months of 1996.


     The provision for income taxes for the first nine months of 1997 was $1.2 million, an increase of $459,000, or 63.5%, from $723,000 for the first nine months of 1996. Such increase was primarily attributable to higher income before taxes in the first nine months of 1997, as compared to the first nine months of 1996. The effective tax rate was 42.3% for the first nine months of 1997, compared to 41.9% for the first nine months of 1996. The provision for income taxes reflects a provision for Federal income taxes as if each of the companies comprising GHB&M were treated as C Corporations rather than S Corporations for such periods.

FISCAL 1996 COMPARED TO FISCAL 1995

     Revenues for 1996 were $24.2 million, an increase of $7.4 million, or 44.4%, from $16.8 million for 1995. Of such increase, (i) $5.1 million was attributable to the growth of the Company's contract sales operations, of which $2.5 million was attributable to the operations of Headcount (acquired in November 1995) and the remainder was primarily attributable to additional business from new clients, and (ii) $1.3 million, $300,000, $300,000 and $200,000 was attributable to additional revenues from advertising and promotion, medical education, consulting and public relations services, respectively, which all resulted primarily from new projects from existing clients.

     Salaries and related costs for 1996 were $15.7 million, an increase of $5.8 million, or 59.6%, from $9.9 million for 1995. Such increase was primarily attributable to (i) $3.4 million of labor and other direct costs related to the Company's contract sales operations, (ii) $1.5 million for additional staff hired to support the higher level of business activity, (iii) $500,000 for annual salary increases, and (iv) $400,000 related to the retention of the staff of Headcount as a result of its acquisition by Milton. Salaries and related costs represented 65.0% of revenues in 1996, compared to 58.8% in 1995. Such increase, as a percentage of revenues, was primarily attributable to the growth of the Company's contract sales operations and the corresponding increase in labor costs of such operations, and increases in salaries and other costs.

     Other operating expenses for 1996 were $5.3 million, an increase of $805,000, or 18.0%, from $4.5 million for 1995. Such increase was primarily attributable to additional rent and occupancy costs of $500,000 primarily related to expanded office space, and increased business development costs of $300,000 in the United States and the United Kingdom. Other operating expenses represented 21.8% of revenues in 1996, compared to 26.6% in 1995. The decrease in other operating expenses, as a percentage of revenues, was primarily attributable to such expenses generally being fixed relative to increases in the Company's revenues.

     Income from operations for 1996 was $3.2 million, an increase of $761,000, or 31.2%, from $2.4 million for 1995. Income from operations represented 13.2% of revenues in 1996, compared to 14.6% in 1995.

     The provision for income taxes for 1996 was $1.3 million, an increase of $267,000, or 25.7%, from $1.0 million for 1995. Such increase was primarily attributable to higher income before taxes in 1996, as compared to 1995. The effective tax rate was 41.7% in 1996, compared to 42.6% in 1995. The provision for income taxes reflects a provision for Federal income taxes as if each of the companies comprising GHB&M were treated as C Corporations rather than S Corporations for such periods.

FISCAL 1995 COMPARED TO FISCAL 1994

     Revenues for 1995 were $16.8 million, an increase of $3.7 million, or 28.2%, from $13.1 million for 1994. Of such increase (i) $1.3 million was attributable to growth in the Company's advertising and promotion services, resulting primarily from new projects from existing clients, (ii) $1.2 million was attributable to the expansion of the Company's contract sales operations resulting primarily from business from new clients as such operations continued to grow, (iii) $600,000 was attributable to the growth in medical education services, resulting primarily from the completion of two significant projects in fiscal 1995, and (iv) $300,000 was attributable to growth in publishing services, resulting from an increase in billing rates.

     Salaries and related costs for 1995 were $9.9 million, an increase of $2.0 million, or 24.9%, from $7.9 million for 1994. Such increase primarily resulted from $1.1 million related to the addition of staff, primarily in the U.S., to support the higher level of business activity, and $800,000 of additional labor and other direct costs of the Company's contract sales operations. Salaries and related costs represented 58.8% of revenues in 1995, compared to 60.3% in 1994.

     Other operating expenses for 1995 were $4.5 million, an increase of $742,000, or 19.9%, from $3.7 million for 1994. Such increase primarily resulted from additional rent and occupancy costs of $300,000 primarily related to additional office space, and additional business development costs of $500,000, which was partially offset by a decrease in professional fees. Other operating expenses represented 26.6% of revenues in 1995, compared to 28.5% in 1994.

     Income from operations for 1995 was $2.4 million, an increase of $977,000, or 66.7%, from $1.5 million in 1994. Income from operations represented 14.6% of revenues in 1995, compared to 11.2% in 1994.

     The provision for income taxes for 1995 was $1.0 million, an increase of $425,000, or 69.3%, from $613,000 for 1994. The increase was primarily attributable to higher income before taxes in 1995, as compared to 1994. The effective tax rate was 42.6% in 1995, compared to 42.3% in 1994. The provision for income taxes reflects a provision for Federal income taxes as if each of the companies comprising GHB&M were treated as C Corporations rather than S Corporations for such periods.

QUARTERLY OPERATING RESULTS

     GHB&M's and Milton's results of operations have been, and the Company's results of operations are expected to be, subject to quarterly fluctuations. Generally, GHB&M's and Milton's revenues and profits are lowest in the first quarter and highest in the fourth quarter. GHB&M's and Milton's quarterly revenue trends result from a number of factors including, among other things, the timing of commencement, completion or cancellation of major projects and industry billing practices which are tied to clients' annual marketing budgets, while GHB&M's and Milton's communications services expenses generally remain constant. The Company's quarterly results may fluctuate as a result of such factors and a number of additional factors, including delays or costs associated with acquisitions, government regulatory initiatives and conditions in the health care industry generally. The Company believes that because of such fluctuations, quarterly comparisons of its financial results cannot be relied upon as an indication of future performance.

     The following table sets forth, on a quarterly basis, certain pro forma combined financial information of the Company for the periods indicated.

                                    1995(1)                                  1996(1)                             1997(1)
                     -------------------------------------    -------------------------------------    ---------------------------
                       1ST       2ND       3RD       4TH        1ST       2ND       3RD       4TH        1ST       2ND       3RD
                     QUARTER   QUARTER   QUARTER   QUARTER    QUARTER   QUARTER   QUARTER   QUARTER    QUARTER   QUARTER   QUARTER
                     -------   -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
                                                               (IN THOUSANDS)
Revenues...........  $3,387    $3,910    $4,235    $5,235     $4,705    $6,100    $5,954    $7,450     $6,278    $7,473    $9,435
Operating expenses:
  Salaries and
    related costs..   2,209     2,245     2,523     2,880      3,691     4,010     3,782     4,250      4,808     5,083     6,151
  Other operating
    expenses.......     748     1,064     1,350     1,307      1,296     1,325     1,324     1,329      1,270     1,513     1,575
                     -------   -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
                      2,957     3,309     3,873     4,187      4,987     5,335     5,106     5,579      6,078     6,596     7,726
                     -------   -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Income from
  operations.......  $  430    $  601    $  362    $1,048     $ (282 )  $  765    $  848    $1,871     $  200    $  877    $1,709
                     -------   -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
                     -------   -------   -------   -------    -------   -------   -------   -------    -------   -------   -------

------------------
(1) Includes financial data for GHB&M based on quarterly fiscal periods for a December 31 fiscal year end and for Milton based on quarterly fiscal periods for a November 30 fiscal year end.

LIQUIDITY AND CAPITAL RESOURCES

     Healthworld is a holding company whose principal assets are the common stock of GHB&M and Milton. The principal sources of funds for Healthworld are dividends from GHB&M and Milton and, upon consummation of the Offering, the proceeds of the Offering.

     GHB&M's cash provided by operations for the nine months ended September 30, 1997 was $1.1 million and was comprised of net income of $2.2 million, non-cash charges of $570,000, a decrease in accounts receivable of $109,000, an increase in accounts payable of $938,000, and an increase in accrued expenses of $294,000, partially offset by (i) an increase in unbilled production charges of $1.6 million, (ii) an increase in other assets of $989,000, and (iii) a decrease in advanced production billings of $500,000. GHB&M's cash used in investing activities for the nine months ended September 30, 1997 was $450,000 consisting of capital expenditures. GHB&M's cash used in financing activities for the nine months ended September 30, 1997 was $970,000 and was primarily comprised of S Corporation distributions to stockholders of $498,000 and the repayment of bank debt of $472,000, in the aggregate. GHB&M's accounts receivable tend to be highest during the fourth quarter as a result of the timing of GHB&M's billings to its clients, which generally are highest in the fourth quarter. The higher billings in the fourth quarter are attributable to a number of factors, including the timing of commencement, completion or cancellation of major projects and industry billing practices which are tied to annual marketing budgets. GHB&M's unbilled production charges may vary from period to period depending primarily on the stage of completion of the Company's ongoing projects for its clients.

     Milton's cash used in operating activities for the nine months ended August 31, 1997 was $349,000 and was comprised of (i) an increase in accounts receivable of $1.3 million, (ii) an increase in unbilled production charges of $109,000, (iii) an increase in other current assets and other assets of $285,000, partially offset by an increase in accounts payable and accrued expenses of $523,000, an increase in advance billings of $378,000, and non-cash charges of $346,000. Milton's cash used in investing activities for the nine months ended August 31, 1997 was $53,000, consisting of capital expenditures of $128,000, partially offset by the sale of fixed assets of $75,000. Milton's cash provided by financing activities for the nine months ended August 31, 1997 was primarily comprised of additional bank overdraft borrowings of $748,000, partially offset by repayment of bank loans and capital lease obligations of $186,000, and the payment of dividends of $160,000.

     Cash provided by operations of the Company on a combined basis for fiscal 1996 was $3.4 million and primarily consisted of net income for the period of $2.6 million, a reduction in unbilled production charges of $1.6 million, and an increase in accrued liabilities of $885,000, partially offset by an increase in accounts receivable of $2.1 million and a reduction in accounts payable of $394,000. Cash used in investing activities of the Company on a combined basis for fiscal 1996 was $913,000 and was primarily attributable to capital expenditures of $721,000, the acquisition of PDM and an additional equity interest in Milton Marketing for an aggregate of $242,000. Cash used in financing activities of the Company on a combined basis for fiscal 1996 was $1.4 million and was primarily comprised of S Corporation distributions to stockholders of $1.5 million and repayment of long-term debt and capital lease obligations of $66,000, which were partially financed by net proceeds from line of credit and bank overdraft borrowings of $109,000.

     With respect to the Company's billing practices for its non-contract sales services, fee billings for time incurred are billed either on a monthly retainer basis or in each month following a month in which services were provided by the Company. Production billings are progress billed when costs are incurred and final billed when completed. Fees for a portion of contract sales services are advanced billed prior to commencement of the assignment and the remainder of such fees are billed in the month following the month in which services were provided by the Company. GHB&M and Milton have each maintained reserves for bad debts, although neither GHB&M nor Milton has incurred any material losses from bad debts. The Company does not expect to incur any material losses from bad debts, although there can be no assurance to such effect. The Company believes that the continued growth and planned expansion of its contract sales operations will not materially adversely affect its ability to bill and collect on a timely basis for services provided.

     GHB&M's bank borrowings from Chase Manhattan Bank, N.A. (the 'GHB&M Credit Facility') consist of (i) an uncommitted line of credit (the 'GHB&M Line of Credit') which expires on June 30, 1998 and bears interest at the bank's prime rate (8.5% as of November 10, 1997) plus 1.0% per annum, pursuant to which GHB&M may request borrowings of, but the bank is not obligated to lend, up to $3.5 million, (ii) a term note in the principal amount of $300,000 (the 'GHB&M Term Note'), and (iii) a letter of credit in the amount of $300,000 (the 'GHB&M Letter of Credit'). The GHB&M Credit Facility is secured by a first security interest in GHB&M's personal property and is personally guaranteed by certain of GHB&M's stockholders. The GHB&M Term Note, which was provided to GHB&M to finance the construction of additional office space, had $151,000 outstanding as of September 30, 1997 and bears interest at 7.75% per annum and is payable in 36 equal monthly installments with the last installment due February 1999. Although no amounts were outstanding under the GHB&M Line of Credit as of September 30, 1997, $1.0 million was outstanding under the GHB&M Line of Credit as of November 10, 1997.

     Milton's borrowings consist of an overdraft facility (the 'Milton Overdraft Facility') with Bank of Scotland ('Bank of Scotland') in an amount which was reduced on October 31, 1997 from up to $1,222,500 to an aggregate amount of up to $815,000. Amounts drawn under the Milton Overdraft Facility bear interest payable at the United Kingdom base rate (7.0% as of August 31, 1997) plus 2.0% per annum (the 'Prevailing Rate'). As of August 31, 1997, Milton had an outstanding balance of approximately $1.2 million under the facility. Amounts owed by Milton under the Milton Overdraft Facility, as well as any other amounts which may be owed by Milton to Bank of Scotland, are secured under a debenture pursuant to which any securities held by MMGL in its subsidiaries are pledged to Bank of Scotland. The Milton Overdraft Facility expires on November 30, 1997, unless renewed or extended by Bank of Scotland prior to such date. In addition, as of August 31, 1997, Milton had the following outstanding indebtedness: (i) a term loan from Bank of Scotland (the 'Milton Term Loan') in the principal amount of $588,000 (of which $400,000 was outstanding on August 31, 1997), which bears interest payable at the Prevailing Rate with principal payable in installments of $58,000 each May and November through November 2000; (ii) a term loan in the principal amount of $456,000 (all of which was outstanding), which bears interest at the rate of 4% per annum, originally issued in connection with Milton's acquisition of Headcount, under which principal is due and payable in March 1998, and (iii) a term loan from National Westminster Bank plc in the principal amount of $75,000 ($10,000 of which was outstanding as of August 31, 1997), which bears interest at 10.5% per annum payable in monthly installments, with the final payment due in April 1998.

     As a result of the consummation of the Consolidation, the status of the companies comprising GHB&M (other than Syberactive) as S Corporations terminated and each of the companies comprising GHB&M is subject to Federal and state income taxes at applicable corporate rates. In connection with the termination of the S Corporation status of such companies, GHB&M entered into an agreement with respect to the Accounts Receivable Sale pursuant to which, prior to the consummation of the Consolidation, GHB&M sold approximately $2.6 million of its accounts receivable to an unaffiliated financial institution at a discount rate equal to 2% of the gross face amount of the accounts receivable sold. GHB&M's obligations in connection with the Accounts Receivable Sale are secured by a security interest in its existing and future accounts receivable and related assets. Immediately prior to the consummation of the Consolidation, GHB&M made the S Corporation Distributions to its stockholders of $3.7 million in the aggregate from existing cash balances for payment by such stockholders of income taxes due on S Corporation earnings. See 'The Consolidation.'

     The Company anticipates that capital expenditures for 1997 and 1998 will total approximately $700,000 (of which $578,000 has been spent as of September 30, 1997) and $1.3 million, respectively. Such expenditures will primarily include spending associated with the expansion of the Company's New York offices and the acquisition of additional office furniture and computer equipment.

     Pursuant to the Consolidation Agreements, the Company will pay to one of Milton's minority stockholders no later than July 31, 1999 an amount in cash up to approximately $320,000 based on the profits earned by PDM.

     As a result of the consummation of the Consolidation on November 12, 1997, the entities comprising GHB&M and Milton have become wholly owned subsidiaries of Healthworld and Healthworld operates as a holding company and conducts all of its operations through GHB&M and Milton. The Company's primary capital needs after the Offering will be for (i) approximately $2 million of start-up and other funding costs relating to the expansion of the Company's contract sales operations into the United States, (ii) approximately $1.3 million of capital expenditures, (iii) the repayment of a term loan in the principal amount of $456,000 which is due and payable in March 1998, (iv) funding working capital requirements and general corporate purposes, including working capital needs which will result from the Accounts Receivable Sale undertaken in connection with the S Corporation Distributions of approximately $3.7 million, and (v) potential acquisitions. The Company believes that cash generated from operations of GHB&M and Milton and the net proceeds received by the Company from the Offering will be sufficient to fund such capital needs on a short-term basis and for at least the next 12 months.

RESULTS OF OPERATIONS--GHB&M

     GHB&M's revenues are derived primarily from providing advertising and promotion, consulting, medical education, publishing and public relations services to its clients.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues for the first nine months of fiscal 1997 were $12.6 million, an increase of $2.4 million, or 23.6%, from $10.2 million for the first nine months of fiscal 1996. This increase was primarily attributable to a $2.2 million increase in revenues from advertising and promotion services and a $538,000 increase in revenues from consulting services, which increases were partially offset by declines in revenues from medical education services. The increases in advertising and promotion and consulting services resulted primarily from new projects from existing clients. The decline in revenues derived from medical education services primarily resulted from the timing of clients' medical education related activities.

     Salaries and related costs include all compensation and related benefits for all employees and contracted talent. Salaries and related costs for the first nine months of fiscal 1997 were $7.8 million, an increase of $1.1 million, or 16.8%, from $6.7 million for the first nine months of fiscal 1996. The increase was primarily attributable to the additional staff hired to support the increased level of business activity. Salaries and related costs represented 62.0% of revenues in the first nine months of fiscal 1997, as compared to 65.6% in the first nine months of fiscal 1996.

     Other operating expenses primarily include rent and occupancy, client development and other related administrative costs. Other operating expenses for the first nine months of fiscal 1997 were $2.5 million, an increase of $146,000, or 6.2%, from $2.4 million for the first nine months of fiscal 1996. Other operating expenses represented 20.0% of revenues in the first nine months of fiscal 1997, as compared to 23.3% in the first nine months of fiscal 1996.

     Income from operations for the first nine months of fiscal 1997 was $2.3 million, an increase of $1.2 million, from $1.1 million for the first nine months of fiscal 1996. Income from operations represented 18.0% of revenues in the first nine months of fiscal 1997, as compared to 11.1% in the first nine months of fiscal 1996. The increase in income from operations, as a percentage of revenues, resulted from the increase in revenues, without a commensurate increase in operating expenses.

     The provision for income taxes for the first nine months of 1997 was $177,000, an increase of $92,000 from $85,000 for the first nine months of 1996. This increase was primarily attributable to higher income before taxes in the first nine months of 1997, as compared to the first nine months of 1996. The effective tax rate was 7.5% for the first nine months of 1997, compared to 7.2% for the first nine months of 1996. As S Corporations, the companies comprising GHB&M (other than Syberactive) were not taxed at the Federal level but were subject to certain state corporate taxes and the New York City General Corporation Tax.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues for fiscal 1996 were $14.3 million, an increase of $1.9 million, or 15.7%, from $12.4 million for fiscal 1995. This increase was primarily attributable to a $1.1 million increase in revenues from advertising and promotion services, a $300,000 increase in revenues from consulting services and a $300,000 increase in revenues from medical education services, all of which principally resulted from new projects from existing clients.

     Salaries and related costs for fiscal 1996 were $8.9 million, an increase of $1.6 million, or 22%, from $7.3 million for fiscal 1995. Of such increase, $1.1 million was attributable to the additional staff hired to support the higher level of business activity and $500,000 was attributable to annual salary increases. Salaries and related costs represented 62.5% of revenues in fiscal 1996, as compared to 59.2% in fiscal 1995.

     Other operating expenses for fiscal 1996 were $3.2 million, an increase of $76,000, or 2.4%, from $3.1 million for fiscal 1995. Other operating expenses represented 22.3% of revenues in fiscal 1996, as compared to 25.2% in fiscal 1995.

     Income from operations for fiscal 1996 was $2.2 million, an increase of $256,000, or 13.3%, from $1.9 million for fiscal 1995. Income from operations represented 15.3% of revenues in fiscal 1996, as compared to 15.6% in fiscal 1995.

     The provision for income taxes for fiscal 1996 was $158,000, an increase of $34,000, or 27.4%, from $124,000 in fiscal 1995. This increase was primarily attributable to higher income before taxes in fiscal 1996, as compared to fiscal 1995. The effective tax rate was 7.2% in fiscal 1996, compared to 6.4% for fiscal 1995. As S Corporations, the companies comprising GHB&M (other than Syberactive) were not taxed at the Federal level but were subject to certain state corporate taxes and the New York City General Corporation Tax.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenues for fiscal 1995 were $12.4 million, an increase of $2.0 million, or 18.8%, from $10.4 million for fiscal 1994. This increase was primarily attributable to (i) an $800,000 increase in revenues from advertising and promotion services, resulting primarily from additional business relating to new projects from existing clients, (ii) a $600,000 increase in revenues from medical education services, resulting primarily from the completion of two significant projects in fiscal 1995, and (iii) a $300,000 increase in revenues from publishing services, resulting primarily from an increase in billing rates.

     Salaries and related costs for fiscal 1995 were $7.3 million, an increase of $910,000, or 14.2%, from $6.4 million for fiscal 1994. The increase was primarily attributable to the additional staff hired to support the higher level of business activity. Salaries and related costs represented 59.2% of revenues in fiscal 1995, as compared to 61.6% in fiscal 1994.

     Other operating expenses for fiscal 1995 were $3.1 million, an increase of $204,000, or 7.0%, from $2.9 million for fiscal 1994. This increase was primarily attributable to increased new business development costs of $250,000 and additional rent and occupancy costs of $150,000 related to expanded office space, which increases were partially offset by a decrease in professional fees of $300,000. Other operating expenses represented 25.2% of revenues in fiscal 1995, as compared to 28% in fiscal 1994.

     Income from operations for fiscal 1995 was $1.9 million, an increase of $839,000, or 77.1%, from $1.1 million for fiscal 1994. Income from operations represented 15.6% of revenues in 1995, as compared to 10.4% in fiscal 1994. The increase in income from operations, as a percentage of revenues, resulted from decreases in both salaries and related costs and other operating expenses as a percentage of revenues.


     The provision for income taxes for fiscal 1995 was $124,000, an increase of $105,000, or 553.0%, from $19,000 in 1994. Such increase was attributable to an increase in the effective tax rate of 6.4% in fiscal 1995, compared to 1.7% in fiscal 1994, and higher income before taxes in fiscal 1995, as compared to fiscal 1994. The increase in the effective tax rate was due to GHB&M's relocation of its graphic design facility to New York City in fiscal 1995.

RESULTS OF OPERATIONS--MILTON

     Milton's revenues are derived primarily from providing contract sales, advertising and promotion and public relations services to its clients.

NINE MONTHS ENDED AUGUST 31, 1997 COMPARED TO NINE MONTHS ENDED AUGUST 31, 1996

     Revenues for the first nine months of fiscal 1997 were $10.6 million, an increase of $3.4 million, or 47.7%, from $7.2 million for the first nine months of fiscal 1996. Such increase was primarily attributable to (i) a $2.7 million increase in revenues from contract sales services which resulted from additional business relating to the duration and size of assignments for existing clients and new clients, and (ii) a $527,000 increase in revenues from advertising and promotion services, which was primarily attributable to the operations of PDM (acquired in November 1996).

     Salaries and related costs include all compensation and related benefits for all employees and contracted talent. Salaries and related costs for the first nine months of fiscal 1997 were $8.3 million, an increase of $3.1 million, or 58.1%, from $5.2 million for the first nine months of fiscal 1996. The increase was primarily attributable to (i) $1.8 million in increased labor and other direct costs relating to Milton's contract sales operations, (ii) $600,000 relating to staffing costs incurred in anticipation of increased business activity in advertising and promotion and public relations, which did not occur in the period, and (iii) $350,000 relating to additional managerial staff hired to support the increased level of contract sales activity. Salaries and related costs represented 77.7% of revenues in the first nine months of fiscal 1997, compared to 72.6% in the first nine months of fiscal 1996.

     Other operating expenses primarily include rent and occupancy, client development and other related administrative costs. Other operating expenses for the first nine months of fiscal 1997 were $1.8 million, an increase of $483,000, or 36.8%, from $1.3 million for the first nine months of fiscal 1996. Such increase was primarily attributable to $230,000 of additional rent and occupancy costs related to expanded office space in connection with the acquisition of PDM and growth of Milton's contract sales operations, and increased miscellaneous costs of $245,000 primarily related to increased business development costs. Other operating expenses represented 16.9% of revenues in the first nine months of fiscal 1997, compared to 18.2% in the first nine months of fiscal 1996.

     Income from operations for the first nine months of fiscal 1997 was $579,000, a decrease of $84,000, or 12.7%, from $663,000 for the first nine months of fiscal 1996. Income from operations represented 5.4% of revenues for the first nine months of fiscal 1997, compared to 9.2% in the first nine months of fiscal 1996. Such declines were largely attributable to a reduction in the number of products approved by the government for 'switching' a drug from prescription to over-the-counter status. Milton has retained its talent pool in anticipation of a reversal of such trend. Additionally, losses from the public relations group added to the overall decline in income from operations. Milton is in the process of reducing its overhead associated with public relations to reflect current business activity.

     The provision for income taxes for the first nine months of fiscal 1997 was $182,000, a decrease of $39,000 or 17.6%, from $221,000 for the first nine months of fiscal 1996. The effective tax rate was 37.0% for the first nine months of 1997 and 1996.

YEAR ENDED NOVEMBER 30, 1996 COMPARED TO YEAR ENDED NOVEMBER 30, 1995

     Revenues for fiscal 1996 were $9.9 million, an increase of $5.5 million, or 125.0%, from $4.4 million for fiscal 1995. Such increase was primarily attributable to an increase of $5.1 million in revenues from Milton's contract sales operations, including $2.5 million of revenues attributable to the operations of Headcount (acquired by Milton in November 1995). The remainder of such growth in contract sales services resulted primarily from additional business from new clients.

     Salaries and related costs for fiscal 1996 were $6.8 million, an increase of $4.3 million, or 168.0%, from $2.5 million for fiscal 1995. Of such increase, approximately $3.4 million was attributable to labor and other direct costs attributable to Milton's contract sales operations, $400,000 was attributable to retaining the staff of Headcount (acquired by Milton in November 1995) and $400,000 was attributable to the additional managerial staff hired to support the increased level of business activity of Milton's contract sales operations. Salaries and related costs represented 68.7% of revenues in fiscal 1996, compared to 57.5% in fiscal 1995. As a percentage of revenues, Milton's contract sales operations generally have higher labor costs than those for other marketing and communications services.

     Other operating expenses for fiscal 1996 were $2.0 million, an increase of $707,000, or 54.0%, from $1.3 million for fiscal 1995. This increase was primarily attributable to additional rent and occupancy costs of $380,000 related to expanded office space and increased business development costs of $180,000, both of which resulted from the growth of Milton's contract sales operations (including the acquisition of ESP in November 1995) and the start-up of Milton's public relations business in May 1996. Other operating expenses represented 20.4% of revenues in fiscal 1996, compared to 29.8% in fiscal 1995. The decrease, as a percentage of revenues, was primarily attributable to such expenses generally being fixed relative to increases in Milton's revenues.

     Income from operations for fiscal 1996 was $1.1 million, an increase of $527,000, or 94.4%, from $558,000 for fiscal 1995. Income from operations represented 11.0% of revenues in 1996, compared to 12.7% in 1995.

     The provision for income taxes for fiscal 1996 was $366,000, an increase of $207,000, or 130.2%, from $159,000 for fiscal 1995. This increase was primarily attributable to higher income before taxes and minority interests in fiscal 1996, as compared to fiscal 1995. The effective tax rate was 37.0% in 1996, as compared to 29.3% in fiscal 1995. The difference in effective tax rates was due primarily to nondeductible goodwill in 1996 and United Kingdom marginal company rate relief in fiscal 1995.

YEAR ENDED NOVEMBER 30, 1995 COMPARED TO YEAR ENDED NOVEMBER 30, 1994

     Revenues for fiscal 1995 were $4.4 million, an increase of $1.7 million, or 65.0%, from $2.7 million for fiscal 1994. The increase was primarily attributable to (i) an increase of $1.2 million in revenues from Milton's contract sales operations which resulted primarily from business from new clients as such operations continued to grow, and (ii) an increase of $500,000 from advertising and promotion services which resulted from additional business from new and existing clients.

     Salaries and related costs for fiscal 1995 were $2.5 million, an increase of $1.0 million, or 71.7%, from $1.5 million for fiscal 1994. Of such increase, $800,000 was attributable to labor and other direct costs of Milton's contract sales operations, and the remainder was attributable to the addition of staff to support the higher level of business activity and normal annual salary increases to existing employees. Salaries and related costs represented 57.5% of revenues in fiscal 1995, compared to 55.3% in fiscal 1994.

     Other operating expenses for fiscal 1995 were $1.3 million, an increase of $508,000, or 63.3%, from $802,000 for fiscal 1994. This increase was primarily attributable to additional business development costs of $200,000, additional rent and occupancy costs of $100,000 and additional other operating expenses of $100,000. Other operating expenses represented 30.0% of revenues in each of fiscal 1995 and fiscal 1994.

     Income from operations for fiscal 1995 was $558,000, an increase of $168,000, or 43.1%, from $390,000 for fiscal 1994. Income from operations represented 12.7% of revenues in fiscal 1995, compared to 14.6% in fiscal 1994. The decrease, as a percentage of revenues, was primarily attributable to the growth of Milton's contract sales operations.

     The provision for income taxes for fiscal 1995 was $159,000, an increase of $42,000, or 35.9%, from $117,000 for fiscal 1994. This increase was primarily attributable to higher income before taxes and minority interests in fiscal 1995, as compared to fiscal 1994. The effective tax rate was 29.3% in 1995, as compared to 31.0% in 1994. The difference in effective tax rates was due to differences in United Kingdom marginal company rate relief in fiscal 1994.

ACCOUNTING STANDARDS

     In March 1997, the Financial Accounting Standards Board (the 'FASB') issued SFAS No. 128, 'Earnings Per Share.' This statement establishes standards for computing and presenting earnings per share ('EPS'), replacing the presentation of currently required Primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation for both Basic EPS and Diluted EPS on the face of the statement of earnings.

Under this new standard, Basic EPS is computed based on weighted average common shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock, or from other contracts to issue common stock, and is similar to the currently required Fully Diluted EPS. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. The adoption by the Company of SFAS No. 128 will have no impact on the Company's reporting of EPS.

     In October 1995, the FASB issued SFAS No. 123, 'Accounting for Stock Based Compensation.' The statement encourages, but does not require, companies to account for stock compensation awards based on their fair value at the date the awards are granted. The resulting compensation award would be shown as an expense on the statement of earnings. Alternatively, the statement allows for the continued use of Accounting Principles Boards ('APB') Opinion No. 25, 'Accounting for Stock Issued to Employees,' which generally results in no compensation cost for most fixed stock-option plans, with pro forma disclosure of net income and earnings per share determined as if the fair value based method had been applied in measuring compensation cost. The Company will adopt SFAS No. 123 in fiscal 1997 by continuing to apply the provisions of APB Opinion No. 25 while providing the required pro forma disclosures as if the fair value method had been applied.

     In March 1995, the FASB issued SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of,' which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. SFAS No. 121, which was adopted in fiscal 1996, did not have a material impact on either GHB&M's or Milton's results of operations, cash flows or financial position.

                                    BUSINESS

     The following presentation contains forward looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under 'Risk Factors' and elsewhere in this Prospectus.

OVERVIEW

     The Company is an international marketing and communications services company specializing in health care. The Company provides many of the world's largest pharmaceutical and other health care companies with a comprehensive range of integrated strategic marketing services designed to accelerate the market's acceptance of new products and to sustain marketability throughout their life-cycles. The Company's services include advertising and promotion, contract sales, consulting, publishing, medical education, public relations, interactive multimedia, database marketing and marketing research services.

     Healthworld was incorporated in Delaware in September 1996 and conducted no operations prior to the consummation of the Consolidation on November 12, 1997. In connection with the Consolidation, the entities comprising GHB&M and Milton became wholly owned subsidiaries of Healthworld on November 12, 1997, and Healthworld conducts all of its operations in the United States through GHB&M and in the United Kingdom through Milton. GHB&M and Milton have been operating in the marketing and communications industry since April 1986 and August 1978, respectively. See the Combined Financial Statements of GHB&M and the Consolidated Financial Statements of Milton contained elsewhere in this Prospectus.

INDUSTRY BACKGROUND

     Pharmaceutical and other health care companies have been increasing their spending on advertising, marketing and other communications services. Worldwide spending by pharmaceutical and biotechnology companies on promotional marketing and contract sales is estimated to reach $5.9 billion in 1997 and to increase by $1.0 billion by 1999. Additionally, $3.0 billion is spent annually on continuing medical education. The Company believes that such growth will continue due to a number of factors, including the following:

     NEED TO MAXIMIZE RETURNS ON NEW DRUGS. In response to the increasing costs and time required to develop and commercialize a new pharmaceutical product, pharmaceutical companies implement marketing and communications programs to achieve rapid market penetration for newly developed products. The cost of developing a new clinical drug is estimated to be approximately $500 million, and the research and development process for a new clinical drug, from the beginning stages of research to obtaining final regulatory approval in the United States, is estimated to take approximately 15 years. As a result, once a pharmaceutical company is ready to begin commercial introduction of a newly developed drug, only approximately five years of patent protection may remain. In order to recoup their costs of development, maximize sales, develop brand acceptance and loyalty and achieve a higher market share in the shortest time period possible, pharmaceutical companies now begin their marketing efforts for a new drug in its development stage and, upon regulatory approval and commercialization, continue with sophisticated large-scale advertising and marketing campaigns.

     CHANGES IN THE HEALTH CARE INDUSTRY. In response to governmental and market pressures to reduce the cost of health care services and products while providing such services to a greater portion of the population, the health care industry has undergone significant changes, including the emergence of managed care as a primary means for delivery of and payment for such services and products. Pharmaceutical and other health care companies and providers are being forced to deliver a greater volume of services and products at reduced costs. In addition to justifying health care services and products on the basis of safety and efficacy, pharmaceutical and health care companies and providers must now also focus increasingly on economic factors and cost-efficiency with respect to their services and products. As a result, health care companies are spending more money on marketing and communications services to educate health care providers, consumers and managed care companies and other third party payor organizations as to the cost-effectiveness, as well as safety and efficacy, of their products.

     GROWTH OF DIRECT-TO-CONSUMER MARKETING. During the last five years the use of direct-to-consumer marketing ('DTC') to promote prescription drugs to consumers has grown rapidly. Prior to the emergence of

DTC, prescription drugs were promoted almost exclusively to physicians. In 1996, the first year in which more money was spent on DTC to promote prescription drugs than on advertising to physicians, industry sources report that pharmaceutical companies spent approximately $600 million on DTC, which is twice as much as they spent in 1995 and almost 10 times more than in 1991, and that figures for the first few months of 1997 suggest that the total may double again and may exceed $1.0 billion for the year.

     The Company believes that the tremendous growth in DTC in the United States (DTC is currently prohibited in Europe by governmental regulations) evolved in response to the increased costs of developing and commercializing new drugs and the changes brought about by health care reform and managed care, as well as increased consumer awareness of, and participation in, decisions concerning health care treatment. As a result, DTC was developed to create brand awareness and brand loyalty among consumers and to motivate the consumer to specifically request more information from their physician with respect to a specific brand of drug to determine its appropriateness for their treatment. In the past, DTC has been primarily communicated through print media due to regulations imposed by the United States Food and Drug Administration (the 'FDA') that controlled the content of television advertisements. In August 1997, the FDA relaxed such regulations by allowing televised DTC campaigns to promote the benefits of specific brand-name drugs while only displaying the major side effects and risks of such drugs in an easily understood format, as compared to the previously required display of complex and lengthy data. The Company believes that the relaxation of such FDA regulations will contribute to the rapid growth of DTC, which the Company expects will continue, and that pharmaceutical companies will increasingly rely primarily on marketing and communications firms with particular expertise in DTC of prescription drugs.


     INCREASED USE OF OUTSOURCED SALES AND MARKETING SERVICES. Pharmaceutical and other health care companies, in response to cost-containment pressures, are increasingly outsourcing labor intensive, high cost services, including marketing and sales and research functions. For example, the introduction of a new drug requires the immediate availability of a large number of specially trained sales personnel. As a result, pharmaceutical and other health care companies are increasingly relying on contract sales organizations to assemble, train and provide them with the largest possible sales force covering numerous locations to achieve rapid market penetration and increased sales volume.

     NEW MEDIA. Advances in technology are dramatically influencing the delivery of marketing information. Recent developments in digital technology such as CD-ROM, the World Wide Web, the Internet, laptop PC presentations and interactive kiosks are revolutionizing the marketing industry. For example, interactive multimedia are increasingly being used for patient and physician education, sales force training and public relations. The Company believes that pharmaceutical and other health care companies will continue to seek to retain progressive marketing and communications companies that have the resources and expertise to develop and incorporate interactive multimedia and other new technology in their programs and campaigns.

     NEED FOR GLOBAL EXPERTISE. The Company believes globalization is developing as a result of the recent surge of multinational consolidations in the pharmaceutical industry, increased foreign protection of intellectual property, the development of large multi-country trading blocks which may lead to reduced barriers to foreign commerce, and world-wide access to common information through the development and use of new media. The Company believes that in the future, pharmaceutical and other health care companies will seek to retain marketing and communications firms specializing in health care that have international reach and experience and are capable of developing multinational campaigns, or campaigns on a region-by-region basis, with consistent concepts.

STRATEGY

     The Company's strategy is to capitalize on continued growth in marketing and communications spending by pharmaceutical and other health care companies by
(i) maintaining and enhancing its creative excellence and technical expertise,
(ii) offering its clients a comprehensive range of integrated services, (iii) continuing to specialize in health care marketing and communications services,
(iv) increasing its contract sales services, and (v) further expanding globally. The Company intends to implement its strategy through internal development and potential acquisitions.

     MAINTAIN AND ENHANCE CREATIVE EXCELLENCE AND TECHNICAL EXPERTISE. The Company seeks to recruit the best available creative talent to maintain its creative excellence. The Company believes that its creative talent enables it to develop new ways to effectively promote its clients' products. The Company believes that GHB&M is an industry leader in the development of DTC campaigns for prescription drugs and that Milton is an industry leader in the development of marketing strategies and campaigns for 'switching' a drug from prescription to over-the-counter (non-prescription) status based on the number of assignments GHB&M and Milton have performed in such respective areas. The Company believes that GHB&M was one of the first firms to develop a DTC campaign for a prescription drug. GHB&M currently has 12 DTC assignments. GHB&M, which has consistently been recognized in the industry as one of the top health care communications agencies, was named 'Agency of the Year' in 1993 and 1996 by Med Ad News, a medical advertising and communications trade publication, based on a number of criteria, including creative marketing ability and account wins and losses, and was a finalist for such award in 1992 and 1994. GHB&M was also named 'Most Creative Agency' by Med Ad News in 1995, based on a poll of the presidents of the top 50 communications agencies. In addition, the Company maintains a high level of technological expertise and utilizes new interactive multimedia and other new technologies in its programs and campaigns.

     OFFER A COMPREHENSIVE RANGE OF INTEGRATED SERVICES. The Company believes that its clients are continuing to expand their sales and marketing efforts and require marketing and communications companies that can provide a comprehensive range of integrated services. The Company's communications services include advertising and promotion, publishing, medical education, public relations, consulting, interactive multimedia and database marketing services. The Company also provides contract sales and marketing research services. Through such diversification, the Company is able to provide a specific service or cross-sell multiple services to its clients within a fully integrated campaign. The Company believes that it will continue to realize significant benefits by capitalizing on available opportunities which may arise to increase the number of services it provides.

     CONTINUED SPECIALIZATION IN HEALTH CARE. The Company will continue to focus on providing its services primarily to pharmaceutical and other health care companies. The Company believes that its expertise in and understanding of the business, consumer, scientific, medical and regulatory issues relating to the health care industry are critical in developing the most effective marketing campaigns and strategies with respect to pharmaceutical and other health care products and services. The Company's staff includes physicians, pharmacists, biologists and other personnel with extensive experience in providing marketing and communications services to health care companies. The Company intends to continue to recruit experienced health care and scientific professionals to ensure that its knowledge base remains up to date.

     EXPANSION OF CONTRACT SALES SERVICES. Pharmaceutical and other health care companies are increasingly outsourcing certain marketing and sales services to contract sales organizations. Currently, the Company's contract sales organization operates only in the United Kingdom and provides its services primarily to consumer products companies, utilities and other non-health care related companies. The Company began providing contract sales services to pharmaceutical and other health care companies in order to take advantage of the increased use by such companies in the United Kingdom of contract sales forces to market their products in May 1997 and as of September 30, 1997 revenues generated from such clients were not significant. The Company intends to expand its contract sales operations into the United States by the end of the second quarter of 1998 and anticipates that such operations will focus almost exclusively on pharmaceutical and other health care products. The Company believes that contract sales will enable it to complement its existing communications services with a flexible sales force designed to augment its clients' sales activities.

     EXTEND GLOBAL REACH. The Company believes that pharmaceutical and other health care companies will increasingly seek to retain marketing and communications companies with international reach and experience. The Company believes that it is positioned to address such future demand through its operations in the United States and the United Kingdom, and through Healthworld B.V., a world-wide network of licensed independent advertising agencies located in 13 other countries of which GHB&M and Milton are founding licensees. Healthworld B.V. generally operates as a trade organization through which its licensed agencies, including GHB&M and Milton, provide business referrals to one another. In addition, Healthworld B.V. enables GHB&M and Milton and its other member agencies to utilize the creative talents of other member agencies that have expertise and knowledge of particular countries or geographic regions in order to develop consistent and integrated multinational campaigns for its clients. See '--Healthworld B.V.' The Company currently intends to continue to expand the Healthworld B.V. network and will regularly evaluate opportunities to expand its business into other international locations.

     GROWTH THROUGH ACQUISITIONS. The Company intends to pursue acquisitions of marketing and communications companies specializing in health care in its existing markets and internationally, including possibly acquiring Healthworld B.V. licensed independent agencies. The Company anticipates that it will apply a portion of the net proceeds of the Offering to undertake such acquisitions if suitable acquisition candidates are identified. While the Company regularly evaluates and discusses potential acquisitions, the Company currently has no understandings, commitments or agreements with respect to any such acquisitions. See 'Risk Factors-- Management of Growth; Acquisition Risks,' 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

SERVICES

     The Company provides a wide array of marketing and communications services to its clients ranging from the execution of a discrete marketing project, such as designing product packaging, to taking responsibility for the overall marketing message, which enables the Company to incorporate a wide variety of its services into one integrated marketing campaign. The Company seeks to develop brand loyalty and awareness for its clients at any stage of a product's life-cycle and approaches each project by carefully evaluating the product, the client's goals with respect to such product and industry and competitive considerations.

     GHB&M's revenues are derived primarily from providing advertising and promotion, consulting, publishing and medical education services to its clients. In addition, GHB&M also offers other marketing and communications services to its clients, including public relations, interactive multimedia, database marketing and marketing research services. Milton's revenues are derived primarily from providing contract sales, advertising and promotion and public relations services to its clients.


     The services provided by the Company include:

     ADVERTISING AND PROMOTION. The Company's traditional advertising and promotion services include developing creative concepts for advertising campaigns for pharmaceutical and other health care products and applying such creative concepts to the development and production of a wide variety of marketing and promotional materials, including medical journal advertisements, direct mail materials, sales force brochures, hospital displays, convention exhibit panels, drug sample packages and reminder promotional items. Such campaigns are targeted almost exclusively to physicians, nurses and other health care providers and to wholesale distributors. The Company also analyzes marketing research data, which is either developed by the Company (through various methods including focus group studies, telephone interview studies and mailings) or obtained from its clients and other third-party sources, to determine the most appropriate audience to target as well as the types of marketing and promotional materials to employ in a campaign.

     In response to the rapid growth of DTC during the last five years, GHB&M expanded its advertising and promotion services to include DTC. The Company believes that GHB&M was one of the first firms to develop a DTC campaign for prescription drugs and has become an industry leader in developing such DTC campaigns based on the number of DTC assignments it has performed. Through a dedicated team engaged exclusively in developing DTC campaigns, the Company believes it offers more specialized and comprehensive services to its clients than firms which focus primarily on the promotion of consumer products generally or on non-DTC advertising and the promotion of pharmaceutical products. In fiscal 1994, 1995, 1996 and the fiscal nine months ended September 30, 1996 and 1997, the Company's revenues from DTC represented 18%, 21%, 20%, and 18% and 15%, respectively, of the Company's pro forma combined revenues.

     The Company also believes that Milton is an industry leader in Europe in developing campaigns for 'switching' a drug from prescription to over-the-counter status based on the number of switching assignments it has performed. For example, in the United Kingdom, Regaine (Rogaine in the United States), a product of Pharmacia & Upjohn, never achieved its sales expectations as a prescription-only product despite being advertised and promoted to physicians by other agencies. The Company believed that Regaine's lack of success was primarily attributable to doctors' skepticism of the drug's effectiveness and a general perception of hair loss being a cosmetic problem rather than a medical disorder. In May 1995, the Company presented a comprehensive plan to Pharmacia & Upjohn that included a new positioning and field marketing program emphasizing the product's ability to stop further hair loss and relegated the regeneration of hair to a secondary message. The Company developed and implemented an integrated media plan which incorporated seven consumer advertisements, special pharmacist programs (including in-store training manuals and display materials), and a public relations launch in London.

     GHB&M generated revenues from its advertising and promotion services of approximately $7.7 million in fiscal 1994, $8.5 million in fiscal 1995, $9.6 million in fiscal 1996, $6.9 million for the nine months ended September 30,

1996 and $9.2 million for the nine months ended September 30, 1997, constituting 74%, 68%, 67%, 68% and 73%, respectively, of GHB&M's combined revenues in each of such periods. Milton generated revenues from its advertising and promotion services of approximately $2.4 million in fiscal 1994, $2.9 million in fiscal 1995, $3.1 million in fiscal 1996, $2.2 million for the nine months ended August 31, 1996 and $2.7 million for the nine months ended August 31, 1997, constituting 90%, 66%, 31%, 30% and 25%, respectively, of Milton's consolidated revenues in each of such periods. The Company's pro forma combined revenues from advertising and promotion services were approximately $10.0 million in fiscal 1994, $11.4 million in fiscal 1995, $12.7 million in fiscal 1996, $9.1 million for the fiscal nine months ended September 30, 1996 and $11.9 million for the fiscal nine months ended September 30, 1997, constituting 77%, 68%, 52%, 52% and 51%, respectively, of the Company's total pro forma combined revenues in each of such periods.

     CONTRACT SALES SERVICES. The Company offers a flexible range of contract sales services which are delivered through dedicated and syndicated sales teams. The Company's contract sales teams form a network of trained professionals that provides clients with substantial flexibility in selecting the extent and costs of promoting products as well as the clients' level of involvement in managing the sales effort. Dedicated sales teams are comprised of sales representatives recruited by the Company in accordance with client specifications to conduct sales efforts for a particular client. Dedicated sales teams can be managed by the Company or can report directly to the client, depending on client preference. Syndicated sales teams promote a number of products for different clients and are generally managed directly by the Company.

     The Company believes that speed of recruitment, quality of training and management of sales representatives, supported by advanced information technology, are key to providing clients with a sales force tailored to meet their geographic and scheduling needs. The Company's ability to assemble a sales team quickly is a product of combining the talents of experienced personnel for screening and interviewing candidates with the use of information technology to expedite recruitment. The Company believes that it can recruit client-specific national sales force in as few as eight to 12 weeks, depending on the assignment. Sound hiring procedures, supplemented by the Company's internal training and development programs, help to ensure the quality of recruited personnel.

     Currently, the Company provides its contract sales services in the United Kingdom primarily to consumer product companies, utilities and other non-health care related companies. The Company hires sales personnel on a project-by-project basis, with the actual number of representatives retained contingent upon a particular assignment. The Company maintains a database listing approximately 5,000 sales personnel, and typically employs, either on a part-time or full-time basis, approximately 1,000 sales persons at any given time.

     The Company began providing contract sales services to pharmaceutical and other health care product companies in the United Kingdom in May 1997 and as of September 30, 1997 revenues generated from such clients were not significant. In addition, the Company currently intends to begin providing contract sales services in the United States by the end of the first quarter of 1998. The Company anticipates that its contract sales operations in the United States will focus almost exclusively on pharmaceutical and other health care products and services.

     Milton generated revenues from its contract sales services of approximately $280,000 in fiscal 1994, $1.5 million in fiscal 1995, $6.6 million in fiscal 1996, $4.9 million for the nine months ended August 31, 1996 and $7.7 million for the nine months ended August 31, 1997, constituting 11%, 34%, 67%, 69% and 72%, respectively, of Milton's consolidated revenues in each of such periods, and 2%, 9%, 27%, 29% and 33%, respectively, of the Company's total pro forma combined revenues in each of such periods. GHB&M did not have any contract sales operations during such periods.

     CONSULTING. The Company's consulting services include strategic planning, new product development, clinical and regulatory affairs and health economics. Clients retain the Company to assist them in the development of strategic and business plans. Typically, the Company investigates and studies the results of clinical trials and marketing research studies to formulate a strategic direction for a client's products. The Company may recommend to its clients, among other things, conducting cost effectiveness clinical studies, extending patent life protection through line extensions, considering various approaches to dealing with the FDA, and developing pricing strategies and specific clinical trials to support certain marketing objectives. The Company currently subcontracts clinical and regulatory affairs and health economics consulting services to independent companies specializing in such services. While the Company is currently considering expanding to provide such regulatory affairs and health economics consulting services 'in-house,' there can be no assurance that the Company will, in the future, expand into such services.

     GHB&M generated revenues from its consulting services of approximately $1.4 million in fiscal 1994, $1.5 million in fiscal 1995, $1.8 million in fiscal 1996, $1.3 million for the nine months ended September 30, 1996 and $1.8 million for the nine months ended September 30, 1997, constituting 14%, 13%, 13%, 12% and 14%, respectively, of GHB&M's combined revenues in each of such periods, and 11%, 9%, 8%, 7% and 8%, respectively, of the Company's total pro forma combined revenues in each of such periods. Milton does not provide consulting services.

     PUBLISHING. DTC publications are increasingly being employed as an additional element of an integrated marketing campaign to promote disease awareness, understanding of and compliance with treatment, and brand awareness and loyalty. As part of a DTC campaign developed by the Company for Wyeth-Ayerst Laboratories' drug Premarin, an estrogen replacement for menopausal women, the Company publishes and manages the circulation for Seasons, a bi-monthly magazine for women who are on Premarin therapy, which is devoted to women's health care issues, including issues concerning menopause and osteoporosis as well as the efficacy and benefits of the drug and the means by which it can help improve overall quality of life. The Company believes that the magazine's current per issue circulation of 1.0 million Premarin patients makes it one of the most popular women's health magazines ever published and that the Company's integrated marketing campaign has contributed to Premarin becoming one of the world's leading drugs in terms of prescription sales volume.

     The Company is seeking to expand its publishing business by offering DTC publications to pharmaceutical companies as a marketing tool with respect to drugs used for long term therapy for chronic conditions or illnesses such as asthma, arthritis, ulcers, heart disease, diabetes and obesity. In addition, the Company believes that such DTC publications can be utilized by insurers and managed care companies as part of a disease specific management program designed to educate a patient as to his or her disease, including treatment options and lifestyle advice which may lead to an overall reduction in the cost of treatment and care.

     GHB&M generated revenues from its publishing services of approximately $757,000 in fiscal 1994, $1.1 million in fiscal 1995, $1.2 million in fiscal 1996, $745,000 for the nine months ended September 30, 1996 and $732,000 for the nine months ended September 30, 1997, constituting 7%, 8%, 8%, 7% and 6%, respectively, of GHB&M's combined revenues in each of such periods, and 6%, 6%, 5%, 4% and 3%, respectively, of the Company's total pro forma combined revenues in each of such periods. Milton does not have publishing operations.

     MEDICAL EDUCATION. The Company develops medical educational programs targeted primarily to health care providers that are tied closely to the strategy and marketing goals for its clients, including continuing medical education programs for which physicians obtain credit and are required to complete to maintain their licenses. In addition to planning, implementing and managing symposia, workshops and other conferences that commonly utilize a multi-disciplinary faculty to address the full spectrum of care on featured topics, the Company creates newsletters, articles, slide lecture kits and posters. The Company also assists pharmaceutical and other health care companies in developing, writing and placing journal articles and supplements, and offers specialized training programs which incorporate new training technologies that can be applied in selling pharmaceutical products to non-traditional purchasers, including managed care organizations and public health officials. The Company offers such services throughout a product's life-cycle, including prior to regulatory approval, in order to create awareness and generate interest among the health care community about such product prior to such approval.

     GHB&M generated revenues from its medical education services of approximately $530,000 in fiscal 1994, $1.1 million in fiscal 1995, $1.4 million in fiscal 1996, $1.1 million for the nine months ended September 30, 1996 and $750,000 for the nine months ended September 30, 1997, constituting 5%, 9%, 10%, 10% and 6%, respectively, of GHB&M's combined revenues in each of such periods, and 4%, 7%, 6%, 6% and 3%, respectively, of the Company's total pro forma combined revenues in each of such periods. Milton does not provide medical education services.

     PUBLIC RELATIONS. The Company provides a broad range of public relations services to its clients, including tactical development, media relations, crisis management, special events, public sponsorship packages, professional and patient association liaison, grant and fellowship initiatives, editorial projects, graphic design and video production. The Company typically integrates its public relations programs into its overall marketing campaign for a client. The Company believes that its in-depth knowledge of professional trade and consumer media and its strong media contacts provide it with ongoing opportunities to place high impact stories publicizing client products and services.

     INTERACTIVE MULTIMEDIA. The Company develops and incorporates interactive multimedia and other new technologies into its programs and campaigns. The Company has utilized virtually all existing digital formats, including laser disc, kiosks, on-line and CD-ROM and owns an extensive archive of over 4,000 medical illustrations which it incorporates in such multimedia formats. The Company also provides website design and updating, demographics targeting, statistical measurement and list analysis. The Company believes that interactive multimedia are particularly attractive to its clients because specific audiences can be targeted.

     DATABASE MARKETING. The Company employs database technology to develop and implement marketing campaigns that are targeted to specific audience profiles. The Company utilizes its own or its clients' databases as well as databases it leases from third parties (including the American Medical Association). Through its direct marketing division, the Company developed and manages a database of
1.5 million patients generated from current and former patient readers per issue of Seasons.

     MARKETING RESEARCH. The Company develops and offers its clients specialized research programs to measure the 'return on investment' ('ROI') of its DTC and other marketing programs. The ROI model utilized by the Company is a proprietary model based on a consumer products research methodology that has been adapted and modified for use with respect to prescription drugs. Through the use of its ROI model, the Company has established normative data that it will use as benchmarks for future ROI studies. The Company believes that data from such programming assists the Company and its clients in determining the most effective means of marketing a particular product.

     Revenues from public relations, interactive multimedia, database marketing and marketing research services, in the aggregate, did not constitute more than 3% of GHB&M's combined revenues, Milton's consolidated revenues or the Company's pro forma combined revenues in any fiscal year.

HEALTHWORLD B.V.

     Healthworld B.V. is a world-wide network of licensed independent marketing and communications agencies which began operating in August 1993. Healthworld B.V. was organized as a Dutch corporation by GHB&M, Milton and two other founding licensees in response to the founders' belief that pharmaceutical and other health care companies will increasingly seek to retain marketing and communications companies with international reach and experience. Healthworld B.V. generally operates as a trade organization through which its licensed agencies, including GHB&M and Milton, provide business referrals to one another and, where appropriate, work with other licensed agencies with respect to projects which require expertise in other geographic markets. As such, Healthworld B.V. does not generate revenues from operations and is funded solely by membership fees and royalty payments from its licensees. Healthworld B.V. enables its member agencies to utilize the creative talents of other member agencies that have expertise and knowledge of particular countries or geographic regions to develop consistent and integrated multinational campaigns for the clients of such member agencies.


     Healthworld B.V. currently consists of GHB&M in the United States, Milton in the United Kingdom, and 13 other licensed independent marketing and communications agencies located in Belgium, Canada, Denmark, Finland, France, Holland, Hungary, Italy, Norway, Russia, South Africa, Spain and Sweden. Member agencies are carefully selected based on, among other things, quality of work, local reputation, client base and certain other organizational and financial criteria. Each member agency has entered into a license agreement with Healthworld B.V. which provides, among other things, that such agency will perform services for the clients of any other member agency upon request by such other member agency. In addition, each such license agreement provides for the member agency to pay a royalty fee to Healthworld B.V. and permits such member agency to use certain of Healthworld's trademarks within its geographic market.

     GHB&M and Milton each own 30.2% of the capital stock of Healthworld B.V., and the remainder is owned by nine other member agencies. Each agency that enters into a license agreement with Healthworld B.V. is given the opportunity to become a shareholder of Healthworld B.V. Healthworld B.V. is managed by a Board of Directors consisting of five members, and each of GHB&M and Milton is entitled to designate one of such members.

     Although to date, Healthworld B.V. has neither conducted significant operations nor contributed materially to GHB&M's or Milton's results of operations, the Company believes that Healthworld B.V. has enabled the Company to attract additional clients based upon the Company's ability to offer global reach and expertise.

CLIENTS

     The Company currently services approximately 45 clients. The Company's clients are primarily pharmaceutical and other health care companies, including health care service providers and manufacturers of diagnostic equipment, medical equipment, medical devices and medical supplies. The Company's major clients include many of the world's largest pharmaceutical companies. The Company has enjoyed long-standing relationships with many of such clients, a number of which have lasted for more than five years. The Company currently provides its contract sales services in the United Kingdom primarily to consumer products companies, utilities and other non-health care related companies.

     The following list sets forth in alphabetical order pharmaceutical and other health care clients of the Company who each represented $350,000 or more of the Company's pro forma combined revenues in fiscal 1996, as well as the corresponding percentage of the Company's pro forma combined revenues represented by each such client in fiscal 1996:

Applied Microbiology, Inc. (1.7%)
Connaugh Laboratories (1.7%)
Eli Lilly & Co. (2.7%)
The Hospital Saving Association (3.4%)
Johnson & Johnson/Merck-Sharp-Dome
  (a joint venture) (2.0%)

Ortho/McNeil Pharmaceuticals (a division of
  Johnson & Johnson) (9.3%)
Roche Laboratories (4.3%)
Sanofi Winthrop Pharmaceuticals (a division
  of Sanofi Winthrop, Inc.) (5.2%)
SmithKline Beecham Pharmaceuticals (1.5%)
Whitehall Laboratories (a division of American
  Home Products) (2.0%)
Wyeth-Ayerst Laboratories (a division of
  American Home Products) (24.8%)

     The Company's contracts with its clients, except with respect to contract sales services, generally have a term of one year and, with respect to long-term projects, are renewed on a year-to-year basis. Such contracts typically relate to specific services or services only for specific products and may be terminated by the client on short notice. The Company's contracts relating to its contract sales services generally are either short-term (i.e., one week to six months) or long-term (i.e., up to three years), and may also be terminated by the client on short notice. The Company typically enters into contracts with new clients or contracts for additional projects from existing clients either by being directly retained by such clients or after being invited to bid and successfully bidding on projects for such clients.

     Clients are not generally bound to an individual agency and may move their accounts at any time from one agency to another. In addition, clients generally tend to use more than one agency for their marketing requirements. Client conflicts of interest are inherent in the marketing and communications industry, particularly with respect to pharmaceutical and other health care clients for whom the Company performs advertising services, due to the proprietary nature of such clients' products. The Company's ability to compete for new clients and assignments is limited by the Company's general practice, and the practice followed by many of the Company's competitors, of not representing more than one client with competing product lines. In addition, the

Company is often contractually precluded from representing companies with competing products. As a result, the Company may not be retained by existing, new and potential clients with respect to certain products if the Company provides marketing or communications services for competing products.

INTELLECTUAL PROPERTY

     In 1997, the Company entered into a 50-year license agreement (the 'License Agreement') with Healthworld B.V. pursuant to which Healthworld B.V. granted the Company rights to use the 'Healthworld' and 'Healthworld Communications' trademarks, the tradename 'Healthworld,' and the Healthworld logo, for $1.00 per year. Under the License Agreement, Healthworld B.V. must obtain the Company's prior written consent before further licensing such licensed property. Healthworld B.V. has trademarks registered with the United States Patent and Trademark Office for the words 'Healthworld' and 'Healthworld Communications' which expire in March 2004 and for the Healthworld name together with its logo which expires in May 2005. Healthworld B.V. also has trademarks registered or applications for such registrations pending for the tradename 'Healthworld' and the Healthworld logo in the United Kingdom and in each of the other countries in which licensed Healthworld B.V. agencies are located, as well as several other countries. The Company considers all of such United States and United Kingdom trademarks to be material to its operations.

COMPETITION

     The health care marketing and communications industry throughout the United States and Europe is highly competitive. The Company competes with many other marketing and communications firms, including international and regional full-service and specialty marketing and communications firms. Consolidation within the pharmaceutical and health care industries as well as a trend by pharmaceutical and health care companies to limit outsourcing of sales, marketing and communications services to fewer organizations has heightened the competition among such service providers for a smaller number of clients. In addition, many of the larger consumer product marketing and communications companies have acquired specialty health care marketing and communications companies, which themselves have been increasingly consolidating in recent years. For instance, each of Bozell, Jacobs, Kenyon & Eckhardt, Grey Advertising, Interpublic Group, Omnicom Group, Inc., Saatchi & Saatchi Advertising Affiliates Holdings, Inc. and Young & Rubicam, Inc., has one or more divisions specializing in health care marketing and communications. Many of these companies have substantially greater financial resources, personnel and facilities than the Company. If the previously described consolidation trends continue, the Company may face greater competition for its clients and for acquisition candidates. Although the Company believes it is able to compete on the basis of the quality of its creative product, service, reputation and personal relationships with clients, there can be no assurance that the Company will be able to maintain its competitive position in the industry.

     With respect to contract sales services provided to consumer products companies in the United Kingdom, the Company currently competes against in-house sales departments of such companies and contract sales organizations operating in the United Kingdom, many of which are larger and have substantially greater financial resources. With respect to contract sales services targeted to pharmaceutical and medical devices, the Company currently competes in the United Kingdom, and, if such services are expanded into the United States, will compete in the United States, against the in-house sales departments of pharmaceutical companies and local contract sales organizations specializing in pharmaceutical and medical device products. The primary competitive factor affecting contract sales and marketing services is the ability to quickly assemble, train and manage large qualified sales forces to handle broad scale sales campaigns. The Company believes that it competes favorably in these areas in the United Kingdom with respect to its non-health care related contract sales services. However, with respect to health care related contract sales services, there can be no assurance that the Company will compete favorably in these areas in the United Kingdom or in the United States.

     While there are relatively low barriers to entry into the marketing and communications industry as a whole, the Company believes that its specific expertise with respect to the pharmaceutical and health care industry distinguish it from prospective competitors attempting to develop health care communications businesses. Notwithstanding the Company's expertise, it expects that it will face additional competition from new entrants into the industry in the future. There can be no assurance that existing or future competitors will not develop or offer marketing communications services and products that provide significant performance, creative, technical or other advantages over those offered by the Company.

GOVERNMENT REGULATION

     While there are no laws that specifically regulate the health care communications industry, the health care and pharmaceutical industries are generally subject to a high degree of government regulation, and the trend is toward regulation of increasing stringency. Federal, state and local laws and regulations affect the permissible form, content and timing of marketing activities involving pharmaceutical and other health care products. Some of these laws relate to general considerations such as truthfulness, comparative advertising and the relative responsibilities of clients and advertising firms. Other laws, such as the Food, Drug and Cosmetics Act and the anti-fraud and abuse laws and regulations affecting the Medicare, Medicaid and other governmental health care programs, regulate the form, content and/or timing of marketing activities involving pharmaceutical and other health care products, including the permissible activities the Company may undertake to develop markets for its clients' products. The Company has implemented a rigorous review process, emphasizing the importance of compliance with regulatory matters. In addition, the Company's clients generally follow a rigorous internal review process.

PROPERTIES

     GHB&M maintains corporate headquarters in New York in a leased facility which occupies approximately 44,600 square feet of office space. The lease for such office space is due to expire on December 31, 2009 and has escalating rent currently at the base rate of $575,000 per annum which will increase to $662,000 per annum in December 1997, $750,000 per annum in December 1998 and $970,000 per annum from December 2003 through the expiration of the lease. GHB&M also leases small offices in Bellmore, New York and Chicago, Illinois.

     Milton leases approximately 2,850 square feet of office space in London for its United Kingdom headquarters and approximately 5,218 square feet of office space in Chertsey for its contract sales operations. Milton also leases small offices located in Brighton and in two locations in each of Berkshire and Surrey. The aggregate annual base rent for all of Milton's United Kingdom facilities is approximately $393,000.

     The Company believes that its existing facilities are adequate to meet its current operating needs and that suitable additional space should be available to the Company on reasonable terms should the Company require additional space to accommodate future operations or expansion.

EMPLOYEES

     As of September 30, 1997, the Company had four part-time employees and approximately 192 full-time employees, 112 of which were employed in GHB&M's United States operations and 80 of which were employed in Milton's United Kingdom operations, excluding sales persons employed in Milton's contract sales organization. In the United Kingdom, Milton typically employs approximately 1,000 sales persons for its contract sales organization at any given time, and such sales persons are employed both on a full-time and part-time basis. The Company is not a party to any collective bargaining agreement and the Company's employees are not represented by any labor union. The Company considers its relationship with its employees to be good. The Company's success depends in large part, upon its ability to attract, develop, motivate and retain highly skilled creative and technical employees, of which there can be no assurance.

LEGAL MATTERS

     The Company is not a party to any pending litigation which, if decided against the Company, would have a material adverse effect on the business, financial condition or results of operations of the Company, and the Company is not aware of any material threatened litigation which might involve the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning Healthworld's directors and the Company's executive officers and those persons who will become directors of Healthworld (each, a 'Director Nominee') immediately upon consummation of the Offering.

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
Steven Girgenti.................................   52    Chairman of the Board and Chief Executive
                                                           Officer
William Leslie Milton...........................   53    Vice Chairman of the Board and President
Stuart Diamond..................................   37    Executive Vice President, Chief Financial
                                                           Officer and Secretary
William Butler..................................   52    Executive Vice President--Global Communications
                                                           Services of GH
Herbert Ehrenthal...............................   61    Executive Vice President--U.S. Communications
                                                           Services of GH
Francis Hughes..................................   59    Creative Director of GH and Director
Michael Garnham.................................   42    Managing Director--U.K. Contract Sales Services
Peter Knight(1)(2)..............................   46    Director
Colin Lloyd(1)(2)(3)............................   55    Director
Jonah Shacknai(1)(2)(3).........................   40    Director
Alex Spizz(1)(3)................................   49    Director

------------------
(1) Director Nominee.

(2) Will become a member of the Compensation Committee immediately upon consummation of the Offering.

(3) Will become a member of the Audit Committee immediately upon consummation of the Offering.

     Directors are elected annually. Each director holds office until the next annual meeting of stockholders, or until his successor has been elected and qualified. Executive officers are ordinarily elected annually and serve at the discretion of the Board of Directors. See '--Employment Agreements' for a description of certain employment agreements of executive officers.

     STEVEN GIRGENTI has served as Chairman of the Board and Chief Executive Officer of Healthworld since August 1997. Mr. Girgenti co-founded GH in April 1986 and has served as its President and Chief Executive Officer since then. Beginning in 1969, Mr. Girgenti worked in the pharmaceutical industry for advertising companies specializing in medical communications, including William Douglas McAdams. Prior to that, Mr. Girgenti held a variety of positions with pharmaceutical companies, including Director of Marketing Research and Product

Manager for DuPont Pharmaceuticals and Manager of Commercial Development for Bristol-Myers Squibb Company.

     WILLIAM LESLIE MILTON has served as Vice Chairman of the Board and President of Healthworld since August 1997. Mr. Milton founded Milton Marketing Limited in August 1978 and has served as its Chairman of the Board and Chief Executive Officer since such time. Prior to such time, Mr. Milton held a variety of positions with WarnerLambert Consumer Healthcare, Beecham Laboratories (South Africa), Gillette Industries UK Limited, and Parke Davis Pty (South Africa) where he developed an expertise in marketing management with respect to medical and consumer health care products.

     STUART DIAMOND has served as Executive Vice President, Chief Financial Officer and Secretary of Healthworld since August 1997. Mr. Diamond was the Vice President-Controller of the Licensing Division of Calvin Klein Inc., an apparel company, from April 1996 to August 1997. He was the Vice President and Chief Financial Officer of Fenway Partners Inc., a leveraged buyout firm, from April 1995 to April 1996. Mr. Diamond was the Senior Vice President and Chief Financial Officer of Medicis Pharmaceutical Corp., a publicly traded pharmaceutical company, from 1990 to April 1995.

     WILLIAM BUTLER will become Executive Vice President of GH's Global Communications Services upon consummation of the Consolidation. Mr. Butler has been President and Chief Operating Officer of the GHB&M Division of GH. Mr. Butler co-founded GH in April 1986 and has served as its Executive Vice President since such time. Mr. Butler has worked for various medical communications firms, including Sudler & Hennessey and William Douglas McAdams. Prior to that time, Mr. Butler worked in a number of marketing positions at Pfizer Inc. and Continental Group.

     HERBERT EHRENTHAL will become Executive Vice President of GH's U.S. Communications Services upon consummation of the Consolidation. Mr. Ehrenthal has been President and Chief Operating Officer of Rubin Ehrenthal & Associates, a division of GH, since 1991 when Rubin, Reid, Noto & Ehrenthal, Inc. ('Rubin Ehrenthal') (of which he was a founding member) merged with GH. Prior to his employment with Rubin Ehrenthal, Mr. Ehrenthal held a variety of senior management positions with various advertising agencies, including BBDO Worldwide Inc. and Ted Bates.

     FRANCIS HUGHES has been a director of Healthworld since August 1997 and has been Creative Director since September 1995. Mr. Hughes co-founded GH in April 1986 and has served as its Secretary since then. In 1980, Mr. Hughes co-founded William J. Bologna International, Inc., a health care communications company. Prior to that time, Mr. Hughes worked in the medical divisions of various advertising companies, including J. Walter Thompson Co., Compton and William Douglas McAdams.

     MICHAEL GARNHAM has been the Managing Director of U.K. Contract Sales Services since August 1993. Mr. Garnham was the Associate Director of FMCG Field Marketing Ltd., a field marketing company, from February 1992 to August 1993.

     PETER KNIGHT will become a director of Healthworld upon consummation of the

Offering. Mr. Knight has been a partner of the law firm of Wunder, Knight, Levine, Thelen & Forsey since 1991. In 1996, Mr. Knight took a leave of absence from the firm to serve as Campaign Manager for the 1996 Clinton/Gore campaign. Mr. Knight was General Counsel and Secretary of Medicis Pharmaceutical Corp. from 1989 to 1991, and is currently a director of Comsat Corp., an international telecommunications and network service company, Medicis Pharmaceutical Corp. and Whitman Education Group Inc., a private for-profit education company.

     COLIN LLOYD will become a director of Healthworld upon consummation of the Offering. Mr. Lloyd has been the Chief Executive Officer of Direct Marketing Association (U.K.) Ltd., a direct marketing trade association, since September 1993. Mr. Lloyd served as a consultant to and a director of various companies from 1992 to 1993, and was President of Marketing Services Worldwide of Roux, Seguile, Cyzak & Goudard, SA ('RSCG'), an international advertising group, from February 1990 to August 1991. In 1969, Mr. Lloyd co-founded KLP Group plc ('KLP'), a sales promotion and marketing services company in the United Kingdom in which he served as the Chief Executive Officer until August 1991. KLP was acquired in 1990 by RSCG.

     JONAH SHACKNAI will become a director of Healthworld upon consummation of the Offering. Mr. Shacknai has been Chairman of the Board and Chief Executive Officer of Medicis Pharmaceutical Corp. since 1988. From 1982 to 1988, Mr. Shacknai was a senior partner in the law firm of Royer, Shacknai, and Mehle, where he represented over 34 multinational pharmaceutical and medical device companies. From 1983 to 1986, Mr. Shacknai was also an executive officer of Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corp. From 1977 to 1982, Mr. Shacknai served as Chief Aide to a United States House of Representatives committee with responsibility for health policy. Mr. Shacknai serves as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institute of Health, and the U.S.-Israel Science and Technology Commission.

     ALEX SPIZZ will become a director of Healthworld upon consummation of the Offering. For more than the past five years, Mr. Spizz has been a senior member of the law firm of Todtman, Nachamie, Hendler & Spizz, P.C., counsel to the Company, GHB&M and Healthworld B.V. in connection with the Consolidation and other corporate matters.

COMMITTEES OF THE BOARD

     Upon consummation of the Offering, the Board of Directors will establish a Compensation Committee and an Audit Committee. The Compensation Committee will review and recommend to the Board of Directors the compensation and benefits of all officers of the Company, review general policy matters relating to compensation and benefits of employees of the Company and administer the issuance of stock options to the Company's officers, employees, directors and consultants. The Audit Committee will be responsible for recommending annually to the Board of Directors the independent auditors to be retained by the Company, and will meet with management and the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters.


EXECUTIVE COMPENSATION

     Healthworld, which was incorporated on September 12, 1996 and has conducted limited operations and generated no revenues to date, did not pay any compensation to its executive officers in 1996. The following table sets forth the cash compensation paid by GHB&M for the fiscal year ended December 31, 1996, and by Milton for the fiscal year ended November 30, 1996, to the Chief Executive Officers of each of GHB&M and Milton, respectively, and to each of the other most highly compensated executive officers of GHB&M and Milton whose cash compensation exceeded $100,000 for such respective fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                         -------------------------------------
                                                                                OTHER ANNUAL          ALL OTHER
NAME AND PRINCIPAL POSITION                              SALARY($)   BONUS($)  COMPENSATION($)     COMPENSATION($)
-------------------------------------------------------  -------     -------   ---------------     ---------------
Steven Girgenti
  Chairman of the Board and
  Chief Executive Officer..............................    --          --         $ 337,000(1)        $ 981,500(2)
William Leslie Milton
  Vice Chairman of the Board and President.............  $98,280(3)(4)   --       $  32,340(3)(5)       --
William Butler
  Executive Vice President--Global Communications
  Services of GH.......................................    --          --         $ 275,000(1)        $ 222,622(2)
Herbert Ehrenthal
  Executive Vice President--U.S. Communications
  Services of GH.......................................    --          --         $ 275,000(1)        $ 231,211(2)
Francis Hughes
  Creative Director of GH..............................    --          --         $ 225,000(1)        $  52,372(2)

------------------
(1) Represents consulting fees paid by certain of the companies comprising GHB&M to certain companies wholly-owned by each respective officer.

(2) Represents distributions made to such individuals by certain of the companies comprising GHB&M. A portion of such distributions were made to cover each individual's 1995 and estimated 1996 tax liabilities associated with the election of the companies comprising GHB&M to be treated as S Corporations (other than Syberactive, which was treated as a C Corporation) during such periods.

(3) Calculated using the 1996 average exchange rate of $1.56 = pounds 1.00.

(4) Compensation paid by Milton Marketing.

(5) Includes (i) a $15,600 contribution by Milton Marketing to Mr. Milton's pension plan, and (ii) an aggregate of $10,952 for automobile expenses.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation policies and decisions, including those relating to salary, bonuses and benefits of executive officers, have been set or made by Mr. Girgenti, with respect to GHB&M, and Mr. Milton, with respect to Milton, since the formation of such companies. Upon consummation of the Offering, the Board of Directors of the Company will establish a Compensation Committee which will, among other things, recommend to the Board of Directors the compensation to be paid to the Company's officers. See '--Committees of the Board.'

EMPLOYMENT AGREEMENTS

     In November 1997, the Company entered into a three-year employment agreement with each of Messrs. Girgenti, Milton, Butler and Garnham, and an eighteen month employment agreement with Mr. Ehrenthal (collectively, the 'Executive Employment Agreements'), which provide that Messrs. Girgenti, Milton, Butler, Garnham and Ehrenthal (the 'Executives') will serve as Chairman of the Board and Chief Executive Officer of the Company, Vice Chairman of the Board and President of the Company, Executive Vice President--Global Communications Services of GH, Managing Director--Headcount and Executive Vice

President--U.S. Communications Services of GH, respectively, at an annual salary of $360,000, $325,000, $300,000, $175,000, and $300,000, respectively, subject to review and increase at the discretion of the Board of Directors of the Company. Messrs. Girgenti's and Milton's Executive Employment Agreements provide that each of Messrs. Girgenti and Milton will serve as members of the Board of Directors of the Company. Each Executive Employment Agreement is automatically renewable after the initial term for successive one year periods unless either the Company or the Executive notifies the other at least 90 days prior to the expiration of any term of its or his desire to terminate the agreement. Each Executive Employment Agreement also contains a confidentiality provision as well as a noncompetition provision which prohibits the Executive from competing with the Company during the term of the applicable agreement and for a two year period (or, in the case of Mr. Ehrenthal, for a one year period) after the expiration of such term. Under Messrs. Girgenti's or Milton's Executive Employment Agreement, in the event that the Company terminates Mr. Girgenti or Milton without cause (as defined in the agreement) prior to the expiration of the agreement, the Company is obligated to pay Messrs. Girgenti or Milton, as the case may be, severance in an amount equal to twice his then current base salary.

     Furthermore, each Executive Employment Agreement provides that Messrs. Girgenti, Milton, Butler, Ehrenthal and Garnham are entitled to a bonus based on achieving or exceeding certain profits and revenue performance goals set by the Company during the term of their respective employment agreement, and may be entitled to an additional bonus to be determined at the sole discretion of the Compensation Committee of the Company. Mr. Ehrenthal's agreement also provides that he will be entitled to (i) a two year consulting arrangement, at the end of his employment term (or if he is terminated without cause), for $300,000 per annum for the first year and $120,000 per annum for the second year of such consulting arrangement and (ii) an expense allowance during his employment term of $30,000 per year.


     In August 1997, the Company entered into a three-year employment agreement with Stuart Diamond (the 'Diamond Employment Agreement'), which provides that Mr. Diamond will serve as the Company's Executive Vice President and Chief Financial Officer at an annual base salary of $175,000, subject to annual review and increase at the discretion of the Board of Directors of the Company. The Diamond Employment Agreement also provides that Mr. Diamond will receive a minimum bonus of $30,000 for the year ending December 31, 1997 and may be entitled to additional annual bonuses and awards under any plans established by the Company as determined by the Board of Directors or Compensation Committee in their sole discretion. The Diamond Employment Agreement is automatically renewable after the initial three-year term for successive one year periods unless either the Company or Mr. Diamond notifies the other at least 30 days prior to the expiration of any term of its or his desire to terminate the agreement. The Diamond Employment Agreement contains a confidentiality provision as well as a non-competition provision which prohibits Mr. Diamond from competing with the Company during the term of the agreement. Under the Diamond Employment Agreement, the Company will be obligated to pay Mr. Diamond severance in an amount equal to (i) six months base salary, in the event that the Company terminates Mr. Diamond without cause (as defined in the agreement) prior to or subsequent to the expiration of the agreement, and (ii) a minimum of three months base salary (subject to increase at the discretion of the Board of Directors) in the event that the Company is sold or a change of control in the Company occurs (in addition to the amount payable in (i) above).

     In September 1995, the Company entered into a three-year employment agreement (the 'Hughes Employment Agreement') with Francis Hughes, a member of Healthworld's Board of Directors, which provides that Mr. Hughes will serve as the Creative Director and Secretary of GH for an annual base salary of $225,000. Under the Hughes Employment Agreement, Mr. Hughes is obligated to work a total of six out of 12 months per calendar year in accordance with a pre-approved schedule. The Hughes Employment Agreement may be extended by Mr. Hughes at his sole discretion for up to two additional one-year periods upon at least 30 days prior written notice to the Company. The Hughes Employment Agreement contains a confidentiality provision as well as a non-competition provision which prohibits Mr. Hughes from competing with the Company during the term of the agreement and for five years thereafter.

STOCK OPTION PLAN

     The Board of Directors has adopted, and the stockholders have approved, the Company's 1997 Stock Option Plan ('Stock Option Plan'). The Stock Option Plan provides for the grant of (i) options that are intended to qualify as incentive stock options ('Incentive Stock Options') within the meaning of Section 422 of the Code to certain employees (including officers and directors who are employees) and (ii) options not intended to so qualify to the Company's employees, officers, directors and consultants. The total number of shares of Common Stock for which options may be granted under the Stock Option Plan is 710,000. To date, no stock options have been granted under the Stock Option Plan. On the effective date of the Offering, Options will be granted by the Company under the

Stock Option Plan to purchase up to an aggregate of 539,500 shares of Common Stock at an exercise price per share equal to the initial public offering price, which includes (i) options to purchase 25,000 shares of Common Stock granted to each of Messrs. Girgenti, Milton, Diamond, Butler, Ehrenthal and Hughes and options to purchase 20,000 shares granted to Mr. Garnham and (ii) options to purchase 10,000 shares granted to each of Messrs. Knight, Lloyd, Shacknai and Spizz.

     The Stock Option Plan will be administered by the Compensation Committee (the 'Committee') of the Board of Directors, which, under such plan, must be comprised of two or more non-employee directors who will determine the terms of options to be granted under such plan, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. The Committee may appoint a separate committee comprised of the Chief Executive Officer and the Chief Financial Officer of the Company (the 'Administrative Committee') to act on its behalf and administer the Stock Option Plan with respect to certain employees of the Company who are not officers of the Company, provided that (i) the Administrative Committee may not grant options to purchase more than an aggregate of 50,000 shares of Common Stock in any one calendar year and (ii) unless otherwise determined by the Committee, no single employee may be granted options to purchase more than 2,500 shares of Common Stock. No option granted under the Stock Option Plan will be transferable by the optionee other than by will or the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by such optionee. The Stock Option Plan provides that no person shall be granted options to purchase more than an aggregate of 200,000 share of Common Stock during any fiscal year.

     The exercise price of all stock options granted under the Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any Incentive Stock Option must be not less than 110% of the fair market value on the date of grant. The term of each option granted pursuant to the Stock Option Plan will be established by the Committee in its sole discretion; provided, however, that the maximum term of each Incentive Stock Option granted pursuant to the Stock Option Plan is ten years. With respect to any Incentive Stock Option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of the Company's outstanding capital stock, the maximum term is five years. Options are subject to earlier termination upon termination of employment. Except as otherwise provided by the Committee at the time of grant, options shall become exercisable ratably over three years commencing on the first anniversary of the date of grant.

     The Stock Option Plan also provides for an automatic annual option grant for the non-employee directors. Each Director Nominee will automatically receive an option grant for 10,000 shares of Common Stock on the date of this Prospectus and on the date of the first meeting of the Board of Directors following each annual meeting of stockholders thereafter. In addition, a non-employee director who becomes a director subsequent to the date of this Prospectus and other than on the date of any annual meeting of stockholders will receive an option grant for 10,000 shares of Common Stock on the date he or she becomes a director. Each grant will be at an exercise price per share equal to the market price of the Common Stock on the grant date, will become fully exercisable on the first anniversary of the date of grant, and will have a term of ten years measured from the grant date, subject to earlier termination if an optionee's service as a Board member is terminated.

     In the event of a change of control (as defined in the Stock Option Plan) of the Company, each option granted under the Stock Option Plan which has not previously expired or been cancelled, shall become immediately exercisable in full.

COMPENSATION OF DIRECTORS

     Each non-employee member of the Board of Directors will receive an annual fee of $2,000 plus reimbursement of expenses incurred in attending meetings. Additionally, each non-employee member of the Board of Directors will automatically receive option grants, as provided in the Stock Option Plan. See 'Stock Option Plan.'

KEY PERSON LIFE INSURANCE

     The Company intends to obtain $4 million and $2 million term life insurance policies covering Mr. Girgenti and Mr. Milton, respectively. The Company will be the sole beneficiary of such policies.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Healthworld entered into the Consolidation Agreements with the stockholders of GHB&M and Milton in October 1997 pursuant to which, on November 12, 1997, Healthworld acquired all of the issued and outstanding stock of each of GHB&M and Milton from the stockholders of GHB&M and Milton in exchange for an aggregate of 5,000,000 shares of Common Stock of the Company, at which time GHB&M and Milton became wholly-owned subsidiaries of Healthworld. See 'The Consolidation.'

     Immediately prior to the consummation of the Consolidation, GHB&M made the S Corporation Distributions to its stockholders of approximately $3.7 million in the aggregate from existing cash balances for the payment by such stockholders of taxes due on S Corporation earnings. See 'The Consolidation.'

     GHB&M has incurred indebtedness which is personally guaranteed by its stockholders or by entities controlled by its stockholders. In particular, the payment of all obligations under the GHB&M Credit Facility is guaranteed jointly and severally by Messrs. Girgenti, Hughes, Butler and Ehrenthal, individually, and by certain of the companies comprising GHB&M. At September 30, 1997, the aggregate principal amount of indebtedness outstanding under the GHB&M Credit Facility was $151,000. In addition, Mr. Milton has personally guaranteed Milton's obligations under its lease for office space located in Windsor, Berkshire. The lease expires in June 2004, and the current annual base rent under the lease is approximately $127,000. Pursuant to the terms of the Consolidation Agreements, the Company will use commercially reasonable efforts to have such stockholders' personal guarantees on the balance of the indebtedness and the obligations under the lease released within 120 days after the date of the Consolidation and, in the event that the guarantee on the indebtedness cannot be released, to repay the balance of such indebtedness or to assume the obligations under the lease, as the case may be.

     In 1991, each of the companies comprising GHB&M and each of their stockholders entered into certain stockholder agreements. In connection with the Consolidation, GHB&M and its stockholders terminated such stockholder agreements concurrent with the consummation of the Consolidation.

     Todtman, Nachamie, Hendler & Spizz, P.C., of which Alex Spizz, a Director Nominee, is a partner, represents GHB&M, Healthworld B.V. and the Company in connection with the Consolidation and other corporate matters.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of the date of this Prospectus for (i) each director and Director Nominee, (ii) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(iii) each executive officer of the Company, and (iv) all directors, Director Nominees and executive officers of the Company as a group. Each stockholder has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. All persons listed below have an address c/o the Company's principal executive offices in New York.

                                                                                        PERCENTAGE BENEFICIALLY OWNED
                                                                                     ------------------------------------
NAME                                                           NUMBER OF SHARES      BEFORE OFFERING     AFTER OFFERING
-----------------------------------------------------------   -------------------    ---------------    -----------------
Steven Girgenti............................................        2,195,925               43.9%               30.9%
William Leslie Milton......................................        1,290,984               25.8%               18.2%
Stuart Diamond.............................................            --                    --                  --
William B. Butler..........................................          485,070                9.7%                6.8%
Herbert Ehrenthal..........................................          596,505               11.9%                8.0%
Francis Hughes.............................................          172,500                3.5%                2.4%
Michael Garnham............................................          194,731                3.9%                2.7%
Peter Knight...............................................            --                    --                  --
Colin Lloyd................................................            --                    --                  --
Jonah Shacknai.............................................            --                    --                  --
Alex Spizz.................................................            --                    --                  --
All directors, Director Nominees and executive officers as
  a group (11 persons).....................................        4,935,715               98.7%               69.5%

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of Healthworld's capital stock and certain provisions of Healthworld's Certificate of Incorporation and Bylaws does not purport to be complete and is qualified in its entirety by reference to Healthworld's Certificate of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission (the 'Commission') as exhibits to Healthworld's registration statement on Form S-1 (the 'Registration Statement') of which this Prospectus forms a part.

GENERAL

     Healthworld's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'). Prior to the consummation of the Offering, Healthworld had outstanding 5,000,000 shares of Common Stock and no shares of Preferred Stock, and had eight holders of record of Common Stock. Upon completion of the Offering, Healthworld will have outstanding 7,100,000 shares of Common Stock (7,415,000 shares if the Underwriters' over-allotment option is exercised in full) and no shares of Preferred Stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the shares of Common Stock to be issued pursuant to the Offering will be, upon payment therefor, fully paid and nonassessable.

PREFERRED STOCK

     The Preferred Stock may be issued from time-to-time by the Board of Directors in one or more series. Subject to the provisions of Healthworld's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.


     The issuance of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, thereby protecting the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by Healthworld may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

LIMITATION OF LIABILITY

     Healthworld's Certificate of Incorporation and By-laws include provisions which eliminate the personal liability of Healthworld's directors and officers for monetary damages resulting from breaches of their fiduciary duty of care (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit). These provisions do not limit or eliminate the right of Healthworld or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Certificate of Incorporation also provides that Healthworld shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified directors and officers. It is the position of the Commission that indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW

     Under Section 203 of the Delaware General Corporation Law (the 'Delaware anti-takeover law'), certain 'business combinations' are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an 'interested stockholder' of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (Healthworld has not made such an election), (ii) the business combination is approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term 'business combination' is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term 'interested stockholder' is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock.

     These provisions could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede, or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

TRANSFER AGENT

     American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, Healthworld will have outstanding 7,100,000 shares of Common Stock. All of the 2,100,000 shares of Common Stock offered hereby (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by any person who is or thereby becomes an 'affiliate' of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act as described below. The remaining 5,000,000 shares of Common Stock, which were issued to the stockholders of GHB&M and Milton in the Consolidation, are 'restricted securities' within the meaning of Rule 144 under the Securities Act and, in general, if held for at least one year, will be eligible for sale in the public market in reliance upon and subject to the limitations of Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an 'affiliate' of the Company as that term is defined under the Securities Act, is entitled to sell, within any three month period, the number of shares beneficially owned for at least one year that does not exceed the greater of (i) one percent of the number of the then outstanding shares of Common Stock; or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Furthermore, a person who is deemed not to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume, manner of sale or notice requirement.

     The Company and its officers and directors and the stockholders of GHB&M and Milton who received shares of Common Stock in the Consolidation have entered into Lock-up Agreements ('Lock-up Agreements') under which they have agreed not to offer, sell or otherwise dispose of any of their shares of Common Stock or other securities of Healthworld for a period of 180 days, commencing upon the date of this Prospectus, without the prior written consent of C. E. Unterberg, Towbin, other than sales or issuances by Healthworld pursuant to the exercise of the Underwriters' over-allotment option or pursuant to the grant of stock options under Healthworld's Stock Option Plan.

     The stockholders of GHB&M and Milton, pursuant to the Consolidation Agreements, have been granted the right by Healthworld, commencing one year from the date of this Prospectus, to require Healthworld, subject to certain exceptions, to include their shares (up to 5,000,000 in the aggregate) in any and all offerings in which Healthworld proposes to register shares of Common Stock for its own account or for the account of others under the Securities Act, subject to the right of any managing underwriter of any such offering to exclude some or all of the shares for marketing reasons.

     Prior to the Offering, no public market for Healthworld's securities has existed. Following the Offering, no predictions can be made as to the effect, if any, of future public sales of restricted shares or the availability of restricted shares for sale in the public market. Nevertheless, the sale or availability for sale of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the 'Underwriting Agreement'), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom C. E. Unterberg, Towbin and Pennsylvania Merchant Group Ltd are acting as Representatives, have severally agreed to purchase, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                               NUMBER
UNDERWRITER                                                                                   OF SHARES
-------------------------------------------------------------------------------------------   ---------
BancAmerica Robertson Stephens.............................................................     70,000
BT Alex. Brown Incorporated................................................................     70,000
CIBC Oppenheimer Corp. ....................................................................     70,000
Cowen & Company ...........................................................................     70,000
Donaldson, Lufkin & Jenrette Securities Corporation .......................................     70,000
Lehman Brothers Inc. ......................................................................     70,000
NationsBanc Montgomery Securities, Inc. ...................................................     70,000
PaineWebber Incorporated ..................................................................     70,000
Adams, Harkness & Hill, Inc. ..............................................................     40,000
William Blair & Company, L.L.C. ...........................................................     40,000
Burnham Securities Inc. ..................................................................      40,000
Commonwealth Associates ...................................................................     40,000
Fahnestock & Co. Inc. .....................................................................     40,000
Friedman, Billings, Ramsey & Co., Inc. ....................................................     40,000
Furman Selz LLC. ..........................................................................     40,000
The Robinson-Humphrey Company, LLC. .......................................................     40,000
Soundview Financial Group .................................................................     40,000
Vector Securities International, Inc. .....................................................     40,000
Wessels, Arnold & Henderson................................................................     40,000
Barington Capital Group, L.P. .............................................................     25,000
J.W. Chartes Securities, Inc. .............................................................     25,000


                                                                                              ---------
     Total.................................................................................   2,100,000
                                                                                              ---------
                                                                                              ---------

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby if any such shares are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, such commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.35 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share on sales to certain other dealers. After the public offering, the offering price, discount and reallowance may be changed.

     The Company has granted the Underwriters an option, which may be exercised within 30 days after the date of this Prospectus, to purchase up to an additional 315,000 shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount. To the extent that the Underwriters exercise the option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of shares that the number of shares of Common Stock to be purchased by it shown on the foregoing table bears to the total number of shares initially offered hereby.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.


     The Company has agreed to pay the Representatives a non-accountable expense allowance equal to 1% of the aggregate offering price of the shares of Common Stock offered hereby (including any shares of Common Stock purchased pursuant to the exercise of the Underwriters' over-allotment option).

     In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include (i) over-allotment transactions, (ii) stabilizing transactions, consisting of certain bids or purchases for the purpose of preventing or restraining a decline in the market price of the Common Stock, and (iii) purchases to cover syndicate short positions created in connection with the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on The Nasdaq National Market or otherwise, and these activities, if commenced, may be discontinued at any time.

     The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Common Stock has been approved for quotation on The Nasdaq National Market under the symbol 'HWLD.'

     The Company and its officers and directors and the stockholders of GHB&M and Milton who received shares of Common Stock in the Consolidation have entered into Lock-Up Agreements under which they have agreed not to offer, sell or otherwise dispose of any of their shares of Common Stock or other securities of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of C. E. Unterberg, Towbin, other than sales or issuances by the Company pursuant to the exercise of the Underwriters' over-allotment option or pursuant to the grant of stock options under Healthworld's Stock Option Plan.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock offered hereby has been determined by negotiation between the Company and the Representatives and is not necessarily be related to the Company's asset value, net worth or other established criteria of value. In determining the initial public offering price, the Representatives and the Company have considered, among other things, market prices of similar securities of comparable publicly traded companies, the financial conditions and operating information of companies engaged in activities similar to those of the Company, the financial condition and prospects of the Company and the general condition of the securities market.

                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rosenman & Colin LLP, New York, New York. Certain legal matters in connection with the sale of the shares offered hereby will be passed upon for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York.

                                    EXPERTS

     The financial statements of Healthworld, the combined financial statements of GHB&M and the consolidated financial statements of Milton included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                           FORWARD LOOKING STATEMENTS

     This Prospectus and the Registration Statement, of which this Prospectus is a part, contain various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management for the Company. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that may have a direct bearing on the Company's operating results are fluctuations in the economy, successful integration of future acquisitions and the impact of competition.

                             ADDITIONAL INFORMATION

     The Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). The Company has filed with the Commission a Registration Statement, together with exhibits thereto, relating to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information set forth in the Registration Statement. For further information with respect to the Company and to the shares of Common Stock offered hereby, reference is made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected and copied at the public reference section at the Commission's principal office, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained from the Commission's principal office upon payment of the fees prescribed by the Commission. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450

Fifth Street, N.W., Washington, D.C. 20545, at prescribed rates. In addition, the Commission maintains a Website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.

     Following the Offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited consolidated summary financial information for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
HEALTHWORLD CORPORATION PRO FORMA COMBINING
Introduction to Unaudited Pro Forma Combining Financial Statements.........................................    F-2
Pro Forma Combining Balance Sheets (unaudited).............................................................    F-3
Pro Forma Combining Statements of Income (unaudited).......................................................    F-6
Notes to Unaudited Pro Forma Combining Financial Statements................................................   F-11
HEALTHWORLD CORPORATION
Report of Independent Public Accountants...................................................................   F-13
Balance Sheet..............................................................................................   F-14
Notes to Balance Sheet.....................................................................................   F-15
GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
Report of Independent Public Accountants...................................................................   F-16
Combined Balance Sheets....................................................................................   F-17
Combined Statements of Income..............................................................................   F-18
Combined Statements of Stockholders' Equity................................................................   F-19
Combined Statements of Cash Flows..........................................................................   F-20
Notes to Combined Financial Statements.....................................................................   F-21
MILTON MARKETING GROUP LIMITED AND SUBSIDIARIES
Report of Independent Public Accountants...................................................................   F-26
Consolidated Balance Sheets................................................................................   F-27
Consolidated Statements of Income..........................................................................   F-28
Consolidated Statements of Stockholders' Equity............................................................   F-29
Consolidated Statements of Cash Flows......................................................................   F-30
Notes to Consolidated Financial Statements.................................................................   F-31

                            HEALTHWORLD CORPORATION
               UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combining financial statements give effect to the contributions of the outstanding capital stock of Girgenti, Hughes, Butler and McDowell, Inc. and its affiliated entities ('GHB&M') and Milton Marketing Group Limited and its subsidiaries ('Milton'), including the minority interest stockholders in such subsidiaries, to Healthworld Corporation (the 'Company') in exchange for an aggregate of 5,000,000 shares of common stock of the Company (collectively, the 'Consolidation'). The Consolidation occurred on November 12, 1997 and has been accounted for using the pooling of interests method of accounting.

     The unaudited pro forma combining balance sheets give effect to the Consolidation, S Corporation distributions to the stockholders of the companies comprising GHB&M (other than Syberactive, Inc.), the contribution by the stockholders of GHB&M to the Company of undistributed S Corporation earnings, the purchase by the Company of minority interests in certain of Milton's subsidiaries, and the sale by GHB&M of certain of its accounts receivable, as if each event had occurred on the date of each respective balance sheet. The unaudited pro forma combining statements of income give effect to the Consolidation, the tax impact of the termination of 'S' Corporation status of the companies comprising GHB&M, and the purchase of Milton's minority interests, as if each event had occurred at the beginning of each period presented.

     The pro forma adjustments are based on the historical financial position and results of operations for the periods presented, preliminary estimates, and available information. These pro forma adjustments should not be subject to material fluctuation. The amount of GHB&M's S Corporation distributions are based on management's estimate of the tax liability of GHB&M's stockholders for GHB&M's 1997 taxable income at the time of the Consolidation. The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on the dates indicated or to project the Company's financial position or results of operations for any future period. Since GHB&M and Milton were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combining financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. For a discussion of the risk factors associated with the Company and its business, see 'Risk Factors' included elsewhere in this Prospectus.

                            HEALTHWORLD CORPORATION
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS
                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                            PRO FORMA
                                                                       GHB&M     MILTON    ADJUSTMENTS    PRO FORMA
                                                                      -------    ------    -----------    ---------
                                                                                            (NOTE 2)
                              ASSETS
Current assets:
  Cash and cash equivalents........................................   $   627    $  511      $    --       $ 1,138
  Accounts receivable..............................................     7,854     1,058           --         8,912
  Unbilled production charges......................................     3,060        49           --         3,109
  Other current assets.............................................       242       147           --           389
                                                                      -------    ------    -----------    ---------
Total current assets...............................................    11,783     1,765           --        13,548
Furniture, equipment and leasehold improvements, net...............     1,136       634           --         1,770
Goodwill, net......................................................        --       994        2,086(d)      3,080
Other assets.......................................................       368         8           --           376
                                                                      -------    ------    -----------    ---------
                                                                      $13,287    $3,401      $ 2,086       $18,774
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit...................................................   $   600    $   --      $    --       $   600
  Bank loans and overdrafts........................................        --        24           --            24
  Current portion of long-term debt................................        82       107           --           189
  Current portion of capitalized lease obligation..................        --        74           --            74
  Accounts payable.................................................     1,361       340           --         1,701
  Accrued expenses.................................................       110       936           --         1,046
  Advance billings.................................................     5,569       441           --         6,010
                                                                      -------    ------    -----------    ---------
Total current liabilities..........................................     7,722     1,922           --         9,644
Long-term debt.....................................................        --       882           --           882
Capitalized lease obligation.......................................        --        78           --            78
Minority interests.................................................        --        89          (89)(d)        --
Deferred rent......................................................       642        --           --           642
Deferred income taxes..............................................       118        --           --           118
                                                                      -------    ------    -----------    ---------
Total liabilities..................................................     8,482     2,971          (89)       11,364
                                                                      -------    ------    -----------    ---------
Stockholders' equity:
  Common stock.....................................................       289        --         (241)(a)        50
                                                                                                   2(d)
  Additional paid-in capital.......................................        --        13          241(a)      2,427
                                                                                               2,173(d)
  Retained earnings................................................     4,516       423           --         4,939

  Cumulative foreign currency translation adjustments..............        --        (6)          --            (6)
                                                                      -------    ------    -----------    ---------
Total stockholders' equity.........................................     4,805       430        2,175         7,410
                                                                      -------    ------    -----------    ---------
                                                                      $13,287    $3,401      $ 2,086       $18,774
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------

    The accompanying notes are an integral part of these unaudited pro forma combining financial statements.

                            HEALTHWORLD CORPORATION
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                                            PRO FORMA
                                                                       GHB&M     MILTON    ADJUSTMENTS    PRO FORMA
                                                                      -------    ------    -----------    ---------
                                                                                            (NOTE 2)
                              ASSETS
Current assets:
  Cash and cash equivalents........................................   $ 2,214    $   --      $    --       $ 2,214
  Accounts receivable..............................................     8,539     3,266           --        11,805
  Unbilled production charges......................................     1,477        87           --         1,564
  Other current assets.............................................       122       415           --           537
                                                                      -------    ------    -----------    ---------
Total current assets...............................................    12,352     3,768           --        16,120
Furniture, equipment and leasehold improvements, net...............     1,242       870           --         2,112
Goodwill, net......................................................        --     1,800        2,123(d)      3,923
Other assets.......................................................       455        49           --           504
                                                                      -------    ------    -----------    ---------
                                                                      $14,049    $6,487      $ 2,123       $22,659
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit...................................................   $   400    $   --      $    --       $   400
  Bank loans and overdrafts........................................        --       406           --           406
  Current portion of long-term debt................................        98       118           --           216
  Current portion of capitalized lease obligation..................        --       125           --           125
  Accounts payable.................................................     1,327     1,144           --         2,471
  Accrued expenses.................................................       120     1,977           --         2,097
  Advance billings.................................................     5,739       534           --         6,273
                                                                      -------    ------    -----------    ---------
Total current liabilities..........................................     7,684     4,304           --        11,988
Long-term debt.....................................................       125       825           --           950
Capitalized lease obligation.......................................        --       128           --           128
Minority interests.................................................        --       143         (143)(d)        --
Deferred rent......................................................       665        --           --           665
Deferred income taxes..............................................       207        --           --           207
Other liabilities..................................................        --        83           --            83
                                                                      -------    ------    -----------    ---------
Total liabilities..................................................     8,681     5,483         (143)       14,021
                                                                      -------    ------    -----------    ---------
Stockholders' equity:
  Common stock.....................................................       290        --         (243)(a)        50
                                                                                                   3(d)
  Additional paid-in capital.......................................        --        13          243(a)      2,519
                                                                                               2,263(d)

  Retained earnings................................................     5,078       925           --         6,003
  Cumulative foreign currency translation adjustments..............        --        66           --            66
                                                                      -------    ------    -----------    ---------
Total stockholders' equity.........................................     5,368     1,004        2,266         8,638
                                                                      -------    ------    -----------    ---------
                                                                      $14,049    $6,487      $ 2,123       $22,659
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------

    The accompanying notes are an integral part of these unaudited pro forma combining financial statements.

                            HEALTHWORLD CORPORATION
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEETS
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                                                            PRO FORMA
                                                                       GHB&M     MILTON    ADJUSTMENTS    PRO FORMA
                                                                      -------    ------    -----------    ---------
                                                                                            (NOTE 2)
                              ASSETS
Current assets:
  Cash and cash equivalents........................................   $ 1,873    $   --      $(3,700)(b)   $   773
                                                                                               2,600(e)
  Accounts receivable..............................................     8,430     4,591       (2,600)(e)    10,421
  Unbilled production charges......................................     3,040       196           --         3,236
  Other current assets.............................................        78       518           --           596
                                                                      -------    ------    -----------    ---------
Total current assets...............................................    13,421     5,305       (3,700)       15,026
Furniture, equipment and leasehold improvements, net...............     1,372       926           --         2,298
Goodwill, net......................................................        --     1,696        1,982(d)      3,678
Other assets.......................................................     1,444       231           --         1,675
                                                                      -------    ------    -----------    ---------
                                                                      $16,237    $8,158      $(1,718)      $22,677
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank loans and overdrafts........................................        --     1,154           --         1,154
  Current portion of long-term debt................................       100       581           --           681
  Current portion of capitalized lease obligation..................        --       123           --           123
  Accounts payable.................................................     2,265     1,518           --         3,783
  Accrued expenses.................................................       414     2,126           --         2,540
  Advance billings.................................................     5,239       912           --         6,151
                                                                      -------    ------    -----------    ---------
Total current liabilities..........................................     8,018     6,414           --        14,432
Long-term debt.....................................................        51       285           --           336
Capitalized lease obligation.......................................        --       135           --           135
Minority interests.................................................        --       284         (284)(d)        --
Deferred rent......................................................       742        --           --           742
Deferred income taxes..............................................       380        --           --           380
Other liabilities..................................................        --        55           --            55
                                                                      -------    ------    -----------    ---------
Total liabilities..................................................     9,191     7,173         (284)       16,080
                                                                      -------    ------    -----------    ---------
Stockholders' Equity:
  Common stock.....................................................       290        --         (243)(a)        50
                                                                                                   3(d)
  Additional paid-in capital.......................................        --        13          243(a)      5,721
                                                                                               2,263(d)
                                                                                               3,202(c)

  Retained earnings................................................     6,756       971       (3,700)(b)       825
                                                                                              (3,202)(c)
  Cumulative foreign currency translation adjustments..............        --         1           --             1
                                                                      -------    ------    -----------    ---------
Total stockholders' equity.........................................     7,046       985       (1,434)        6,597
                                                                      -------    ------    -----------    ---------
                                                                      $16,237    $8,158      $(1,718)      $22,677
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------

    The accompanying notes are an integral part of these unaudited pro forma combining financial statements.

                            HEALTHWORLD CORPORATION
               UNAUDITED PRO FORMA COMBINING STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                       GHB&M     MILTON    ADJUSTMENTS    PRO FORMA
                                                                      -------    ------    -----------    ---------
                                                                                            (NOTE 3)
Revenues...........................................................   $10,415    $2,666      $    --       $13,081
                                                                      -------    ------    -----------    ---------
Operating expenses:
     Salaries and related costs....................................     6,416     1,474           --         7,890
     Other operating expenses......................................     2,911       802           14(b)      3,727
                                                                      -------    ------    -----------    ---------
                                                                        9,327     2,276           14        11,617
Income from operations.............................................     1,088       390          (14)        1,464
Interest expense, net..............................................         2        12           --            14
                                                                      -------    ------    -----------    ---------
Income before provision for income taxes and minority interests....     1,086       378          (14)        1,450
Provision for income taxes.........................................        19       117          477(a)        613
Minority interests in net earnings of subsidiaries.................        --        39          (39)(b)        --
                                                                      -------    ------    -----------    ---------
Net income.........................................................   $ 1,067    $  222      $  (452)      $   837
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------
Earnings per share.................................................                                        $  0.17
                                                                                                          ---------
                                                                                                          ---------
Shares used in computing earnings per share........................                                          5,000
                                                                                                          ---------
                                                                                                          ---------

    The accompanying notes are an integral part of these unaudited pro forma combining financial statements.

                            HEALTHWORLD CORPORATION
               UNAUDITED PRO FORMA COMBINING STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                       GHB&M     MILTON    ADJUSTMENTS    PRO FORMA
                                                                      -------    ------    -----------    ---------
                                                                                            (NOTE 3)
Revenues...........................................................   $12,368    $4,399      $    --       $16,767
                                                                      -------    ------    -----------    ---------
Operating expenses:
     Salaries and related costs....................................     7,326     2,531           --         9,857
     Other operating expenses......................................     3,115     1,310           44(b)      4,469
                                                                      -------    ------    -----------    ---------
                                                                       10,441     3,841           44        14,326
Income from operations.............................................     1,927       558          (44)        2,441
Interest expense, net..............................................       (13)       15           --             2
                                                                      -------    ------    -----------    ---------
Income before provision for income taxes and minority interests....     1,940       543          (44)        2,439
Provision for income taxes.........................................       124       159          755(a)      1,038
Minority interests in net earnings of subsidiaries.................        --        68          (68)(b)        --
                                                                      -------    ------    -----------    ---------
Net income.........................................................   $ 1,816    $  316      $  (731)      $ 1,401
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------
Earnings per share.................................................                                        $  0.28
                                                                                                          ---------
                                                                                                          ---------
Shares used in computing earnings per share........................                                          5,000
                                                                                                          ---------
                                                                                                          ---------

    The accompanying notes are an integral part of these unaudited pro forma combining financial statements.

                            HEALTHWORLD CORPORATION
               UNAUDITED PRO FORMA COMBINING STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                       GHB&M     MILTON    ADJUSTMENTS    PRO FORMA
                                                                      -------    ------    -----------    ---------
                                                                                            (NOTE 3)
Revenues...........................................................   $14,314    $9,895      $    --       $24,209
                                                                      -------    ------    -----------    ---------
Operating expenses:
     Salaries and related costs....................................     8,940     6,793           --        15,733
     Other operating expenses......................................     3,191     2,017           66(b)      5,274
                                                                      -------    ------    -----------    ---------
                                                                       12,131     8,810           66        21,007
Income from operations.............................................     2,183     1,085          (66)        3,202
Interest expense, net..............................................       (24)       93           --            69
                                                                      -------    ------    -----------    ---------
Income before provision for income taxes and minority interests....     2,207       992          (66)        3,133
Provision for income taxes.........................................       158       366          781(a)      1,305
Minority interests in net earnings of subsidiaries.................        --       124         (124)(b)        --
                                                                      -------    ------    -----------    ---------
Net income.........................................................   $ 2,049    $  502      $  (723)      $ 1,828
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------
Earnings per share.................................................                                        $  0.37
                                                                                                          ---------
                                                                                                          ---------
Shares used in computing earnings per share........................                                          5,000
                                                                                                          ---------
                                                                                                          ---------

    The accompanying notes are an integral part of these unaudited pro forma combining financial statements.

                            HEALTHWORLD CORPORATION
               UNAUDITED PRO FORMA COMBINING STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                       GHB&M     MILTON    ADJUSTMENTS    PRO FORMA
                                                                      -------    ------    -----------    ---------
                                                                                            (NOTE 3)
Revenues...........................................................   $10,165    $7,194      $    --       $17,359
                                                                      -------    ------    -----------    ---------
Operating expenses:
     Salaries and related costs....................................     6,669     5,220           --        11,889
     Other operating expenses......................................     2,366     1,311           52(b)      3,729
                                                                      -------    ------    -----------    ---------
                                                                        9,035     6,531           52        15,618
Income from operations.............................................     1,130       663          (52)        1,741
Interest expense, net..............................................       (51)       66           --            15
                                                                      -------    ------    -----------    ---------
Income before provision for income taxes and minority interests....     1,181       597          (52)        1,726
Provision for income taxes.........................................        85       221          417(a)        723
Minority interests in net earnings of subsidiaries.................        --       100         (100)(b)        --
                                                                      -------    ------    -----------    ---------
Net income.........................................................   $ 1,096    $  276      $  (369)      $ 1,003
                                                                      -------    ------    -----------    ---------
                                                                      -------    ------    -----------    ---------
Earnings per share.................................................                                        $  0.20
                                                                                                          ---------
                                                                                                          ---------
Shares used in computing earnings per share........................                                          5,000
                                                                                                          ---------
                                                                                                          ---------

    The accompanying notes are an integral part of these unaudited pro forma combining financial statements.

                            HEALTHWORLD CORPORATION
               UNAUDITED PRO FORMA COMBINING STATEMENTS OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                      GHB&M     MILTON     ADJUSTMENTS    PRO FORMA
                                                                     -------    -------    -----------    ---------
                                                                                            (NOTE 3)
Revenues..........................................................   $12,562    $10,624      $    --       $23,186
                                                                     -------    -------    -----------    ---------
Operating expenses:
     Salaries and related costs...................................     7,791      8,251           --        16,042
     Other operating expenses.....................................     2,512      1,794           52(b)      4,358
                                                                     -------    -------    -----------    ---------
                                                                      10,303     10,045           52        20,400
Income from operations............................................     2,259        579          (52)        2,786
Interest expense, net.............................................       (94)        86           --            (8)
                                                                     -------    -------    -----------    ---------
Income before provision for income taxes and minority interests...     2,353        493          (52)        2,794
Provision for income taxes........................................       177        182          823(a)      1,182
Minority interests in net earnings of subsidiaries................        --        160         (160)(b)        --
                                                                     -------    -------    -----------    ---------
Net income........................................................   $ 2,176    $   151      $  (715)      $ 1,612
                                                                     -------    -------    -----------    ---------
                                                                     -------    -------    -----------    ---------
Earnings per share................................................                                         $  0.32
                                                                                                          ---------
                                                                                                          ---------
Shares used in computing earnings per share.......................                                           5,000
                                                                                                          ---------
                                                                                                          ---------

    The accompanying notes are an integral part of these unaudited pro forma combining financial statements.
                                      F-10

                            HEALTHWORLD CORPORATION
          NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. GENERAL

     Healthworld Corporation (the 'Company') was incorporated in Delaware on September 12, 1996. The Company conducted no operations prior to November 12, 1997, at which time it acquired all of the outstanding common stock of Girgenti, Hughes, Butler and McDowell, Inc. and its affiliated entities ('GHB&M') and Milton Marketing Group Limited and its subsidiaries ('Milton'), including the minority interest stockholders in such subsidiaries in exchange for an aggregate of 5,000 shares of common stock of the Company (the 'Consolidation'). The Consolidation has been accounted for using the pooling of interests method of accounting.

     The periods included in these unaudited pro forma combining financial statements include, (i) with respect to periods as of and for the year ended December 31, financial data for GHB&M based on a December 31 fiscal year end and for Milton based on a November 30 fiscal year end and (ii) with respect to periods as of September 30, financial data for GHB&M at September 30 and for Milton at August 31.

2. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

     The following pro forma adjustments have been made to the Company's pro forma combining balance sheets to reflect:

     a. the Consolidation;

     b. a $3,700 distribution made to the stockholders of the companies comprising GHB&M (other than Syberactive, Inc.) immediately prior to the consummation of the Consolidation from existing cash balances for payment by such stockholders of income taxes on GHB&M's estimated 1997 'S' Corporation earnings through the date of the Consolidation;

     c. an increase in additional paid-in capital of $3,202 and a corresponding decrease in 'S' Corporation retained earnings of GHB&M as if the 'S' Corporation status of the companies comprising GHB&M was terminated on September 30, 1997;

     d. the acquisition of minority interests in Milton's subsidiaries and the goodwill resulting therefrom. The holders of minority interests in certain of Milton's subsidiaries exchanged all of their shares in such subsidiaries for an agreed upon aggregate purchase price of $2,266 which was paid for in shares of the Company's common stock based upon a per share value of $8.75. The acquisition has been accounted for using the purchase method of accounting;

     e. the sale of approximately $2,600 of accounts receivable of GHB&M to an unaffiliated financial institution at a negotiated discount rate prior to the consummation of the Consolidation. Such sale was undertaken in connection with the termination of the status of each of the companies comprising GHB&M as 'S' Corporations, which occurred as a result of and upon consummation of the Consolidation.

3. UNAUDITED PRO FORMA STATEMENT OF INCOME ADJUSTMENTS

     The following pro forma adjustments have been made to the Company's pro forma combining statements of income to reflect:

     a. a provision for federal and state income taxes as if each of the companies comprising GHB&M were treated as 'C' Corporations rather than 'S' Corporations for such periods; and

     b. the acquisition of minority interests in Milton's subsidiaries and the goodwill resulting therefrom. The holders of minority interests in certain of Milton's subsidiaries exchanged all of their shares in such subsidiaries for an agreed upon aggregate purchase price of $2,266 which was paid for in shares of the

                            HEALTHWORLD CORPORATION
    NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3. UNAUDITED PRO FORMA INCOME STATEMENT ADJUSTMENTS--(CONTINUED)

       Company's common stock based upon a per share value of $8.75. The acquisition has been accounted for using the purchase method of accounting.

4. INITIAL PUBLIC OFFERING

     The Company is pursuing an initial public offering of its common stock. The Offering contemplates the sale of 2,100 shares of common stock at an initial offering price of $9.00 per share. The Company plans to use a portion of the proceeds of the Offering to repay a loan. The Company's supplementary pro forma net income per share for the year ended December 31, 1996 and the nine months ended September 30, 1997, which follows, gives supplemental effect to the issuance of 51 shares of its common stock, which is the number of additional shares of its common stock which would need to be issued in the Offering from which the proceeds from such additional issuance could be used to repay the $462 loan which was outstanding at December 31, 1996 or the $456 of such loan which was outstanding at September 30, 1997, as well as to effect the reduction of related interest expense for such periods. Such additional shares are presumed outstanding for supplementary purposes only, and were neither issued nor outstanding for any purpose during the year ended December 31, 1996 or the nine months ended September 30, 1997.

                                                    FOR THE YEAR
                                                        ENDED          FOR THE NINE MONTHS ENDED
                                                  DECEMBER 31, 1996       SEPTEMBER 30, 1997
                                                  -----------------    -------------------------
Supplementary pro forma net income per share...         $ .36                    $ .32
Supplementary weighted average common shares
  outstanding..................................         5,051                    5,051

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Healthworld Corporation:

We have audited the accompanying balance sheet of Healthworld Corporation (a Delaware corporation) as of October 13, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Healthworld Corporation as of October 13, 1997, in conformity with generally accepted accounting principles.

                                                 /s/ ARTHUR ANDERSEN LLP
                                           ------------------------------------
                                                   Arthur Andersen LLP

Melville, New York
October 13, 1997
     (except with respect to the matters
     discussed in Note 1 as to which
     the date is November 12, 1997)

                            HEALTHWORLD CORPORATION
                                 BALANCE SHEET
                             AS OF OCTOBER 13, 1997

                                            ASSETS
Cash...........................................................................................         $ 100
                                                                                                       ------
     Total assets..............................................................................         $ 100
                                                                                                       ------
                                                                                                       ------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities..............................................................................         $  --
Stockholders' Equity:
  Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding..........            --
  Common stock, $.01 par value; 20,000,000 shares authorized; 100 shares outstanding...........             1
  Additional paid-in capital...................................................................            99
                                                                                                       ------
     Total stockholders' equity................................................................           100
                                                                                                       ------
     Total liabilities and stockholders' equity................................................         $ 100
                                                                                                       ------
                                                                                                       ------

       The accompanying notes are an integral part of this balance sheet.

                            HEALTHWORLD CORPORATION
                             NOTES TO BALANCE SHEET
                                OCTOBER 13, 1997

1. ORGANIZATION AND BUSINESS

     Healthworld Corporation ('Healthworld') was incorporated in Delaware on September 12, 1996 and conducted no operations prior to November 12, 1997. Prior to the consummation of the initial public offering of its common stock (the 'Offering'), Healthworld entered into separate Agreements and Plans of Organization (the 'Consolidation Agreements'), dated as of October 23, 1997, with the stockholders of Girgenti, Hughes, Butler & McDowell, Inc. and affiliates ('GHB&M') and Milton Marketing Group and subsidiaries ('Milton'), including the minority interest stockholders in such subsidiaries. Pursuant to the Consolidation Agreements, on November 12, 1997, Healthworld acquired all of the issued and outstanding stock of each of GHB&M and Milton from the stockholders of GHB&M and Milton in exchange for an aggregate of 5,000,000 shares of common stock of Healthworld, at which time GHB&M and Milton became wholly-owned subsidiaries of Healthworld.

2. STOCK ISSUANCE

     On October 13, 1997, Healthworld issued one hundred shares of common stock to the stockholders of GHB&M in exchange for cash in the amount of $100.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Girgenti, Hughes, Butler & McDowell, Inc.
and Affiliates:

We have audited the accompanying combined balance sheets of Girgenti, Hughes, Butler & McDowell, Inc. (a New York corporation) and Affiliates as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Girgenti, Hughes, Butler & McDowell, Inc. and Affiliates as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                 /s/ ARTHUR ANDERSEN LLP
                                          -------------------------------------
                                                   Arthur Andersen LLP

Melville, New York
January 24, 1997
  (except with respect to the matters
  discussed in Note 9 as to which
  the date is November 12, 1997)

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                   DECEMBER 31,
                                                                                ------------------    SEPTEMBER 30,
                                                                                 1995       1996          1997
                                                                                -------    -------    -------------
                                                                                                       (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents..................................................   $   627    $ 2,214       $ 1,873
  Accounts receivable........................................................     7,854      8,539         8,430
  Unbilled production charges, at cost.......................................     3,060      1,477         3,040
  Other current assets.......................................................       242        122            78
                                                                                -------    -------    -------------
Total current assets.........................................................    11,783     12,352        13,421
Furniture, equipment and leasehold improvements, net.........................     1,136      1,242         1,372
Other assets.................................................................       368        455         1,444
                                                                                -------    -------    -------------
                                                                                $13,287    $14,049       $16,237
                                                                                -------    -------    -------------
                                                                                -------    -------    -------------
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit.............................................................   $   600    $   400       $    --
  Current portion of long-term debt..........................................        82         98           100
  Accounts payable...........................................................     1,361      1,327         2,265
  Accrued expenses...........................................................       110        120           414
  Advance production billings................................................     5,569      5,739         5,239
                                                                                -------    -------    -------------
Total current liabilities....................................................     7,722      7,684         8,018
Commitments (Note 7)
Long-term debt...............................................................        --        125            51
Deferred rent................................................................       642        665           742
Deferred income taxes........................................................       118        207           380
                                                                                -------    -------    -------------
                                                                                  8,482      8,681         9,191
                                                                                -------    -------    -------------
Stockholders' equity:
  Common stock...............................................................       289        290           290
  Retained earnings..........................................................     4,516      5,078         6,756
                                                                                -------    -------    -------------
Total stockholders' equity...................................................     4,805      5,368         7,046
                                                                                -------    -------    -------------
                                                                                $13,287    $14,049       $16,237
                                                                                -------    -------    -------------
                                                                                -------    -------    -------------


The accompanying notes to combined financial statements are an integral part of these balance sheets.

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                                  NINE MONTHS
                                                                                                ENDED SEPTEMBER
                                                                 YEAR ENDED DECEMBER 31,              30,
                                                              -----------------------------    ------------------
                                                               1994       1995       1996       1996       1997
                                                              -------    -------    -------    -------    -------
                                                                                                  (UNAUDITED)
Revenues...................................................   $10,415    $12,368    $14,314    $10,165    $12,562
                                                              -------    -------    -------    -------    -------
Operating expenses:
  Salaries and related costs...............................     6,416      7,326      8,940      6,669      7,791
  Other operating expenses.................................     2,911      3,115      3,191      2,366      2,512
                                                              -------    -------    -------    -------    -------
                                                                9,327     10,441     12,131      9,035     10,303
Income from operations.....................................     1,088      1,927      2,183      1,130      2,259
Interest expense, net......................................         2        (13)       (24)       (51)       (94)
                                                              -------    -------    -------    -------    -------
Income before provision for income taxes...................     1,086      1,940      2,207      1,181      2,353
Provision for income taxes.................................        19        124        158         85        177
                                                              -------    -------    -------    -------    -------
Net income.................................................   $ 1,067    $ 1,816    $ 2,049    $ 1,096    $ 2,176
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------
Pro forma information--unaudited (note 9):
  Income before provision for income taxes.................   $ 1,086    $ 1,940    $ 2,207    $ 1,181    $ 2,353
  Pro forma provision for income taxes.....................       496        879        939        502      1,000
                                                              -------    -------    -------    -------    -------
  Pro forma net income.....................................   $   590    $ 1,061    $ 1,268    $   679    $ 1,353
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------

The accompanying notes to combined financial statements are an integral part of these statements.

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                COMMON    RETAINED
                                                                                                STOCK     EARNINGS
                                                                                                ------    --------
Balance, December 31, 1993...................................................................    $289      $2,386
  Net income.................................................................................      --       1,067
  Stockholders' distributions................................................................      --        (544)
                                                                                                ------    --------
Balance, December 31, 1994...................................................................     289       2,909
  Net income.................................................................................      --       1,816
  Stockholders' distributions................................................................      --        (209)
                                                                                                ------    --------
Balance, December 31, 1995...................................................................     289       4,516
  Net income.................................................................................      --       2,049
  Stockholders' distributions................................................................      --      (1,487)
  Issuance of common stock in new affiliate..................................................       1          --
                                                                                                ------    --------
Balance, December 31, 1996...................................................................     290       5,078
  Net income (unaudited).....................................................................      --       2,176
  Stockholders' distributions (unaudited)....................................................      --        (498)
                                                                                                ------    --------
Balance, September 30, 1997 (unaudited)......................................................    $290      $6,756
                                                                                                ------    --------
                                                                                                ------    --------

The accompanying notes to combined financial statements are an integral part of these statements.

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        NINE MONTHS
                                            YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                           --------------------------    ------------------------------------------
                                            1994      1995      1996            1996                   1997
                                           ------    ------    ------    -------------------    -------------------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income............................   $1,067    $1,816    $2,049          $ 1,096                $ 2,176
     Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Depreciation and amortization....      214       274       402              268                    320
       Deferred rent....................       80       200        23               17                     77
       Deferred income taxes............       --        83        89               85                    173
     Changes in operating assets and
     liabilities:
       Accounts receivable..............   (1,652)      336      (685)             571                    109
       Unbilled production charges......      287      (719)    1,583              778                 (1,563)
       Other current assets.............       18       (88)      120              (73)                    44
       Other assets.....................       95        30       (88)             (22)                  (989)
       Accounts payable.................     (145)      253       (35)            (614)                   938
       Advanced production billing......    1,313    (1,653)      171             (530)                  (500)
       Accrued expenses.................     (125)       98         9              149                    294
                                           ------    ------    ------          -------                -------
Net cash provided by operating
activities..............................    1,152       630     3,638            1,725                  1,079
                                           ------    ------    ------          -------                -------
Cash flows from investing activities:
  Capital expenditures, net.............     (258)     (563)     (507)            (244)                  (450)
                                           ------    ------    ------          -------                -------
Net cash (used in) investing
activities..............................     (258)     (563)     (507)            (244)                  (450)
                                           ------    ------    ------          -------                -------
Cash flows from financing activities:
  Distributions to stockholders.........     (544)     (209)   (1,487)            (772)                  (498)
  Net (repayment) proceeds from line of
     credit.............................     (100)      200      (200)            (200)                  (400)
  Issuance of long-term debt............       --        --       300              300                     --
  Repayment of long-term debt...........      (97)     (105)     (158)            (135)                   (72)
  Issuance of common stock in new
     affiliate..........................       --        --         1                1                     --
                                           ------    ------    ------          -------                -------
Net cash (used in) financing
activities..............................     (741)     (114)   (1,544)            (806)                  (970)
                                           ------    ------    ------          -------                -------

Net increase/(decrease) in cash and cash
equivalents.............................      153       (47)    1,587              675                   (341)
Cash and cash equivalents at beginning
of year.................................      521       674       627              627                  2,214
                                           ------    ------    ------          -------                -------
Cash and cash equivalents at end of
year....................................   $  674    $  627    $2,214          $ 1,302                $ 1,873
                                           ------    ------    ------          -------                -------
                                           ------    ------    ------          -------                -------
Supplemental disclosure of cash flow
information:
  Cash paid for taxes...................   $   17    $   45    $   64          $    45                $    64
                                           ------    ------    ------          -------                -------
                                           ------    ------    ------          -------                -------
  Cash paid for interest................   $   30    $   31    $   41          $    34                $    15
                                           ------    ------    ------          -------                -------
                                           ------    ------    ------          -------                -------

The accompanying notes to combined financial statements are an integral part of these statements.

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. BUSINESS

     Girgenti, Hughes, Butler & McDowell, Inc. and Affiliates (the 'Company') is a combined group of six affiliated companies: Girgenti, Hughes, Butler & McDowell, Inc. ('GHB&M'); Black Cat Graphics, Inc. ('Black Cat'); Medical Educational Technologies, Inc. ('MET'); Brand Research Corporation ('Brand'); GHBM, Inc. and Syberactive Inc. ('Syberactive'). Each of these companies is controlled and managed by a stockholder group consisting of four individuals and each is owned in the same proportion by such stockholders.

     The Company operates in the marketing communications industry segment and provides a broad range of integrated services including advertising and promotion, publishing, medical education, public relations, consulting, interactive multimedia, database marketing and marketing research services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The combined financial statements include the accounts of the affiliated companies. All inter-company balances and transactions have been eliminated.

  Revenue Recognition

     Revenues and fees are derived from clients for creative concept development, production of advertising and marketing materials and the communication of a client's product message to target markets through the use of educational projects. For services such as the production of advertising and promotion materials and medical education programs, fees are recognized when the production materials or programs are completed. With respect to services such as consulting, publishing and public relations, the Company is either paid a monthly retainer or bills on an actual time incurred basis, which, in each case, the Company recognizes as income each month to match its monthly payroll and operating costs.

     Accounts receivable include fees recognized, project costs, and media and production costs incurred on behalf of clients, which are paid for by the Company and rebilled to clients.

  Concentration of Credit Risk

     The Company provides marketing and communications services to a wide range of clients who operate primarily in the health care industry. For the year ended December 31, 1996, the Company had three clients which constituted approximately 42%, 16% and 9% of total revenues. In addition, the Company's five largest clients represent 78% of combined revenues for that period. The Company had three clients which constituted approximately 36%, 17% and 13% of total 1995 revenues and 24%, 18% and 9% of total 1994 revenues. As of December 31, 1995 and

1996, primarily all of the Company's trade accounts receivable were concentrated in companies in the health care industry. The Company extends credit to all qualified clients, but does not believe that it is exposed to any undue concentration of credit risk to any significant degree. The Company maintains reserves for potential credit losses, but has not experienced any material losses to individual clients or groups of clients.

  Cash and Cash Equivalents

     For purposes of the combined balance sheets and combined statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents, including commercial paper and money market mutual funds.

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Unbilled Production Charges

     Unbilled production charges consist principally of costs incurred in producing advertisements and marketing communications for clients. Such amounts are generally billed to clients when costs are incurred for radio and television production and when print production is complete.

  Furniture, Equipment and Leasehold Improvements

     Furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Furniture.................................   5-7 years
Equipment.................................   5-7 years
Leasehold improvements....................   Lesser of lease term or useful life

  Advance Production Billing

     Advance production billings consist of progress billings for production jobs that are not completed, as well as accrued media placements that have been billed to clients.

  Income Taxes

     The companies comprising the Company (other than Syberactive, which is treated as a 'C Corporation'), with the consent of the stockholders, elected to have their Federal and state income taxed as subchapter 'S Corporations.' In lieu of Federal and certain state corporate income taxes, the shareholders are taxed on their proportionate share of income, or receive the benefit of any losses individually. New York City Corporation taxes are provided, if required, at statutory rates.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  New Accounting Pronouncements

     During 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121), 'Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of.' This statement requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The effect of adoption was not material.

  Recently Issued Accounting Standards

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 128, Earnings Per Share. This Statement establishes standards for computing and presenting earnings per share ('EPS'), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted EPS on the face of the statement of income. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

other contracts to issue common stock and is similar to the currently required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted.

3. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment and leasehold improvements consist of the following:

                                                                        DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                                                            1995            1996            1997
                                                                        ------------    ------------    -------------
                                                                                                        (UNAUDITED)
     Furniture and equipment.........................................      $1,607          $2,117          $ 2,315
     Leasehold improvements..........................................         465             465              628
                                                                        ------------    ------------    -------------
                                                                            2,072           2,582            2,943
     Less: Accumulated depreciation and amortization.................         936           1,340            1,571
                                                                        ------------    ------------    -------------
                                                                           $1,136          $1,242          $ 1,372
                                                                        ------------    ------------    -------------
                                                                        ------------    ------------    -------------

     Depreciation and amortization expense of furniture, equipment and leasehold improvements for the years ended December 31, 1994, 1995 and 1996 amounted to approximately $214, $274 and $402, respectively, and for the nine months ended September 30, 1996 and 1997 amounted to approximately $268 and $320, respectively (unaudited).

4. RESTRICTED CASH

     In connection with the lease for office space, the Company was required to establish an Irrevocable Standby Letter of Credit with a face amount of $300. The Company has set aside a Certificate of Deposit in the amount of $300 as collateral for the Letter of Credit. The Certificate of Deposit has been included within Other Assets due to the term of the underlying lease commitment.

5. BANK LOANS AND LINE OF CREDIT

     The Company has in place a $4,100 credit facility with a bank. The facility currently consists of: (i) an uncommitted $3,500 line of credit ('Line of Credit'), (ii) a $300 term note ('Term Note'), and (iii) a $300 irrevocable letter of credit. The facility is secured by a first security interest in the Company's personal property and a personal guarantee of several of the stockholders of the Company. Borrowings under the facility are as follows:

                                                                         DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,
                                                                             1995           1996            1997
                                                                         ------------   ------------    -------------
                                                                                                        (UNAUDITED)
     Line of Credit....................................................      $600(a)        $400(a)         $  --
     Term Note/Loan....................................................        82(b)         223(c)           151
                                                                           ------         ------           ------
                                                                              682            623              151

     Less: Current portion.............................................       682            498              100
                                                                           ------         ------           ------
                                                                             $ --           $125            $  51
                                                                           ------         ------           ------
                                                                           ------         ------           ------

------------------
a) Borrowings under the Line of Credit are limited to 80% of eligible trade receivables, as defined in the agreement. The Line of Credit, which matured on July 31, 1997, was renewed in October 1997, bears interest at prime (8.25% as of December 31, 1996) plus 1% per annum, and matures on June 30, 1998. The Line of Credit requires the Company to maintain certain financial ratios. As of December 31, 1996, the Company was in compliance with all of the provisions of the Line of Credit.

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. BANK LOANS AND LINE OF CREDIT--(CONTINUED)

b) This represented the outstanding principal balance of borrowings under a $400 term note to finance certain leasehold improvements. The note bore interest at 7.5% per annum and was payable in 48 monthly installments commencing October 1992. As of December 31, 1996, such note had been repaid.

c) During February 1996, the bank provided a Term Loan of $300 to finance the construction of additional office space. This Term Loan bears interest at 7.75% per annum and is payable in 36 monthly installments commencing March 1996.

     At December 31, 1996, maturities of debt are as follows:

1997..............................................................   $498
1998..............................................................    106
1999..............................................................     19

6. STOCKHOLDERS' EQUITY

     The financial statements are presented on a combined basis. Since there is no parent-subsidiary relationship, there is no basis for eliminating the equity accounts of any of the entities. As of December 31, 1995 and 1996, and as of September 30, 1997 (unaudited), stockholders' equity consisted of the following:

                                                                                        RETAINED EARNINGS/
                                                      COMMON STOCK                     (ACCUMULATED DEFICIT)
                                              -----------------------------    -------------------------------------
                                    SHARES                    SEPTEMBER 30,                            SEPTEMBER 30,
COMPANY                             ISSUED    1995    1996        1997          1995          1996         1997
---------------------------------   ------    ----    ----    -------------    ------        ------    -------------
                                                               (UNAUDITED)                              (UNAUDITED)
GHBM.............................    85.25    $192    $192        $ 192        $1,517        $1,540       $ 3,057
Black Cat........................   120.90      89      89           89         2,434         2,655         2,970
MET..............................   120.90       6       6            6           477           847           826
Brand............................   120.90       1       1            1            88            43            50
GHBM, Inc........................   120.90       1       1            1            --            (1)           (1)
Syberactive......................   100.00      --       1            1            --            (6)         (146)
                                              ----    ----       ------        ------        ------    -------------
                                              $289    $290        $ 290        $4,516        $5,078       $ 6,756
                                              ----    ----       ------        ------        ------    -------------
                                              ----    ----       ------        ------        ------    -------------

7. COMMITMENTS

  Lease

     In 1994, the Company entered into a fifteen year lease for office space in New York City. The lease is payable in monthly installments which include certain rent holidays and escalations, which have been accounted for on a straight-line basis over the life of the lease. As a security deposit, the Company put in place an Irrevocable Standby Letter of Credit (see Note 4) in the amount of $300. This amount will decrease on November 1, 1997 to $200 and to $132 on November 1, 1998. During 1996, the Company terminated a lease agreement on another property. The cost to terminate the lease was insignificant.

     The following is a schedule of the minimum annual lease payments due:

1997.......................................................................   $  608
1998.......................................................................      690
1999.......................................................................      750
2000.......................................................................      750
2001.......................................................................      750
Thereafter.................................................................    7,337

     Total rent expense incurred for the years ended December 31, 1994, 1995 and 1996 was approximately $662, $759 and $814, respectively, and for the nine months ended September 30, 1996 and 1997 was approximately $542 and $555, respectively (unaudited).

            GIRGENTI, HUGHES, BUTLER & MCDOWELL, INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

7. COMMITMENTS--(CONTINUED)

  Employment Agreements

     The Company has entered into employment agreements (the 'Agreements') with certain key employees. The Agreements contain provisions for base salary and incentives based upon certain performance measures, and are subject to termination by either party. The aggregate annual minimum base compensation required by the Agreements is approximately $880.

  Employee Benefits

     The Company maintains a '401 K' Plan for eligible employees, who have completed the minimum service requirement of the plan. The Company matches up to 4% of salary for participating employees. For the years ended December 31, 1994, 1995 and 1996, the Company has contributed $64, $105 and $124, respectively, and for the nine months ended September 30, 1996 and 1997, the Company has contributed $79 and $137, respectively (unaudited), to the Plan.

8. INTERIM FINANCIAL STATEMENTS

     The combined financial statements of Girgenti, Hughes, Butler & McDowell, Inc. as of and for the nine months ended September 30, 1996 and 1997, presented herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the combined financial position, results of operations and cash flows of the Company as of September 30, 1996 and 1997, and for the periods ended. The Company's interim results may fluctuate as a result of a number of factors and are not necessarily indicative of the results to be obtained for the full year.

9. SUBSEQUENT EVENTS

     Pursuant to the Agreements and Plans of Organization (the 'Consolidation Agreements'), dated as of October 23, 1997, the stockholders of the Company and Milton Marketing Group Limited and its subsidiaries ('Milton'), including the minority interest stockholders in such subsidiaries, exchanged all of the outstanding shares of common stock of each of the companies comprising the Company and Milton for shares of common stock of Healthworld Corporation ('Healthworld') on November 12, 1997 (the 'Consolidation'). As a result of the Consolidation, the entities comprising the Company (other than Syberactive, which is already treated as a C Corporation) are no longer treated as S Corporations. The pro forma effect of a subchapter 'C' Corporation income tax provision has been included in the calculation of pro forma net income in the accompanying combined statements of income.

     In connection with the termination of the status of each of the companies comprising the Company as S Corporations, the Company sold approximately $2,600 of its accounts receivable immediately prior to the consummation of the Consolidation to an unaffiliated financial institution at a negotiated discount rate. Immediately prior to the consummation of the Consolidation, the Company also made distributions to its stockholders of $3,700 in the aggregate from existing cash balances for the payment by such stockholders of taxes due on GHB&M's S Corporation earnings.

     Healthworld is pursuing an initial public offering of its securities (the 'Offering'). The Offering contemplates the sale of 2,100 shares of Healthworld's common stock at an offering price between $8.00 and $9.50 per share before underwriting commissions and Offering expenses.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Milton Marketing Group Limited and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Milton Marketing Group Limited (a United Kingdom corporation, formerly known as Siteinput Limited) and Subsidiaries as of November 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Milton Marketing Group Limited and Subsidiaries as of November 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1996 in conformity with generally accepted accounting principles.

                                                 /s/ Arthur Andersen LLP
                                           ------------------------------------
                                                   Arthur Andersen LLP

Melville, New York
January 27, 1997
     (except with respect to the matters
     discussed in Note 11 as to which
     the date is November 12, 1997)

                         MILTON MARKETING GROUP LIMITED
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      NOVEMBER 30,
                                                                                    ----------------    AUGUST 31,
                                                                                     1995      1996        1997
                                                                                    ------    ------    -----------
                                                                                                        (UNAUDITED)
                                     ASSETS
Current assets:
  Cash and cash equivalents......................................................   $  511    $   --      $    --
  Accounts receivable............................................................    1,058     3,266        4,591
  Unbilled production charges, at cost...........................................       49        87          196
  Other current assets...........................................................      147       415          518
                                                                                    ------    ------    -----------
     Total current assets........................................................    1,765     3,768        5,305
Furniture, equipment and leasehold improvements, net.............................      634       870          926
Goodwill, net of accumulated amortization of $2, $44 and $91, respectively.......      994     1,800        1,696
Other assets.....................................................................        8        49          231
                                                                                    ------    ------    -----------
                                                                                    $3,401    $6,487      $ 8,158
                                                                                    ------    ------    -----------
                                                                                    ------    ------    -----------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank loans and overdrafts......................................................   $   24    $  406      $ 1,154
  Current portion of long-term debt..............................................      107       118          581
  Current portion of capitalized lease obligation................................       74       125          123
  Accounts payable...............................................................      340     1,144        1,518
  Accrued expenses...............................................................      936     1,977        2,126
  Advance billings...............................................................      441       534          912
                                                                                    ------    ------    -----------
     Total current liabilities...................................................    1,922     4,304        6,414
Commitments (Note 9)
Long-term debt...................................................................      882       825          285
Capitalized lease obligation.....................................................       78       128          135
Minority interests...............................................................       89       143          284
Other liabilities................................................................       --        83           55
                                                                                    ------    ------    -----------
                                                                                     2,971     5,483        7,173
                                                                                    ------    ------    -----------
Stockholders' equity:
  Common stock, $1.68 par value, 10,000 shares authorized, and 2 shares issued
     and outstanding.............................................................       --        --           --
  Additional paid-in capital.....................................................       13        13           13
  Retained earnings..............................................................      423       925          971
  Cumulative foreign currency translation adjustments............................       (6)       66            1
                                                                                    ------    ------    -----------

     Total stockholders' equity..................................................      430     1,004          985
                                                                                    ------    ------    -----------
                                                                                    $3,401    $6,487      $ 8,158
                                                                                    ------    ------    -----------
                                                                                    ------    ------    -----------

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                         MILTON MARKETING GROUP LIMITED
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                                 NINE MONTHS
                                                                 YEAR ENDED NOVEMBER 30,      ENDED AUGUST 31,
                                                                 ------------------------     -----------------
                                                                  1994     1995     1996       1996      1997
                                                                 ------   ------   ------     ------    -------
                                                                                                 (UNAUDITED)
Revenues.......................................................  $2,666   $4,399   $9,895     $7,194    $10,624
                                                                 ------   ------   ------     ------    -------
Operating expenses:
  Salaries and related costs...................................   1,474    2,531    6,793      5,220      8,251
  Other operating expenses.....................................     802    1,310    2,017      1,311      1,794
                                                                 ------   ------   ------     ------    -------
                                                                  2,276    3,841    8,810      6,531     10,045
Income from operations.........................................     390      558    1,085        663        579
Interest expense, net..........................................      12       15       93         66         86
                                                                 ------   ------   ------     ------    -------
Income before provision for income taxes and minority
  interests....................................................     378      543      992        597        493
Provision for income taxes.....................................     117      159      366        221        182
Minority interests in net earnings of subsidiaries.............      39       68      124        100        160
                                                                 ------   ------   ------     ------    -------
Net income.....................................................  $  222   $  316   $  502     $  276    $   151
                                                                 ------   ------   ------     ------    -------
                                                                 ------   ------   ------     ------    -------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MILTON MARKETING GROUP LIMITED
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                              CUMULATIVE
                                                                 ADDITIONAL                FOREIGN CURRENCY
                                                       COMMON     PAID-IN      RETAINED      TRANSLATION
                                                       STOCK      CAPITAL      EARNINGS      ADJUSTMENTS       TOTAL
                                                       ------    ----------    --------    ----------------    ------
Balance, November 30, 1993..........................   $ --         $ 13         $101            $ (1)         $  113
  Net income........................................     --           --          222              --             222
  Dividends.........................................     --           --         (130)             --            (130)
  Foreign currency translation adjustments..........     --           --           --               8               8
                                                       ------        ---       --------         -----          ------
Balance, November 30, 1994..........................     --           13          193               7             213
  Net income........................................     --           --          316              --             316
  Dividends.........................................     --           --          (86)             --             (86)
  Foreign currency translation adjustments..........     --           --           --             (13)            (13)
                                                       ------        ---       --------         -----          ------
Balance, November 30, 1995..........................     --           13          423              (6)            430
  Net income........................................     --           --          502              --             502
  Foreign currency translation adjustments..........     --           --           --              72              72
                                                       ------        ---       --------         -----          ------
Balance, November 30, 1996..........................     --           13          925              66           1,004
  Net income (unaudited)............................     --           --          151              --             151
  Dividends (unaudited).............................     --           --         (105)             --            (105)
  Foreign currency translation adjustments
     (unaudited)....................................     --           --           --             (65)            (65)
                                                       ------        ---       --------         -----          ------
Balance, August 31, 1997 (unaudited)................   $ --         $ 13         $971            $  1          $  985
                                                       ------        ---       --------         -----          ------
                                                       ------        ---       --------         -----          ------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MILTON MARKETING GROUP LIMITED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               YEAR ENDED           NINE MONTHS ENDED
                                                                              NOVEMBER 30,              AUGUST 31,
                                                                        -----------------------     -----------------
                                                                        1994    1995     1996        1996      1997
                                                                        -----   -----   -------     -------   -------
                                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................................  $ 222   $ 316   $   502     $   276   $   151
    Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization...................................    114     136       225         143       205
      Minority interest in net earnings...............................     39      68       124         100       160
      (Gain)/loss on sale of fixed assets.............................    (24)      1        18           5       (19)
    Changes in operating assets and liabilities, net of effect of acquisitions:
      Accounts receivable.............................................    418    (138)   (1,456)     (2,393)   (1,325)
      Unbilled production charges.....................................    538      28       (21)       (160)     (109)
      Other current assets............................................     --     (22)     (166)         10      (103)
      Other assets....................................................     --      --        --          --      (182)
      Accounts payable................................................   (536)   (614)     (359)        898       374
      Accrued expenses................................................      7     763       876         341       149
      Advance billings................................................   (502)     74        50         188       378
      Other liabilities...............................................     --      --        18          61       (28)
                                                                        -----   -----   -------     -------   -------
Net cash provided by (used in) operating activities...................    276     612      (189)       (531)     (349)
                                                                        -----   -----   -------     -------   -------
Cash flows from investing activities:
  Net purchase price of acquisitions (Note 3).........................     --    (639)     (242)       (234)       --
  Capital expenditures, net...........................................    (95)   (203)     (214)        (66)     (128)
  Proceeds from the sale of fixed assets..............................     58      63        50          23        75
                                                                        -----   -----   -------     -------   -------
Net cash (used in) investing activities...............................    (37)   (779)     (406)       (277)      (53)
                                                                        -----   -----   -------     -------   -------
Cash flows from financing activities:
  Payment of majority stockholder dividends...........................   (130)    (86)       --          --      (105)
  Payment of minority interest shareholders dividends.................    (23)    (15)       --          --       (55)
  Proceeds from bank overdraft........................................     --      --       309         382       748
  Repayment of bank loans.............................................     --      --      (131)        (30)      (77)
  Proceeds from bank loans............................................     --     613        --          --        --
  Capital lease repayments............................................    (88)   (152)      (77)        (41)     (109)
                                                                        -----   -----   -------     -------   -------
Net cash (used in) provided by financing activities...................   (241)    360       101         311       402
                                                                        -----   -----   -------     -------   -------
Effect of exchange rate changes on cash...............................     12     (14)      (17)        (14)       --
                                                                        -----   -----   -------     -------   -------
Net increase/(decrease) in cash and cash equivalents..................     10     179      (511)       (511)       --

Cash and cash equivalents at beginning of year........................    322     332       511         511        --
                                                                        -----   -----   -------     -------   -------
Cash and cash equivalents at end of year..............................  $ 332   $ 511   $    --     $    --   $    --
                                                                        -----   -----   -------     -------   -------
                                                                        -----   -----   -------     -------   -------
Supplemental disclosure of cash flow information:
  Cash paid for taxes.................................................  $ 113   $ 151   $    67     $    58   $   301
                                                                        -----   -----   -------     -------   -------
                                                                        -----   -----   -------     -------   -------
  Cash paid for interest..............................................  $  21   $  22   $    88     $    66   $    86
                                                                        -----   -----   -------     -------   -------
                                                                        -----   -----   -------     -------   -------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         MILTON MARKETING GROUP LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND BUSINESS

     In 1997, the company formerly known as Siteinput Limited changed its name to Milton Marketing Group Limited. Milton Marketing Group Limited ('Milton'), a United Kingdom corporation, was formed in October 1995. Through its predecessor, Milton Marketing Limited, Milton, together with its subsidiaries (Milton and its subsidiaries are collectively referred to as the 'Company'), operates in the marketing communications industry segment and provides integrated services including contract sales, advertising and promotion and public relations services to its clients. Milton is comprised of its wholly-owned subsidiary Milton Headcount Limited (formerly Effective Sales Personnel Limited) ('MHL') and its majority-owned subsidiaries, Milton Marketing Limited ('MML'), Effective Sales Personnel (formerly Milton Headcount Limited) ('ESP'), PDM Communications Limited ('PDM') and Milton Cater Limited ('MCL').

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

  Foreign Currency Translation

     All assets and liabilities of the Company are translated into United States dollars from United Kingdom Pound Sterling at period-end exchange rates. Income and expense items are translated at average exchange rates prevailing during each fiscal period. The resulting translation adjustments are recorded as a separate component of stockholders' equity.

  Revenue Recognition

     Revenues and fees are derived from clients for creative concept development, production of advertising and marketing materials, the supply of long and short-term personnel for client promotional purposes and the provision of public relations services to public health service institutions. For services such as the production of advertising and promotion materials, fees are recognized when the production materials are completed. With respect to services such as public relations, the Company is either paid a monthly retainer or bills on an actual time incurred basis, which, in each case, the Company recognizes as income each month to match its monthly payroll and operating costs. Additionally, revenues associated with contract sales services are recognized as such services are provided and payroll expenses are incurred.

     Accounts receivable include fees recognized, project costs, and media and production costs incurred on behalf of clients, which are paid for by the Company and billed to clients. The Company records gross contract revenues for contract sales services and the related direct costs are included in salaries and related costs on the accompanying consolidated statements of income.

  Concentration of Credit Risk

     The Company provides services to a range of clients operating mostly in the healthcare, food and beverage and communication industries. For the year ended November 30, 1996, the Company had three clients which constituted approximately 13%, 13% and 8% of total revenues. In addition, the Company's five largest clients represented 49% of total revenues for that period. The Company had three clients which constituted approximately 16%, 13% and 10% and 27%, 18% and 11% of total 1995 and 1994 revenues, respectively. The Company extends credit to all qualified clients, but does not believe that it is exposed to any undue concentration of credit risk to any significant degree. The Company maintains reserves for potential credit losses, but has not experienced any material losses to individual clients or groups of clients.

                         MILTON MARKETING GROUP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Cash and Cash Equivalents

     For purposes of the consolidated balance sheets and consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents, including commercial paper and money market mutual funds.

  Unbilled Production Charges

     Unbilled production charges consists principally of costs incurred in producing marketing communications for clients and field marketing personnel to be billed. Such amounts will be billed to clients at either a defined stage of the project or when production is complete.

  Furniture, Equipment and Leasehold Improvements

     Furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using both accelerated and straight-line methods over the following periods:

Furniture.................................   4-10 years
Equipment.................................   4-14 years
Motor Vehicles............................   4-8 Years
Leasehold Improvements....................   Lesser of lease term or useful life

  Equipment Held under Capital Leases

     Assets held under capital leases is accounted for in accordance with Statement of Financial Accounting Standards No. 13, 'Accounting for Leases,' and recorded in Property, Plant and Equipment. The present value of the related liability is included in capitalized lease obligations.

  Goodwill

     Goodwill represents the Company's excess cost over net assets acquired and is being amortized on a straight-line basis over the estimated useful life of the assets. Amounts recognized to date have been amortized over 30 years from the original date of acquisition. Amortization expense of goodwill for the years ended November 30, 1994, 1995 and 1996 amounted to $0, $2 and $42, respectively, and for the nine months ended August 31, 1996 and 1997 amounted to $32 and $47, respectively (unaudited).

     During 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121), 'Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of.' This statement requires the Company to review long-lived assets, including certain intangibles and goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The effect of adoption was not material.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes.' This statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each balance sheet date using enacted rates for the years in which the taxes are expected to be paid or recovered. The Company has not recorded any deferred tax assets or liabilities as any differences between book and income tax recognition are immaterial.

                         MILTON MARKETING GROUP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affects the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Recently Issued Accounting Standards

     In March 1997, the Financial Accounting Standards Board issued Statement of

Financial Accounting Standards ('SFAS') No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share ('EPS'), replacing the presentation of currently required primary EPS with a presentation of Basic EPS. For entities with complex capital structures, the statement requires the dual presentation of both Basic EPS and Diluted DPS on the face of the statement of income. Under this new standard, Basic EPS is computed based on weighted average shares outstanding and excludes any potential dilution; Diluted EPS reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock and is similar to the currently required fully diluted EPS. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted.

3. ACQUISITIONS OF BUSINESSES

  Milton Headcount Limited (formerly Effective Sales Personnel Limited)

     In November 1995, the Company acquired all of the outstanding stock of MHL for a purchase price of $1,130. The purchase price was funded by cash and a $462 note due March 1998.

  Milton Cater Limited

     MCL was formed in April 1996, and the Company acquired 51% of its equity in May 1996. The remaining 49% of MCL's equity is owned by a key employee and must be purchased by the Company on the earliest of May 23, 2001, the sale or disposal of MCL or the Company, or the Company being the subject of an initial public offering. The purchase price is set at 60% of defined average annual Gross Profits of MCL, as defined in the agreement, in excess of $588 for the three years prior to purchase, subject to a maximum purchase price of $504. At November 30, 1996 the purchase price would be immaterial.

  Milton Marketing Limited

     In April 1996, the Company acquired an additional 7.5% interest in MML for $234, which increased the Company's interest in MML to 92.5%.

  PDM Communications Limited

     In November 1996, the Company acquired a 75% interest in PDM for a cash purchase price of $32.

     The minority stockholder has a put option and the Company has a call option with respect to the remaining 25% of PDM shares not owned by the Company. The stockholder put option would require payment of 18.5% of Gross Income of PDM, as defined in the agreement, for the period from November 26, 1996 to date of exercise. The Company's call option would require payment on 25% of Gross Income to date of exercise. The stockholder put option is exercisable at any time up to November 30, 1998, provided that PDM has generated positive Gross Income, after personnel costs during the period. The Company's call option is exercisable if a certain key employee leaves PDM, or if PDM or the Company is sold or the subject of an initial public offering.


     The three acquisitions discussed above were all accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair

                         MILTON MARKETING GROUP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3. ACQUISITIONS OF BUSINESSES--(CONTINUED)

values. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill. Goodwill was recorded as follows:

                                                                                ESP      MML       PDM
                                                                               ------    ----    -------
Assets......................................................................   $  346    $--     $   717
Minority share of net assets acquired.......................................       --     46          --
Goodwill....................................................................    1,027    188         523
Liabilities.................................................................     (243)    --      (1,208)
                                                                               ------    ----    -------
  Total purchase price......................................................   $1,130    $234    $    32
                                                                               ------    ----    -------
                                                                               ------    ----    -------

  Pro Forma Results of Operations

     Summarized below are the unaudited pro forma results of operations of the Company as though the ESP acquisition had occurred at the beginning of 1994 and the MML and PDM acquisitions had occurred at the beginning of 1995. Adjustments have been made for pro forma income taxes and amortization of goodwill related to these transactions.

                                                                               YEAR ENDED NOVEMBER 30,
                                                                             ---------------------------
Pro Forma:                                                                    1994      1995      1996
                                                                             ------    ------    -------
  Revenues................................................................   $5,609    $6,634    $10,282
  Net income..............................................................      357       392        135

     These pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions been made at the beginning of 1994 or 1995 or of results which may occur in the future.


4. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Motor vehicles, furniture, equipment and leasehold improvements consist of the following:

                                                              NOVEMBER 30,    NOVEMBER 30,    AUGUST 31,
                                                                  1995            1996           1997
                                                              ------------    ------------    -----------
                                                                                              (UNAUDITED)
Motor vehicles.............................................      $  204          $  265       $       229
Furniture and equipment....................................         670             996             1,052
  Leasehold improvements...................................         126             163               202
Equipment held under capital leases........................         284             395               429
                                                              ------------    ------------    -----------
                                                                  1,284           1,819             1,912
Less: Accumulated depreciation and amortization............         650             949               986
                                                              ------------    ------------    -----------
                                                                 $  634          $  870       $       926
                                                              ------------    ------------    -----------
                                                              ------------    ------------    -----------

     Depreciation and amortization expense of furniture, equipment and leasehold improvements for the years ended November 30, 1994, 1995 and 1996 amounted to approximately $114, $134 and $183, respectively, and for the nine months ended August 31, 1996 and 1997 amounted to $111 and $158, respectively (unaudited).

                         MILTON MARKETING GROUP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. ACCRUED EXPENSES

     Major components of accrued expenses included:

                                                                NOVEMBER 30,    NOVEMBER 30,    AUGUST 31,
                                                                    1995            1996           1997
                                                                ------------    ------------    -----------
                                                                                                (UNAUDITED)
Value added and payroll taxes................................      $  445          $1,155         $   898
Payroll......................................................          --             356             369
Directors fees...............................................         130              --              --
Other........................................................         361             466             859
                                                                ------------    ------------    -----------
                                                                   $  936          $1,977         $ 2,126
                                                                ------------    ------------    -----------
                                                                ------------    ------------    -----------

6. BANK LOANS AND OVERDRAFT

     The Company has the following loans outstanding:

                                                                NOVEMBER 30,    NOVEMBER 30,    AUGUST 31,
                                                                    1995            1996           1997
                                                                ------------    ------------    -----------
                                                                                                (UNAUDITED)
Term loan(a).................................................      $  535          $  470         $   400
Business development loan(b).................................          57              38              10
Overdraft facility(c)........................................          --             379           1,154
4% loan notes(d).............................................         421             462             456
                                                                ------------    ------------    -----------
                                                                    1,013           1,349           2,020
Less: Current portion........................................         131             524           1,735
                                                                ------------    ------------    -----------
                                                                   $  882          $  825         $   285
                                                                ------------    ------------    -----------
                                                                ------------    ------------    -----------

------------------
a) During November 1995, a bank provided a term loan of $588 to the Company which bears interest at the UK base rate (6% as of November 30, 1996) plus 2% per annum and is payable in installments of $58 every May and November with the final installment due in November 2000. The term loan requires the

   Company to maintain certain financial covenants. As of November 30, 1996, the Company was in compliance with all of the provisions of the term loan.

b) This loan bears interest at 10.5% per annum and matures in April 1998.

c) The Company has in place a $672 overdraft facility with a bank which bears interest at the UK base rate plus 2% per annum. As of November 30, 1996, the outstanding balance was approximately $379. At June 30, 1997, the bank has allowed the Company to exceed the overdraft facility limit. The Company renegotiated the overdraft facility and increased the borrowing limit to $1,223 until October 31, 1997, after which it reduces to $815. The facility is due to be renewed on November 30, 1997 (unaudited).

d) In connection with the MHL acquisition the Company has issued a $462, 4% unsecured note, which is payable in March 1998.

     At November 30, 1996, maturities of debt are as follows:

1997........................................................................   $524
1998........................................................................    593
1999........................................................................    116
2000........................................................................    116

                         MILTON MARKETING GROUP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

7. CAPITALIZED LEASE OBLIGATION

     The Company enters into leases for computer equipment and motor vehicles. The lease payments are payable monthly on a straight-line basis. The assets relating to the leases are capitalized and amortized over a period approximating the lease period.

     Minimum future lease payments under capital leases as of November 30 are as follows:

1997..................................................................................   $141
1998..................................................................................    101
1999..................................................................................     44
                                                                                         ----
Total minimum lease payments..........................................................    286
Less: Amount representing interest....................................................     33
                                                                                         ----
Present value of minimum lease payments...............................................   $253
                                                                                         ----
                                                                                         ----


     Interest rates on capitalized leases vary from 11% to 15% and are imputed based on the lessor's implicit rate of return.

8. INCOME TAXES

     The following table reconciles the U.K. Federal statutory rate to the Company's effective income tax rate for the years ended November 30, 1994, 1995 and 1996:

                                                                                          NOVEMBER 30,
                                                                                      --------------------
                                                                                      1994    1995    1996
                                                                                      ----    ----    ----
Statutory rate.....................................................................    33%     33%     33%
Nondeductible goodwill.............................................................    --      --       4%
Small and marginal company rate relief.............................................    (2%)    (4%)    --
                                                                                      ----    ----    ----
Effective rate.....................................................................    31%     29%     37%
                                                                                      ----    ----    ----
                                                                                      ----    ----    ----

     The Company has not recorded any deferred tax assets or liabilities as any differences between book and income tax recognition are immaterial.

9. COMMITMENTS

     The Company has entered into various leases for property. All leases are payable in quarterly installments, and are accounted for on a straight line basis over the term of the lease.

     The following is a schedule of the minimum annual lease payments due:

1997.......................................................................   $  393
1998.......................................................................      393
1999.......................................................................      393
2000.......................................................................      393
2001.......................................................................      393
Thereafter.................................................................    2,048

     Total rent expense incurred for the years ended November 30, 1994, 1995 and 1996 was approximately $116, $107 and $229, respectively, and for the nine months ended August 31, 1996 and 1997 was approximately $156 and $283, respectively (unaudited).

  Employment Agreements


     The Company has entered into employment agreements (the 'Agreements') with certain key employees. The Agreements contain provisions for base salary and incentives based upon certain performance measures, and are subject to termination by either party. The aggregate annual minimum base compensation required by the Agreements is approximately $312.

                         MILTON MARKETING GROUP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9. COMMITMENTS--(CONTINUED)

  Employee Benefits

     The Company makes non-contractual payments into the personal pension plans of various directors and senior management. For the years ended November 30, 1994, 1995, and 1996, the Company has contributed $56, $74, and $41, respectively, and for the nine months ended August 31, 1996 and 1997, the Company has contributed $43 and $49, respectively (unaudited).

10. INTERIM FINANCIAL STATEMENTS

     The consolidated financial statements of Milton Marketing Group Limited as of and for the seven months ended August 31, 1996 and 1997, presented herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the combined financial position, results of operations and cash flows of the Company as of August 31, 1996 and 1997, and for the periods then ended. The Company's interim results may fluctuate as a result of a number of factors and are not necessarily indicative of the results to be obtained for the full year.

11. SUBSEQUENT EVENTS

     Pursuant to the Agreements and Plans of Organization (the 'Consolidation Agreements'), dated as of October 23, 1997, the stockholders of the Company and Girgenti, Hughes, Butler & McDowell, Inc. and its affiliated entities ('GHB&M') exchanged all of the outstanding shares of common stock of each of the companies comprising the Company and GHB&M for shares of common stock of Healthworld Corporation ('Healthworld') on November 12, 1997 (the 'Consolidation'). Concurrent with the Consolidation, three of the stockholders holding minority interests in certain of the Company's subsidiaries contributed their interests in such respective companies to Healthworld in exchange for shares of common stock of Healthworld, and the remaining shares of common stock in one of the Company's subsidiaries held by a fourth stockholder were redeemed by the Company for no consideration pursuant to a prior agreement between the Company and such stockholder. These acquisitions have been accounted for using the purchase method of accounting. The excess purchase price over the underlying equity of the minority interests has been recorded as goodwill.


     Healthworld is pursuing an initial public offering of its securities (the 'Offering'). The Offering contemplates the sale of 2,100 shares of Healthworld's common stock at an offering price between $8.00 and $9.50 per share before underwriting commissions and Offering expenses.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     7
The Consolidation..............................    12
Use of Proceeds................................    13
Dividend Policy................................    13
Dilution.......................................    14
Capitalization.................................    15
Selected Pro Forma Combined Financial
  Information..................................    16
Selected Financial Information of GHB&M
  and Milton...................................    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    18
Business.......................................    28
Management.....................................    38
Certain Relationships and Related
  Transactions.................................    43
Principal Stockholders.........................    44
Description of Capital Stock...................    45
Shares Eligible for Future Sale................    47
Underwriting...................................    48
Legal Matters..................................    49
Experts........................................    49
Forward Looking Statements.....................    49
Additional Information.........................    50
Index to Financial Statements..................   F-1


                            ------------------------

     UNTIL DECEMBER 16, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,100,000 SHARES

                        [HEALTHWORLD CORPORATION LOGO]

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                            C. E. UNTERBERG, TOWBIN

                             PENNSYLVANIA MERCHANT
                                   GROUP LTD

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------